Exhibit 10.65

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

WWP HOLDINGS, LLC

A Delaware Limited Liability Company

Dated as of October 18, 2017

THE LIMITED LIABILITY COMPANY INTERESTS CREATED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS, AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE SECURITIES LAWS PURSUANT TO EFFECTIVE REGISTRATION OR AN EXEMPTION THEREFROM. IN ADDITION, SUCH INTERESTS MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED, IN WHOLE OR IN PART, EXCEPT AS PROVIDED IN ARTICLE 11 OF THIS AGREEMENT. ACCORDINGLY, THE HOLDERS OF SUCH INTERESTS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE RISKS OF THEIR RESPECTIVE INVESTMENTS IN SUCH INTERESTS FOR AN INDEFINITE PERIOD OF TIME.

i

6.4	Expenses	40

6.5	Availability of Books of Account	40

6.6	Tax Returns and Tax Elections	40

6.7	Tax Matters Representative	41

ARTICLE 7 CAPITAL CONTRIBUTIONS		43

7.1	Capital Accounts of the Members; Capital Contributions	43

7.2	No Obligation	43

7.3	Additional Capital Contributions	43

7.4	Capital of the Company	49

ARTICLE 8 CAPITAL ACCOUNTS		50

8.1	Establishment and Determination of Capital Accounts	50

8.2	Negative Capital Accounts	50

ARTICLE 9 DISTRIBUTIONS		50

9.1	Distribution Generally	50

9.2	Quarterly Distribution	51

9.3	Capital Proceeds Distributions	52

9.4	Amounts and Priority of Distributions	53

9.5	Limitation Upon Distributions	53

9.6	Withholding	53

9.7	Accounting Principles	53

ARTICLE 10 ALLOCATIONS		54

10.1	Allocations of Net Income and Net Loss Generally	54

10.2	Regulatory Allocations	54

10.3	Tax Allocations; Code Section 704(c)	55

ARTICLE 11 TRANSFER OF MEMBERSHIP INTERESTS		56

11.1	Transfers of a Member’s Membership Interest	56

11.2	Right of First Offer	59

11.3	Tag Along Rights	62

11.4	Forced Sale	63

11.5	Consummation of Transactions	67

11.6	Comfort Member Put Option	75

11.7	Assignment Binding on Company	78

11.8	Substituted Members	78

11.9	Conditions Applicable to All Transfers	79

11.10	Transfer Taxes	80

11.11	Representations and Warranties	81

11.12	Acceptance of Prior Acts	81

ARTICLE 12 DISSOLUTION OF THE COMPANY AND WINDING UP		82

12.1	Dissolution	82

12.2	Winding Up	82

12.3	Distributions	83

ARTICLE 13 REPRESENTATIONS AND WARRANTIES		83

13.1	Representations and Warranties	83

ARTICLE 14 AMENDMENTS		85

14.1	Amendments	85

14.2	Execution by Substituted Members	86

ARTICLE 15 MISCELLANEOUS		86

15.1	REIT Compliance	86

15.2	Further Assurances	87

15.3	Notices	87

15.4	Conflicts of Interest; Transactions with Affiliates	89

15.5	[Intentionally Omitted]	90

15.6	Headings and Captions	90

15.7	Counterparts	90

15.8	Governing Law	90

15.9	Consent to Jurisdiction	90

15.10	Partition	90

15.11	Validity	90

15.12	Successors and Assigns	91

15.13	Entire Agreement	91

15.14	Waivers	91

15.15	No Third-Party Beneficiaries	91

15.16	Remedies Not Exclusive	91

15.17	Arbitration	91

15.18	Survival	92

15.19	Waiver of Jury Trial	92

15.20	Recovery of Certain Fees	92

15.21	Action by Investor Member	92

15.22	Existing LLC Agreement	93

THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of WWP HOLDINGS, LLC, a Delaware limited liability company (the “Company”), dated as of October 18, 2017 (the “Effective Date”), by and between ARC NYWWPJV001, LLC, a Delaware limited liability company (the “Owner Member”), having an office at 7 Bulfinch Place, Suite 500, Boston, Massachusetts 02114, as member, WWP JV LLC, a Delaware limited liability company (the “Investor Member”), having an office at c/o RXR Realty LLC, 625 RXR Plaza, Uniondale, New York 11556, as member, and WWP Sponsor, LLC, a Delaware limited liability company (the “Comfort Member”), having an office at c/o George Comfort & Sons, Inc., 200 Madison Avenue, New York, New York 10016, as member. The Owner Member, the Comfort Member, and the Investor Member are herein collectively referred to as the “Members.” The Owner Member and the Investor Member are herein collectively referred to as the “Participating Members.” Any reference in this Agreement to a Member shall include such Member’s successors and assigns to the extent such successors and assigns have become Substituted Members (as defined in Article 1) in accordance with the provisions of this Agreement. Any reference in this Agreement to the Administrative Member (as defined in Article 1) shall include such Administrative Member’s successors and assigns to the extent such successors and assigns have become an Administrative Member in accordance with the provisions of this Agreement.

W I T N E S S E T H:

WHEREAS, the Company was formed on June 1, 2009 upon the filing of a Certificate of Formation pursuant to the Act;

WHEREAS, the Owner Member and Comfort Member entered into that certain Second Amended and Restated Limited Liability Company Agreement, dated as of October 31, 2013 (the “Existing LLC Agreement”);

WHEREAS, pursuant to the terms of that certain Membership Interest Purchase Agreement, dated as of September 14, 2017 (the “Membership Interest Purchase Agreement”), by and between the Owner Member and the Investor Member, pursuant to which the Investor Member will acquire a 48.7 % Membership Interest in the Company, the Owner Member desires to admit the Investor Member into the Company and the Members desire to amend and restate the Existing LLC Agreement in its entirety as set forth herein;

WHEREAS, the parties desire to enter into this Agreement to set forth the terms and provisions governing the ownership and operation of the Company and the respective rights and obligations of the Members with respect thereto; and

NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree to amend and restate the Existing LLC Agreement as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below, which meanings shall be applicable equally to the singular and plural of the terms defined:

“2018 Budget Year” means the Budget Year ending on December 31, 2018.

“48.7% Acquisition” means the acquisition of the Membership Interests by Investor Member pursuant to the Membership Interest Purchase Agreement.

“Acceptance Notice” means the ROFO Acceptance Notice or the Forced Sale Acceptance Notice, as applicable.

“Accountants” means the firm of independent certified public accountants selected from time to time by Board Approval to act as accountants for the Company; it being agreed that any so called “Big Four” accounting firm, Berdon LLP, Marcum LLP and Margolin, Winer & Evens LLP are each approved as an Accountant.

“Act” means the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.), or any successor statute thereto.

“Additional Capital” has the meaning set forth in Section 7.3(a)

“Additional Capital Contribution” means, with respect to any Member, a contribution or deemed contribution to the capital of the Company made by such Member after the Effective Date pursuant to Section 7.3 or otherwise.

“Adjusted Capital Account Deficit” means, with respect to any Member, the negative balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, determined after giving effect to the following adjustments: (a) credit to such Capital Account any portion of such negative balance which such Member (i) is treated as obligated to restore to the Company pursuant to the provisions of Section 1.704-1(b)(2)(ii)(c) of the Regulations, or (ii) is deemed to be obligated to restore to the Company pursuant to the penultimate sentence of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and (b) debit from such Capital Account the items described in Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

“Adjusted Forced Sale Price” means the amount that a seller of the Forced Sale Property would receive if the same were sold for cash for a purchase price equal to the Gross Forced Sale Price, all Company Loans secured by the Forced Sale Property and any direct or indirect interest therein owned directly or indirectly by the Company were discharged, assuming that there are no assumption fees, prepayment premiums, defeasance costs and charges or similar costs and fees, and Transfer Taxes (unless Transfer Taxes are payable by the transferor as a result of the consummation of the transaction giving rise to the payment of the Adjusted Forced Sale Price), customary broker fees and other customary costs of closing were paid by the party customarily responsible for such costs.

“Administrative Member” means the Investor Member, until removed in accordance with Section 4.1(b), and thereafter any other Person admitted as the Administrative Member in accordance with Section 4.1(c), in such Person’s capacity as the Administrative Member of the Company.

“Affected Gain” has the meaning set forth in Section 10.3(c).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Persons. For purposes of this definition, the terms “controls,” “is controlled by,” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership or voting rights, by contract or otherwise.

“Affiliate Transaction” means any transaction between (i) any Member, Manager or any of their Affiliates, and/or any of their members, partners or officers, and (ii) the Company and/or its Subsidiaries.

“Agreement” means this Third Amended and Restated Liability Company Agreement of the Company, as it may hereafter be amended, supplemented or otherwise modified from time to time.

“ALR” has the meaning set forth in Section 11.5(b)(i)(B).

“Alternative Property” has the meaning set forth in Section 5.3(b).

“Amenities Holdings” means WWP Amenities Holdings, LLC, a Delaware limited liability company.

“Amenities Loan” means that certain Second Amended and Restated Loan Agreement, dated as of June 11, 1997, as amended by the Modification of Second Amended and Restated Loan Agreement dated as of December 31, 2000, among Amenities Owner, BRE/Worldwide L.L.C. (predecessor in interest to Amenities Lender), as agent and second mortgage lender, BRE/Worldwide II L.L.C. (predecessor in interest to Amenities Lender), as third mortgage lender, and The Youth Renewal Fund as the fourth and fifth mortgage lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time after the date hereof.

“Amenities Loan Documents” means the documents, agreements and instruments evidencing or securing the Amenities Loan.

“Amenities Owner” means New York Communications Center Associates, L.P., a Delaware limited partnership.

“Annual Budget” means the annual operating expense and capital budget for the Company and its Subsidiaries, which shall be a part of the Annual Business Plan; it being understood that the Amenities Owner shall have a separate Annual Budget from the Company and the remaining Subsidiaries.

“Annual Business Plan” means the Company and its Subsidiaries’ business plan for any Budget Year, which may consist of, and which in all events shall include, the Annual Budget for such Budget Year.

“Applicable Law” means all applicable provisions of (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Entity, (ii) any consents or approvals of any Governmental Authority and (iii) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of or agreements with any Governmental Authority.

“Applicable Party” has the meaning set forth in Section 5.3(b).

“Approved Annual Budget” means the Annual Budget in the form that has received Board Approval, whether included as part of an Approved Annual Business Plan or otherwise. The Initial Budget shall be deemed to constitute an Approved Annual Budget.

“Approved Annual Business Plan” means an Annual Business Plan that, in its entirety, has received Board Approval. An Approved Annual Budget shall be deemed to constitute an Approved Annual Business Plan with respect to the corresponding Budget Year unless a separate Annual Business Plan receives Board Approval.

“Assignee” means any Person to whom any Membership Interest in the Company has been transferred in a Transfer expressly permitted hereunder and who has not been admitted as a Substituted Member.

“Assignment and Assumption of Amenities Owner’s Equity Interests” has the meaning set forth in Section 10.5(b)(ii)(A).

“Assignment and Assumption of Contracts” has the meaning set forth in Section 10.5(b)(i)(E).

“Bankruptcy” means, with respect to the affected party, (i) the entry of an order for relief under the Bankruptcy Code, (ii) the admission by such party of its inability to pay its debts as they mature, (iii) the making by it of an assignment for the benefit of creditors, (iv) the filing by it of a petition in bankruptcy or a petition for relief under the Bankruptcy Code or any other applicable federal or state bankruptcy or insolvency statute or any similar law, (v) the application by such party for the appointment of a receiver for the assets of such party, (vi) the filing of an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts or any other similar relief under the Bankruptcy Code or any other federal or state insolvency law or (vii) the imposition of a judicial or statutory lien on all or a substantial part of its assets. With respect to a Member, the foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Bankruptcy Code” means Title 11 of the United States Code.

“Bid Interest Purchase Price” means the aggregate distributions that the Owner Member would be entitled to receive in accordance with the provisions of Article 12 under this Agreement if the Forced Sale Property was sold for cash for a purchase price equal to the Bid

Price, all Company Loans secured by the Forced Sale Property and any direct or indirect interest therein owned directly or indirectly by the Company were discharged, assuming that there are no assumption fees, prepayment premiums, defeasance costs and charges or similar costs and fees, all other liabilities secured by the Forced Sale Property and any direct or indirect interest therein and all liabilities of the Owner Member were discharged (including any Make-Up Loans), all Special Liabilities were discharged, and Transfer Taxes (unless Transfer Taxes are payable by the transferor as a result of the consummation of the transaction giving rise to the payment of the Bid Interest Purchase Price), customary broker fees and other customary costs of closing were paid by the party customarily responsible for such costs, and the Company was liquidated and all assets of the Company were distributed in accordance with the provisions of Article 12.

“Bid Price” has the meaning set forth in Section 11.4(d).

“Bid Purchase Price” means the amount that a seller of the Forced Sale Property would receive if the same were sold for cash for a purchase price equal to the Bid Price, all Company Loans secured by the Forced Sale Property and any direct or indirect interest therein owned directly or indirectly by the Company were discharged, assuming that there are no assumption fees, prepayment premiums, defeasance costs charges or similar costs and fees, and Transfer Taxes (unless Transfer Taxes are payable by the transferor as a result of the consummation of the transaction giving rise to the payment of the Bid Purchase Price), customary broker fees and other customary costs of closing were paid by the party customarily responsible for such costs.

“Bipartisan Budget Act” means the amendments to Subchapter C of Chapter 63 of the Code made by the Bipartisan Budget Act of 2015.

“Board” has the meaning set forth in Section 4.2(a).

“Board Approval” means, subject to Section 4.2(a)(iv), the approval of a majority of the Board, whether at a Board meeting in accordance with Section 4.2(a) or by written approval, which, with respect to any Manager’s approval may be given by email from such Manager; provided that, subject to Section 4.2(a)(iv), “Board Approval” shall require the approval of at least one Manager designated by the Owner Member.

“Budget Year” means, with respect to Fiscal Year 2017, the period beginning on the Effective Date and ending on December 31, 2017; and, with respect to each Fiscal Year thereafter, “Budget Year” means the period beginning on January 1 and ending on December 31 of such year.

“Business Day” means any day other than a Saturday, Sunday or a day on which national banking associations are authorized or required to close in New York, New York.

“Call Notice” has the meaning set forth in Section 7.3(a).

“Capital Account” when used in respect of any Member means the capital account maintained for such Member in accordance with Section 8.1, as said Capital Account may be increased or decreased from time to time pursuant to the terms of this Agreement.

“Capital Call Amount” has the meaning set forth in Section 7.3(a).

“Capital Contribution” means, with respect to any Member, any cash, cash equivalents or the Gross Asset Value of property contributed or deemed contributed to the Company by such Member in accordance with Article 7 or as otherwise expressly provided herein.

“Capital Proceeds” means the cash received by the Company or any of its Subsidiaries (without duplication) from a Capital Transaction and any reduction in reserves previously established from a Capital Transaction (other than for payment of the items for which the applicable reserve was established), in each case in excess of the sum of (i) the amount actually used to repay indebtedness (principal and interest) secured by any direct or indirect interest in the Property or any other asset directly or indirectly owned by the Company, (ii) the actual out-of-pocket costs, charges and expenses incurred in connection with such Capital Transaction and (iii) any reserves established with Board Approval (including in an Approved Annual Budget) and funded from the proceeds of such Capital Transaction.

“Capital Transaction” means any of the following: (i) any sale (including pursuant to Section 11.5(b) or (c)), exchange, insurance award in respect of a casualty (other than business interruption insurance or rental loss insurance), condemnation or other disposition of the Property or other assets (or any Subsidiary of the Company) in whole or in part, or (ii) any financing or refinancing of any Property (or any Subsidiary of the Company) in whole or in part.

“Cause Event” means (i) with respect to the Administrative Member, its designee as a Manager, and if the Investor Member is the Administrative Member, SLG, SLG OP or RXR Realty (provided that if a “Cause Event” results from an event with respect to SLG or SLG OP, on the one hand, or RXR Realty on the other hand, it shall not constitute a Cause Event if, within 30 days after the Cause Event (I) the designee as a Manager of SLG or SLG OP, on the one hand, or RXR Realty on the other hand, as applicable, resigns as Manager and the other of SLG or RXR Realty appoints a replacement Manager and (II) any Affiliate of SLG or SLG OP, on the one hand, or RXR Realty on the other hand, as applicable, ceases to provide services under the Property Management and Leasing Agreement and an Affiliate of the other of SLG or SLG OP, on the one hand, or RXR Realty on the other hand provides such services) (a) fraud, criminal conduct or willful misconduct by such Person related to or in connection with this Agreement, the other Transaction Documents, the Loan Documents, the transactions contemplated hereby or thereby, the Company, any Subsidiary thereof or the Property, which, in each case (y) is not disputed in writing within 15 Business Days of receipt of written notice thereof by Investor Member (which notice shall indicate in bold print in a font not less than 32 point font that failure to respond within 15 Business Days will constitute an admission of a Cause Event) or (z) if disputed, is determined by a final, non-appealable determination in a court of competent jurisdiction or (b) such Person enters a plea of no contest or is convicted of any felony involving moral turpitude; provided, in each case, if, within 30 days of Administrative Member obtaining knowledge of such event, Administrative Member removes such Person as a Manager, officer, member or partner, as applicable, and reimburses the Companies for all losses actually suffered as a result of the occurrence of any of the foregoing events, then the same shall not result in a Cause Event, (ii) with respect to the Owner Member, a Key Person Event, and (iii) the occurrence of any of the following events: (A) Administrative Member or a Manager designated by the Administrative Member has breached this Agreement, the other Transaction Documents or the Loan Documents, which breach was not cured within 30 days after written notice thereof from the Participating Member that is not the Administrative Member (or, if such breach was susceptible to be cured, and the Administrative Member began action within 30 days to cure the breach, Administrative Member such cure was completed within an additional 90 days), which, in each case, (i) is not disputed in writing within 15 Business Days of receipt of written notice thereof by Investor Member (which notice shall indicate in bold print in a font not less than 32 point font that failure to respond within 15 Business Days will constitute an admission of a Cause Event) or (ii) if disputed, is determined by a final, non-appealable determination in a court of competent jurisdiction; (B) Administrative Member shall be adjudged bankrupt or insolvent by a court of competent jurisdiction, or an order shall be made by a court of competent jurisdiction for the appointment of a receiver, liquidator, or trustee of such Administrative Member for all or substantially all its property by reason of the foregoing, or if a court of competent jurisdiction approves any petition filed against such Administrative Member for reorganization, and, in each case, such adjudication or order shall remain in force or unstayed for a period of 90 days; or (C) Administrative Member shall institute proceedings for voluntary bankruptcy or shall file a petition seeking reorganization under the federal bankruptcy laws, or for relief under any law for relief of debtors, or shall consent to the appointment of a receiver for itself or for all or substantially all its property, or shall make a general assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts, generally, as they become due, other than in a writing to one or more lenders under the Loan Documents.

“Certificate of Formation” has the meaning set forth in Section 2.1.

“Closing” has the meaning ascribed thereto in the Membership Interest Purchase Agreement.

“Closing Date” has the meaning ascribed thereto in the Membership Interest Purchase Agreement.

“Code” means the Internal Revenue Code of 1986. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Comfort Member” has the meaning set forth in the introductory paragraph.

“Comfort Member Put Notice” has the meaning set forth in Section 11.6(b).

“Comfort Member Put Option” has the meaning set forth in Section 11.6(a).

“Comfort Member Put Period” has the meaning set forth in Section 11.6(a).

“Comfort Member Put Price” has the meaning set forth in Section 11.6(c).

“Comfort Member Put Price Proposal” has the meaning set forth in Section 11.6(d).

“Comfort Member Special Failed Contribution” has the meaning set forth in Section 7.3(c).

“Companies” means, collectively, the Company and its Subsidiaries.

“Company” has the meaning set forth in the introductory paragraph.

“Company Assets” means all right, title and interest of the Company, directly or indirectly, in and to all or any portion of the assets of the Company and any property (real, personal, tangible or intangible) or estate acquired in exchange therefor or in connection therewith, including as the context may require the Subsidiaries of the Company and indirectly the Property.

“Company Loan” means any Indebtedness of the Company or a Subsidiary thereof, including, without limitation, any Mortgage Indebtedness and/or Mezzanine Indebtedness.

“Company Minimum Gain” has the same meaning as “partnership minimum gain” set forth in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

“Contributing Member” has the meaning set forth in Section 7.3(d).

“Contributing Member LLC Loan” has the meaning set forth in Section 7.3(g)(ii).

“Contribution, Reimbursement and Indemnity Agreement” means a contribution, reimbursement and indemnity agreement among Creditworthy Affiliates of Investor Member, a creditworthy Affiliate of Owner Member, and agreed to and acknowledged by the Members, substantially in the form attached hereto as Exhibit E.

“Control” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the day-to-day management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. A Person shall be deemed to “Control” another notwithstanding that a third party may have the right to participate in “major decisions” customary in institutional joint venture agreements.

“Conversion” means each of an LLC Loan Conversion and a Member Loan Conversion.

“Converted Comfort Member Special Failed Contribution” has the meaning set forth in Section 7.3(p).

“CPI” means the Consumer Price Index for all Urban Consumers, New York-Northern New Jersey-Long Island, published by the United States Bureau of Labor Statistics or if such index is no longer published, such other index as is published in substitution therefor.

“Cram-Down Contribution” means (i) any Non-Lending Member Default Capital Contribution and (ii) any Member Loan Default Capital Contribution.

“Cram-Down Excess Amount” has the meaning set forth in Section 7.3(p).

“Creditworthy Affiliates” means one or more Affiliates of Investor Member that has entered into one or more guaranties with respect to any Company Loan.

“Current Budget Year” means the Budget Year ending on December 31, 2017.

“CWWP” means CWWP Partners LLC, a Delaware limited liability company.

“Deposit” means the ROFO Deposit or the Forced Sale Deposit, as applicable.

“Depreciation” means, with respect to any Company Asset for any Fiscal Year or other applicable period, the depreciation, depletion, amortization or other cost recovery deduction, as the case may be, allowed or allowable for U.S. federal income tax purposes in respect of such asset for such Fiscal Year or other applicable period; provided, however, that except as otherwise provided in Section 1.704-2 of the Regulations, if there is a difference between the Gross Asset Value (including the Gross Asset Value, as increased pursuant to paragraph (d) of the definition of Gross Asset Value) and the adjusted tax basis of such asset at the beginning of such Fiscal Year or other applicable period, Depreciation for such asset shall be an amount that bears the same ratio to the beginning Gross Asset Value of such asset as the federal income tax depreciation, depletion, amortization or other cost recovery deduction for such Fiscal Year or other applicable period bears to the beginning adjusted tax basis of such asset; provided, however, that if the federal income tax depreciation, depletion, amortization or other cost recovery deduction for such asset for such Fiscal Year or other applicable period is zero, Depreciation of such asset shall be determined with reference to the beginning Gross Asset Value of such asset using any reasonable method selected by Board Approval.

“Designated Courts” has the meaning set forth in Section 15.9.

“Disclosure Letter” means the disclosure letter delivered by Owner Member to Investor Member in connection with the execution of the Membership Interest Purchase Agreement.

“DRA” means the DRA Fund or any other investment fund in which DRA Advisors LLC, or its successors or assigns by merger or otherwise, or any of its principals, directly or indirectly, continues to have Control.

“DRA Fund” means DRA G&I Fund VI Real Estate Investment Trust, a Maryland real estate investment trust.

“Effective Date” has the meaning set forth in the Preamble.

“Eligibility Requirements” shall mean, with respect to any Person, that such Person immediately prior to the Transfer has total assets (in name or under management) in excess of $1,000,000,000 and capital/statutory surplus or shareholder’s equity of not less than $500,000,000 and either (i) owns real estate assets having a fair market value in excess of $2,500,000,000 or (ii) is managed by or has as its general partner, managing member or fund manager, a Person (or a Person that is directly or indirectly controlled by such a Person) that controls (by ownership or management) real estate assets having a fair market value of in excess of $2,500,000,000.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Equity Interests” means, with respect to any Person, any and all shares, interests, participations, rights to purchase, warrants, options, or other equivalents (however designated) of capital stock of a corporation, and any and all equivalent ownership interests in a Person other than a corporation, in each case whether now outstanding or hereafter issued; provided that, with respect to Amenities Owner, “Equity Interests” shall refer only to such shares, interest, participations, rights to purchase, warrants, options or other equivalents (however designated) of capital stock and any and all equivalent ownership interests to the extent owned, directly or indirectly, by the Company, whether now outstanding or hereafter issued.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing LLC Agreement” has the meaning set forth in the Recitals hereof.

“Expenses” means, for a given period of time, a sum equal to the aggregate of the expenditures, charges and costs of the Company and its Subsidiaries (to the extent of the Company’s allocated share thereof (provided that with respect to the Amenities Owner, the Company’s allocated share shall be based on its then current interest in distributions)) (but without duplication) for such period of time in accordance with the terms of this Agreement, determined on a cash basis of accounting, including all amounts added to the Company’s reserves in accordance with the terms of this Agreement, pursuant to the loan documents evidencing any Company Loan or the Amenities Loan Documents or to provide for expenditures, charges and costs permitted to be incurred for that period or prior periods that have not yet been incurred. Notwithstanding the foregoing, there shall be excluded from Expenses: (a) all non-cash items such as depreciation; (b) amounts distributed to the Members pursuant to this Agreement; (c) all costs, charges and expenses deducted from the proceeds of a Capital Transaction to determine the Capital Proceeds; and (d) any expense, cost or charge to the extent such expense, cost or charge was paid from reserves.

“Failed Contribution” has the meaning set forth in Section 7.3(d).

“Failure Notice” has the meaning set forth in Section 7.3(d).

“Fiscal Quarter” means, in any Fiscal Year, each of the three-month periods ending March 31, June 30, September 30 and December 31.

“Fiscal Year” means the fiscal year of the Company, which shall be a calendar year (other than with respect to 2017 for which it shall mean the period of time commencing on the Effective Date and ending on December 31, 2017); provided that, for U.S. federal income tax purposes, upon a termination of the Company under Section 708(b) of the Code, “Fiscal Year” shall mean the period starting on the day following the end of the last preceding Fiscal Year to the date of such termination.

“Forced Sale” has the meaning set forth in Section 11.4(a).

“Forced Sale Acceptance Notice” has the meaning set forth in Section 11.4(b).

“Forced Sale Acceptance Period” has the meaning set forth in Section 11.4(a).

“Forced Sale Date” means January 18, 2022, provided that the Forced Sale Date may be extended to October 18, 2022 at the election of the Owner Member by written notice to the Investor Member delivered prior to the date which is 48 months after the Effective Date.

“Forced Sale Deposit” means a deposit in an amount equal to 10% of the Investor Member’s Percentage Interest of the Adjusted Forced Sale Price, as determined by the Forced Sale Non-Initiating Member in good faith, as the same may be increased in connection with an extension of the Interest Closing Date.

“Forced Sale Equity Interests” has the meaning set forth in Section 11.4(a).

“Forced Sale Initiating Member” has the meaning set forth in Section 11.4(a).

“Forced Sale Interest Purchase Price” means the aggregate distributions that the Owner Member would be entitled to receive in accordance with the provisions of Article 12 under this Agreement if the Forced Sale Property was sold for cash for a purchase price equal to the Gross Forced Sale Price, all Company Loans secured by the Forced Sale Property and any direct or indirect interest therein owned directly or indirectly by the Company were discharged, assuming that there are no assumption fees, prepayment premiums, defeasance costs and charges or similar costs and fees, all other liabilities secured by the Forced Sale Property and any direct or indirect interest therein and all liabilities of the Owner Member were discharged (including Make-Up Loans), all Special Liabilities were discharged, and Transfer Taxes (unless Transfer Taxes are payable by the transferor as a result of the consummation of the transaction giving rise to the payment of the Forced Sale Interest Purchase Price), customary broker fees and other customary costs of closing were paid by the party customarily responsible for such costs, and the Company was liquidated and all assets of the Company were distributed in accordance with the provisions of Article 12.

“Forced Sale Non-Initiating Member” has the meaning set forth in Section 11.4(a).

“Forced Sale Notice” has the meaning set forth in Section 11.4(a).

“Forced Sale Offer” has the meaning set forth in Section 11.4(a).

“Forced Sale Property” has the meaning set forth in Section 11.4(a).

“Forced Sale Transfer” has the meaning set forth in Section 11.10(a).

“Funded Contribution” has the meaning set forth in Section 7.3(d).

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied, as of the date of the applicable financial report.

“GC&S” means GCS RCG LV WWP, LLC, a Delaware limited liability company.

“General Assignment” has the meaning set forth in Section 10.5(b)(i)(G).

“Governmental Authority” means any court, board, agency, commission, office or authority of any nature whatsoever of or for any governmental unit (federal, state, county, district, municipal, city or otherwise), whether now or hereafter in existence.

“Gross Asset Value” means, with respect to any Company Asset, such asset’s adjusted basis for U.S. federal income tax purposes, except as follows: (a) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be an amount equal to the agreed gross fair market value of such asset, without reduction for liabilities, as determined by the contributing Member and agreed to by Board Approval on the date of contribution thereof; (b) if the Managers determine by Board Approval that an adjustment is necessary or appropriate to reflect the relative economic interests of the Members, the Gross Asset Values of all Company Assets shall be adjusted in accordance with Sections 1.704-1(b)(2)(iv)(f) and (g) of the Regulations to equal their respective gross fair market values, without reduction for liabilities, as reasonably determined by Board Approval, as of the following times: (i) a Capital Contribution (other than a de minimis Capital Contribution) to the Company by a new or existing Member as consideration for a Membership Interest; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company Assets as consideration for the repurchase or redemption of a Membership Interest; (iii) the liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations; and (iv) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a partner capacity, or by a new Member acting in a partner capacity or in anticipation of becoming a Member; (c) the Gross Asset Values of Company Assets distributed to any Member shall be the gross fair market values of such assets (taking Section 7701(g) of the Code into account) without reduction for liabilities, as determined by Board Approval as of the date of distribution; and (d) the Gross Asset Values of Company Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations (as set forth in Section 8.1); provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause (d) to the extent that the Managers determine by Board Approval that an adjustment pursuant to clause (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d). At all times, Gross Asset Values shall be adjusted by any Depreciation taken into account with respect to the Company Assets for purposes of computing Net Income and Net Loss.

“Gross Forced Sale Price” has the meaning set forth in Section 11.4(a).

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all reimbursement, payment or similar obligations of such Person under acceptance, letter of credit or similar facilities, (f) all completion guaranties or similar obligations of such Person to the extent that such obligation is required, in accordance with GAAP, to be reflected as a liability on such Person’s balance sheet, (g) all Indebtedness referred to in clauses (a) through (f) above guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Indebtedness, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss in respect of such Indebtedness, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss in respect of such Indebtedness, in each case under this clause (g), to the extent such obligation is required, in accordance with GAAP, to be reflected as a liability on such Person’s balance sheet, and (h) all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indemnitee” has the meaning set forth in Section 5.1(b).

“Initial Budget” means the initial budget for the Company and its Subsidiaries from and after the date hereof, in the form attached as Schedule B to the Disclosure Letter.

“Initiating Member” means the ROFO Initiating Member or the Forced Sale Initiating Member, as applicable.

“Interest Closing Date” means the 60th day following delivery of the Acceptance Notice; provided that the Interest Closing Date may be extended for an additional 30 days by written notice given by the Non-Initiating Member to the Initiating Member no later than 2 Business Days prior to such 60th day, together with an additional deposit to the applicable escrow agent (which, as and when made, shall be added to and constitute a part of the Deposit) equal to (a) in the case of the ROFO Deposit, 5% of the ROFO Interest Purchase Price and (b) in the case of the Forced Sale Deposit, 5% of the Forced Sale Non-Initiating Member’s Percentage Interest of the Adjusted Forced Sale Price (as determined by the Forced Sale Non-Initiating Member, in good faith).

“Interest Purchase Price” means the ROFO Interest Purchase Price, the Forced Sale Interest Purchase Price, the Bid Interest Purchase Price or the Put Price, as applicable.

“Investor Member” means WWP JV LLC, or any transferee(s) of the Membership Interest held by the Investor Member on the Effective Date, pursuant to a Transfer effected in accordance with the terms of this Agreement.

“IPO” has the meaning set forth in Section 11.1(a)(vi).

“Joinder Agreement” means any agreement substantially in the form attached hereto as Exhibit B to be executed by any Person being admitted to the Company as a Member after the Effective Date, as described in Section 11.8.

“Joint Venture Partner” has the meaning set forth in Section 5.3(b).

“Key Person Event” means if the Manager (or, in the event of a four Manager Board, each Manager) appointed by the Owner Member or his or her (or their) replacement(s) is (are) not serving as Manager(s) or is (are) not actively involved in making decisions on behalf of the Owner Member.

“Key Person Event Cure” means, within 90 days of a Key Person Event, a replacement Manager that satisfies the Qualifications Standard has been appointed by the Owner Member.

“Key Tenant” means each of Cravath, Swaine & Moore LLP and Nomura Holding America Inc.

“Leases” means all existing and future leases, licenses or other occupancy agreements relating to the Property to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, and modifications or amendments thereof and supplements thereto.

“Lending Member” has the meaning set forth in Section 7.2(g)(ii).

“Lending Member Default Capital Contribution” has the meaning set forth in Section 7.3(n).

“Letters of Credit” has the meaning set forth in Section 11.5(b)(i)(D).

“Lien” means any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, assignment, preference, priority, security interest, or any other encumbrance or charge on or affecting the Property or any portion thereof, or any direct or indirect interest therein (including any conditional sale or other title retention agreement, any sale-leaseback, any financing lease having a similar economic effect to any of the foregoing, the filing of any financing statement or other similar instrument under the Uniform Commercial Code or any comparable law of any jurisdiction, domestic or foreign, and mechanics’, materialmen’s and other similar liens and encumbrances).

“Liquidity” means, immediately prior to the applicable Transfer, current assets minus current liabilities, determined in accordance with GAAP (including unfunded fund investor commitments that are unconditional and callable (provided that (x) such unfunded fund investor commitments (i) are then unconditionally available to be called and (ii) have not been pledged, hypothecated or otherwise encumbered as collateral for any loan, credit line or otherwise to secure any Indebtedness and (y) the applicable investors whose unfunded commitments are included are not (i) in breach of any such unfunded fund investor commitments to the applicable Person or (ii) the subject of any Bankruptcy proceeding), but excluding the value of any receivables from Affiliates), in each case, after all appropriate deductions have been made thereon in accordance with GAAP (including reserves for doubtful receivables).

“LLC Loan” has the meaning set forth in Section 7.3(g)(ii).

“LLC Loan Conversion” has the meaning set forth in Section 7.3(n).

“Loan Documents” means any loan agreement executed by the Company or any of its Subsidiaries on the Effective Date, together with all mortgages, security agreements, guarantees and other written instruments, agreements, documents and certificates evidencing or relating to such loan agreement, and all other loan agreements, mortgages, security agreements, guarantees and other written instruments, agreements, documents and certificates evidencing or relating to any Indebtedness of the Company or any of its Subsidiaries in effect as of, or executed after, the Effective Date.

“Losses” or “Loss” have the meaning set forth in Section 5.1(b).

“Major Decision” means each of the following with respect to the Companies, to the extent not provided for in an Approved Annual Budget or an Approved Business Plan or permitted pursuant to the terms of this Agreement:

(a) selling, conveying, exchanging, disposing, net leasing or otherwise transferring the Property or any portion thereof (other than entering into office space and retail leases unless otherwise prohibited by clause (q) below);

(b) merging, converting or consolidating the Company or any Subsidiary thereof or materially changing the ownership structure of the Company and its Subsidiaries;

(c) purchasing or acquiring any land or other real property, personal property or interest therein other than the Property;

(d) effectuating capital calls and capital expenditures not provided for in the Approved Annual Budget and Approved Annual Business Plan other than to implement another approved Major Decision or to pay Necessary Expenses;

(e) entering into any Affiliate Transactions (other than (i) entering into the Property Management and Leasing Agreement and (ii) causing the applicable Subsidiaries holding title to the Property to purchase insurance for the Property from Belmont Insurance Company, an Affiliate of SLG (provided the same is on arm’s length terms no less favorable to such Subsidiaries than those that would be obtained from an unrelated third party, with reasonable evidence of the same provided from time to time upon reasonable request by Investor Member to Owner Member)), including any amendment or modification to an agreement or other arrangements, or the granting of any material waiver under, or the assignment, extension, termination or cancellation of any agreement or other arrangements with an Affiliate;

(f) admitting new or substitute members in the Company or any Subsidiary thereof, except as expressly permitted in this Agreement;

(g) (i) making or refraining from making any material tax election (other than any tax election made in the ordinary course of business or as otherwise provided in Section 10.3) required or permitted to be made by the applicable entity, (ii) making any decision regarding the reporting of any material transaction on any tax return, (iii) settling any material tax audit, claim or controversy (other than any immaterial or routine tax audit, claim or controversy) of the Company or any Subsidiary thereof and (iv) determining the Gross Asset Value of any Company asset, provided that any dispute with respect to this clause (g) shall be resolved in accordance with Section 15.17;

(h) amending in any material respect, or taking any material action out of the ordinary course of business with respect to, any agreement relating to the Worldwide Plaza Amenities, including the condominium documents, the partnership agreement and the loan documents of the Amenities Owner;

(i) making or failing to make distributions, other than in accordance with Article 9 or Section 12.3;

(j) taking any action that is reasonably likely to adversely affect any Member’s (or any of its direct or indirect owners’) qualification as a REIT;

(k) (i) taking any action which, with notice or passage of time, or both, would constitute an “event of default” under the Loan Documents or (ii) modifying in writing any Loan Documents;

(l) any financing or any refinancing of any Company Loan, any decision to prepay any Company Loan or extending or renewing any Company Loan;

(m) the Company or any Subsidiary thereof extending credit, making a loan to any Person or becoming a surety, guarantor, endorser or accommodation endorser for any Person except in connection with negotiating checks or other instruments received by the Company or any Subsidiary thereof or to the extent required under a Lease;

(n) granting or permitting to exist (other than with respect to Encumbrances of record as of the date hereof) a material Encumbrance with respect to the Property or other Company Assets, the Company or any Subsidiary thereof; provided that entering into any utility company rights, easements and franchises relating to electricity, water, steam, gas, telephone, sewer or other service or the right to use and maintain pole lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon the Property shall not constitute a Major Decision;

(o) approving each subsequent Annual Budget since the approved initial Annual Budget and the Annual Business Plan;

(p) making or approving any change, amendment, waiver, modification or alteration to the Annual Budget, Annual Business Plan or the leasing guidelines set forth in an Annual Business Plan, in each case, in any material respect;

(q) (i) entering into any Major Lease having terms materially less favorable than those contained in the leasing guidelines set forth in the Annual Business Plan, (ii) terminating any Major Lease, (iii) modifying, renewing or extending any Major Lease in any material respect or (iv) entering into any Lease which includes any restriction on Transfer by a Member that is permitted under this Agreement or provides for a termination right that is keyed to a Transfer by a Member that is permitted under this Agreement; provided, however, the termination of any lease due to the material default of a tenant thereunder shall not constitute a Major Decision and the renewal, extension, expansion or other exercise of a right by a tenant pursuant to an existing Lease shall not constitute a Major Decision;

(r) making any material or fundamental change in the leasing plan or strategy in respect of the retail space of the Property from that which exists as of the Effective Date;

(s) other than a Necessary Expense, in any year, making or approving any expenditure or reimbursement that (i) exceeds 110% of the amount budgeted in the applicable line item in the applicable Annual Budget or (ii) causes the aggregate expenditures for all line items in the applicable Annual Budget to exceed 105% of all expenditure items in the applicable Annual Budget;

(t) unless a contract is previously approved by the Participating Members for an expense permitted to be made without their consent or set forth or approved in the Approved Annual Budget, entering into, materially modifying, renewing, extending or terminating (i) any contract pursuant to which the Company will incur an obligation in excess of $1,000,000 per year or (ii) any service agreements which are for a term of more than one year and are not cancelable on 30 days’ prior notice without cause and without payment of a fee or penalty or terminating any such contract or agreement;

(u) approving any material changes to the existing insurance program of the Company and its Subsidiaries; provided, however, that absent any agreement to the contrary, the insurance program shall comply with the requirements set forth in the Loan Documents;

(v) instituting, commencing or taking any legal action involving a claim in excess of $2,000,000 (other than actions to seek a reduction in real estate taxes), settling or disposing of any claim (unless covered by insurance) when the settlement amount exceeds $1,000,000 or confessing any judgment if the judgment amount exceeds $1,000,000 or involves injunctive relief, any agreement to take or restrict the Company from taking or refraining from taking any such action or an admission of wrongdoing or criminal liability in a legal proceeding;

(w) making or agreeing to make any changes to the zoning or similar legal entitlements of the Property;

(x) deciding not to repair or rebuild the Property or any improvements on the Property in case of material damage thereto;

(y) liquidating or dissolving the Company or any Subsidiary thereof;

(z) filing of any petition, or consenting to the filing of any petition, that would subject the Company or any of its Subsidiaries to any case or proceeding under any federal or state law relating to bankruptcy, insolvency, reorganization or relief of debtors, or admitting in writing by the Company or any of its Subsidiaries of any of their respective inabilities to pay their debts generally as they become due, or the making by the Company or any of its Subsidiaries of a general assignment for the benefit of any of their respective creditors;

(aa) entering into, modifying or terminating any agreement with any broker for the sale or financing of the Property;

(bb) determining the amount of reserves in excess of (i) the amount set forth in the Approved Annual Budget for reserves and (ii) the amount set forth in the Approved Annual Budget for expenditures, charges and costs permitted to be incurred for that period or prior periods that have not yet been incurred;

(cc) settling, agreeing to pay or making payment of any cost, liability or expense which is subject to proration as between the Owner Member and the Investor Member pursuant to Section 10.6 of the Membership Interest Purchase Agreement; and

(dd) entering into a binding agreement that obligates the Company or any Subsidiary thereof to take any of the actions set forth in clauses (a) through (cc) above.

“Major Lease” means any Lease (a) greater than one floor, (b) containing an option, right of first offer or preferential right to purchase all or any portion of the Property, (c) demising space to an Affiliate of either Participating Member or (d) including any provision which would restrict, or give the tenant thereunder a termination right that is keyed to, any Transfer by a Member that is permitted under this Agreement.

“Make-Up Loan” shall mean any Regular Make-Up Loan and any Special Make-Up Loan.

“Manager” has the meaning set forth in Section 4.2(a)(i).

“Marketing Period” has the meaning set forth in Section 11.4(d).

“Member” means each of the Members in their capacity as members of the Company and any additional Persons hereafter admitted as a member of the Company in accordance with the provisions of this Agreement, for so long as such Person shall be a member of the Company, and “Members” shall mean such Persons, collectively.

“Member Loan” has the meaning set forth in Section 7.3(g)(i) and Section 11.10(a).

“Member Loan Default Capital Contribution” has the meaning set forth in Section 7.3(o).

“Member Loan Conversion” has the meaning set forth in Section 7.3(o).

“Member Nonrecourse Debt” means “partner nonrecourse debt,” within the meaning of Section 1.704-2(b)(4) of the Regulations.

“Member Nonrecourse Debt Minimum Gain” means “partner nonrecourse debt minimum gain” as determined in accordance with Section 1.704-2(i)(3) of the Regulations.

“Member Nonrecourse Deductions” means “partner nonrecourse deductions,” within the meaning of Section 1.704-2(i)(2) of the Regulations.

“Member Transaction” has the meaning set forth in Section 11.5.

“Membership Interest” means, with respect to any Member, the entire limited liability company interest of that Member in the Company.

“Membership Interest Purchase Agreement” has the meaning set forth in the Recitals hereof.

“Mezzanine Indebtedness” means principal of, and prepayment fees and premiums, if any, and interest on and all other monetary obligations of every kind or nature (including fees, indemnities and expenses) due on or in connection with any Company Loan, whether outstanding on the date of this Agreement or thereafter created, incurred or assumed and, in each case, secured by a Lien on the Equity Interests of the Company or any Subsidiary thereof.

“Mortgage Indebtedness” means principal of, and prepayment fees and premiums, if any, and interest on and all other monetary obligations of every kind or nature (including fees,

indemnities and expenses) due on or in connection with any Company Loan, whether outstanding on the date of this Agreement or thereafter created, incurred or assumed and, in each case, secured by a Lien on any portion of the Property.

“Named Owner Member” means ARC NYWWPJV001, LLC, a Delaware limited liability company.

“Necessary Expenses” means expenses which are required for payment of the following non-discretionary items, in all cases net of reserves established or available therefor in any Approved Annual Business Plan or Approved Annual Budget: (i) real estate taxes to the extent due and payable; (ii) insurance premiums due and payable, only insofar as the same relates to rate increases not occasioned by changes in coverage or self-retained limits or deductibles since the date of the last Approved Annual Budget unless, in all circumstances under this clause (ii), otherwise required under the terms of the Loan Documents relating to a Company Loan for the borrower to perform its obligations thereunder; (iii) amounts necessary to remedy or address, as appropriate, an immediate threat to the health, safety or welfare of any Person on or in the immediate vicinity of Property or an immediate threat of physical damage to any part of the Property or any material property in, on, under, within, upon or adjacent to the Property and which could materially affect the Property or cause substantial economic loss to the Company or any of its Subsidiaries (it being agreed that if and to the extent matters under this clause (iii) are covered by insurance, the Administrative Member shall promptly make application for reimbursement of the same); (iv) debt service payments under any Company Loan and (v) amounts required under Leases for the landlord to perform its obligations thereunder.

“Net Cash Flow” means, for any period, the excess of (a) Revenues (excluding any Capital Proceeds) during the applicable period over (b) Expenses (excluding expenses deducted in calculating Capital Proceeds) for such period.

“Net Income” or “Net Loss” means, for each Fiscal Year or other applicable period, an amount equal to the Company’s taxable income or loss for such year or period as determined for U.S. federal income tax purposes by Board Approval, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a) of the Code shall be included in taxable income or loss), adjusted as follows: (a) by including as an item of gross income any tax-exempt income received by the Company; (b) by treating as a deductible expense any expenditure of the Company described in Section 705(a)(2)(B) of the Code (or which is treated as a Section 705(a)(2)(B) expenditure pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations), including amounts paid or incurred to organize the Company (unless an election is made pursuant to Section 709(b) of the Code) or to promote the sale of interests in the Company and by treating deductions for any losses incurred in connection with the sale or exchange of Company Assets disallowed pursuant to Section 267(a)(1) or 707(b) of the Code as expenditures described in Section 705(a)(2)(B) of the Code; (c) by taking into account Depreciation in lieu of depreciation, depletion, amortization and other cost recovery deductions taken into account in computing taxable income or loss; (d) by computing gain or loss resulting from any disposition of Company Assets with respect to which gain or loss is recognized for U.S. federal income tax purposes by reference to the Gross Asset Value of such asset rather than its adjusted tax basis; (e) if an adjustment of the Gross Asset Value of any Company Asset which requires that the Capital Accounts of the Members be adjusted pursuant to Sections 1.704-1(b)(2)(iv)(e), (f) and

(g) of the Regulations, by taking into account the amount of such adjustment as if such adjustment represented additional Net Income or Net Loss pursuant to Section 10.1; and (f) by not taking into account in computing Net Income or Net Loss items specially allocated to the Members pursuant to Section 10.2.

“Net Worth” shall mean, immediately prior to the Transfer, (i) the fair market value of all assets of the applicable Person, in the aggregate, (including unfunded fund investor commitments that are unconditional and callable (provided such investor commitments shall be included only if (x) such uncalled capital is then unconditionally available to be called, (y) such investor commitments have not been pledged, hypothecated, or otherwise encumbered as collateral for any loan, credit line, or otherwise secure any debt and (z) the applicable investors are not in breach of any such capital commitments to the applicable Person or are the subject of any Bankruptcy proceeding) but excluding the value of receivables from Affiliates, patent rights, trademarks, trade names, franchises, copyrights, licenses, goodwill and other intangible assets) after all appropriate deductions in accordance with GAAP (including, reserves for doubtful receivables, obsolescence, depreciation and amortization), less (ii) total liabilities, determined in accordance with GAAP.

“Nomura Lease” means that certain Lease, dated as of June 29, 2011, by and between WWP Office, LLC, as landlord, and Nomura Holding America Inc., as tenant, as amended by that certain First Amendment to Lease, dated December 28, 2011, the Second Amendment to Lease, dated September 12, 2012, the Third Amendment to Lease, dated April 22, 2013, the Fourth Amendment to Lease, dated October 10, 2013, the Fifth Amendment, dated June 30, 2014, and as further amended, restated, supplemented or modified from time to time in accordance with its terms.

“Non-Conforming Offer” has the meaning set forth in Section 11.4(f).

“Non-Contributing Member” has the meaning set forth in Section 7.3(d).

“Non-Contributing Member LLC Loan” has the meaning set forth in Section 7.3(g)(ii).

“Non-Initiating Member” means the ROFO Non-Initiating Member or the Forced Sale Non-Initiating Member, as applicable.

“Non-Lending Member” has the meaning set forth in Section 7.3(g)(ii).

“Non-Lending Member Contribution Amount” has the meaning set forth in Section 7.3(n).

“Non-Lending Member Default Capital Contribution” has the meaning set forth in Section 7.3(n).

“Nonrecourse Deductions” has the meaning set forth in Sections 1.704-2(b)(1) and 1.704-2(c) of the Regulations.

“Nonrecourse Liabilities” has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

“Notice” has the meaning set forth in Section 15.3.

“NYRT” means New York REIT, Inc., a Maryland corporation, together with its successors and assigns permitted under this Agreement.

“NYRT OP” means New York Recovery Operating Partnership, L.P., a Delaware limited partnership, together with its successors and assigns permitted under this Agreement.

“Objection Notice” has the meaning set forth in Section 6.2(a).

“OFAC” has the meaning set forth in the definition of “Prohibited Person”.

“Office Tower” means the real property and improvements constructed thereon constituting the Class A office building located at 825 Eighth Avenue, New York, New York.

“Operational Major Decision” means each of the Major Decisions set forth in clauses (g), (p), (s), (t), (u), (v), (bb), (cc) and (with respect to the foregoing clauses only) (dd), of the definition of “Major Decision”.

“Owner Member” means ARC NYWWPJV001, LLC, a Delaware limited liability company, or any transferee(s) of the Membership Interest held by ARC NYWWPJV001, LLC on the Effective Date, pursuant to a Transfer effected in accordance with the terms of this Agreement.

“Owner Member’s Cost of Borrowing” shall mean 8% per annum (compounded annually) on the first $50,000,000 of the aggregate outstanding principal balance of Regular Make-Up Loans made by Investor Member and 10% per annum (compounded annually) on the aggregate outstanding principal balance of Regular Make-Up Loans made by Investor Member in excess of such amount.

“Owner Requested Capital” means any Additional Capital that Owner Member requests or requires, whether (i) pursuant to a Call Notice sent by Owner Member or (ii) as a result of a finding in favor of Owner Member in an arbitration conducted pursuant to Section 6.2 and in the case of such a finding, to the extent the amount of Additional Capital required pursuant to the finding of the arbitrator exceeds the amount proposed by Investor Member with respect to the applicable disputed line item.

“Participating Member” has the meaning set forth in the introductory paragraph hereof.

“Participating Tag Along Percentage Interest” has the meaning set forth in Section 11.3.

“Peg Price” has the meaning set forth in Section 11.3.

“Percentage Interest” means, with respect to each Member, the percentage set forth opposite its name on Exhibit A under the column “Percentage Interest,” as such percentage may be adjusted from time to time pursuant to this Agreement.

“Permitted Purpose” means to (i) pay any Necessary Expenses, (ii) pay any expenses provided for in an Approved Annual Business Plan or an Approved Annual Budget or that have otherwise received Board Approval, or (iii) implement any other Major Decision that has received Board Approval or, with respect to an Operational Major Decision, which is approved by Board Approval or the unanimous approval of the Participating Members.

“Permitted Transferee” means (i) any Participating Member, SLG, RXR Realty, NYRT, SLG OP, RXR Fund or NYRT OP, (ii) any direct or indirect wholly owned Subsidiary of the applicable Member, SLG, RXR Realty, NYRT, SLG OP, RXR Fund or NYRT OP or any combination thereof and (iii) solely with respect to Owner Member, any liquidating trust to which the assets or properties of NYRT or NYRT OP are Transferred; provided, however, such Permitted Transferee shall execute a Joinder Agreement if such Permitted Transferee is being admitted to the Company as a Member in connection with the applicable Transfer.

“Person” means any individual, partnership, corporation, limited liability company, trust or other legal entity.

“Plan Asset Regulation” means U.S. Department of Labor Regulation § 2510.3-101.

“Post-Closing Transfer” has the meaning set forth in Section 11.10(a).

“Pro Rata Share” has the meaning set forth in Section 7.3(a).

“Prohibited Person” means any of the following: (i) a Person that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001); (ii) a Person that is named as a “specially designated national” or “blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) at its official website, http://www.treas.gov/offices/enforcement/ofac; (iii) a Person that is otherwise the target of any economic sanctions program currently administered by OFAC; or (iv) a Person that is owned or controlled by, or acting on behalf of or with, any person or entity identified in clause (i), (ii) and/or (iii) above.

“Prohibited Transferee” means the Persons set forth on Schedule A of the Disclosure Letter and any Affiliate thereof.

“Property” means, collectively, the Office Tower and the Worldwide Plaza Amenities, and all personal property and other assets of the Company and the Company’s Subsidiaries.

“Property Management and Leasing Agreement” means any agreement substantially in the form attached hereto as Exhibit C.

“Public Vehicle” has the meaning set forth in Section 11.1(a)(vi).

“Put Interest” has the meaning set forth in Section 11.2(c)

“Put Notice” has the meaning set forth in Section 11.2(c)

“Put Option” has the meaning set forth in Section 11.2(c)

“Put Price” has the meaning set forth in Section 11.2(c)

“Qualifications Standard” is satisfied with respect to any Person who both (i) has not committed an act that would require disclosure in a proxy statement relating to the election of directors if such person was a director nominee for a board of directors of a SEC registered company under Item 401(f) of Regulation S-K promulgated by the SEC (other than non-felonies which do not involve moral turpitude) and (ii) is consented to by the Investor Member (if the Manager is being appointed by the Owner Member) or the Owner Member (if the Manager is being appointed by the Investor Member) (in each case, such consent not to be unreasonably withheld, conditioned or delayed).

“Qualifying Buyer” means a single Person that is:

(a) any one or more of the following:

(i) a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund, pension account, pension advisory firm, commingled pension trust fund, mutual fund, hedge fund, private equity fund, university endowment, government entity or plan (including a sovereign wealth fund) that satisfies the Eligibility Requirements;

(ii) an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, in each case, that satisfies the Eligibility Requirements;

(iii) an institution substantially similar to any of the foregoing entities described in clauses (a) or (b) that satisfies the Eligibility Requirements;

(iv) an investment fund, limited liability company, limited partnership or general partnership where a fund manager that meets the Eligibility Requirements or an entity that is otherwise a Qualifying Buyer under clauses (i), (ii), (iii) or (iv) of this definition acts as the general partner, managing member or fund manager and at least 50% of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise Qualifying Buyers under clauses (i), (ii), (iii) or (v) of this definition;

(v) a wholly-owned subsidiary of any of the entities described in clause (i), (ii), (iii) or (iv) above; provided an entity with a Net Worth of no less than $250,000,000 and Liquidity of no less than $25,000,000 executes and delivers a Contribution, Reimbursement and Indemnity Agreement with respect to obligations arising from and after the date of the applicable Transfer to such Qualifying Buyer;

(b) has not committed an act that would require disclosure in a proxy statement relating to the election of directors if such person was a director nominee for a board of directors of a SEC registered company under Item 401(f) of Regulation S-K promulgated by the SEC (other than non-felonies which do not involve moral turpitude) and has a partner, member or executive officer who meets the Qualifications Standard (or has a general partner, managing member, advisor, fund manager or the equivalent that has a partner, member or executive officer who meets the Qualifications Standard), which partner, member or executive officer shall be its designated Manager to the Board; and

(c) is not a Prohibited Transferee.

“RCG Control Person” means any one of Ramius LLC, Jeffrey Feil and Jay Anderson.

“RCG Longview” means RCG Longview Equity LP and RCG Longview Equity PA.

“RCG Longview Equity PA” means RCG Longview Equity Fund PA PSERS, L.P., a Delaware limited partnership.

“RCG Longview Equity LP” means RCG Longview Equity Fund, L.P., a Delaware limited partnership.

“Records” means the books of account, records and accounts of all operations and expenditures of the Company and other financial records of the Company.

“Regular Make-Up Loan” has the meaning set forth in Section 7.3(h)(ii).

“Regulations” means the final, temporary or proposed income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“REIT” has the meaning set forth in Section 15.1.

“Removal Date” has the meaning set forth in Section 4.1(b).

“Repayment Contribution” has the meaning set forth in Section 7.3(n).

“Restricted Period” has the meaning set forth in Section 5.3(a).

“Revenues” means, for any given period of time, a sum equal to the aggregate of all amounts actually received by the Company or a Subsidiary thereof (to the extent of the Company’s allocated share thereof (provided that with respect to the Amenities Owner, each reference to the Company’s allocated share in this definition shall be based on its then current interest in distributions)) during such period (without duplication), determined on a cash basis of accounting, including: (a) all rents, expense reimbursements, termination fees and other charges received from tenants and other occupants of the Properties; (b) proceeds of rent insurance and business interruption insurance; (c) all utility or other deposits returned to the Company or a Subsidiary thereof (to the extent of the Company’s allocated share thereof); (d) interest, if any, earned on tenants’ security deposits or escrows to the extent unconditionally retained and security deposits to the extent applied pursuant to the provisions of the applicable leases; (e) interest, if any, earned, available and distributed to the Company or to a Subsidiary thereof (to the extent of the Company’s allocated share thereof) on the Company’s (or any of its Subsidiaries’) reserves or other funds, or on any escrow funds deposited by the Company or a Subsidiary thereof (to the extent of the Company’s allocated share thereof) with others or on any loans made by the Company or such Subsidiary; (f) the amount of any released reserves that are not used to pay Expenses (other than reserves established in connection with Capital Transaction the release of which shall constitute “Capital Proceeds” as provided in the definition thereof); and (g) cash or other receipts (other than revenues from a Capital Transaction) received by the Company or a Subsidiary thereof (to the extent of the Company’s allocated share thereof) from any other source. Notwithstanding the foregoing, Revenues shall not include (i) amounts contributed or loaned by the Members to the Company or a Subsidiary thereof pursuant to this Agreement, (ii) each tenant’s security deposit and interest thereon, if any, as long as the Company or a Subsidiary thereof has a contingent legal obligation to return that deposit or such interest thereon, (iii) amounts which, although held by the Company, may not be distributed to the Company or a Subsidiary thereof, or by the Company to its Members or by a Subsidiary thereof under applicable law or pursuant to the terms of an agreement with a third-party, or (iv) amounts arising from a Capital Transaction.

“ROFO Acceptance Notice” has the meaning set forth in Section 11.2(b).

“ROFO Acceptance Period” has the meaning set forth in Section 11.2(a).

“ROFO Deposit” has the meaning set forth in Section 11.2(b).

“ROFO Expiration Date” has the meaning set forth in Section 11.2(c).

“ROFO Initiating Member” has the meaning set forth in Section 11.2(a).

“ROFO Interest Purchase Price” has the meaning set forth in Section 11.2(a).

“ROFO Membership Interests” has the meaning set forth in Section 11.2(a).

“ROFO Non-Initiating Member” has the meaning set forth in Section 11.2(a).

“ROFO Notice” has the meaning set forth in Section 11.2(a).

“RXR Fund” means, individually or collectively as the context shall require, (i) RXR Real Estate Value Added Fund – Fund III LP, a Delaware limited partnership, together with any one or more alternative investment vehicles or similar parallel funds and (ii) one or more other investment funds or investment vehicles, partnerships or companies directly or indirectly controlled by RXR Realty.

“RXR Guarantor” means, collectively, (i) RXR Real Estate Value Added Fund – Fund III LP, a Delaware limited partnership, (ii) RXR RE VAF – Fund III Parallel A LP, a Delaware limited partnership, (iii) RXR RE VAF – Fund III Parallel B LP, a Delaware limited partnership, (iv) RXR RE VAF – Fund III Parallel B (REIT) LP, a Delaware limited partnership, (v) RXR RE VAF – Fund III Parallel C LP, a Delaware limited partnership, and (vi) RXR RE VAF – Fund III Parallel D LP, a Delaware limited partnership.

“RXR Owner” means RXR VAF III WWP REIT LLC, a Delaware limited liability company.

“RXR Realty” means RXR Realty LLC, a Delaware limited liability company, together with its successors and assigns permitted under this Agreement.

“RXR REIT” means RXR VAF III WWP REIT LLC, a Delaware limited liability company.

“RXR REIT Shares” means the limited liability company interests in the RXR REIT.

“SEC” means the United States Securities and Exchange Commission.

“Section 11.4(d) Interest Sale” has the meaning set forth in Section 11.4(e).

“Section 11.4(d) Sale” has the meaning set forth in Section 11.4(d).

“Securities Act” means the Securities Act of 1933, as amended.

“Single-Asset Person” means a Person whose sole or substantially sole asset is its direct or indirect interest in the Company Assets.

“SLG” means SL Green Realty Corp., a Maryland corporation, together with its successors and assigns permitted under this Agreement.

“SLG Guarantor” means SL Green Operating Partnership, L.P., a Delaware limited partnership.

“SLG OP” means SL Green Operating Partnership, L.P., a Delaware limited partnership, together with its successors and assigns permitted under this Agreement.

“SLG Owner” means WWP Member LLC, a Delaware limited liability company.

“Special Liability” means, (i) any outstanding Member Loan made pursuant to Section 11.10(a), and (ii) for as long as Owner Member is (1) Named Owner Member, (2) NYRT, (3) NYRT OP, (4) any liquidating trust to which the assets or properties of Named Owner Member, NYRT or NYRT OP are Transferred, or (5) any successor Person to Named Owner Member, NYRT or NYRT OP, whether by way of merger, consolidation, conversion, amalgamation or any similar transaction, (I) any outstanding liability of Owner Member and/or NYRT arising out of the Membership Interest Purchase Agreement (without derogation as to the rights of Investor Member thereunder, but without duplication for payments made thereunder) and (A) determined by final, non-appealable determination in a court of competent jurisdiction or (B) not disputed in writing by Owner Member within 15 Business Days of receipt of written notice thereof by Investor Member (which notice shall indicate in bold print in a font not less than 32 point font that failure to respond within 15 Business Days will constitute an admission of liability) and (II) any outstanding liability of Owner Member and/or NYRT arising out of that certain Contribution, Reimbursement and Indemnity Agreement (without derogation as to the rights of RXR Guarantor and SLG Guarantor thereunder, but without duplication for payments made thereunder), dated as of the date hereof, by and among NYRT, RXR Guarantor, and SLG Guarantor and (A) determined by final, non-appealable determination in a court of competent jurisdiction or (B) not disputed in writing by NYRT within 15 Business Days of receipt of written notice thereof by RXR Guarantor or SLG Guarantor (which notice shall indicate in bold print in a font not less than 32 point font that failure to respond within 15 Business Days will constitute an admission of liability).

“Special Make-Up Loan” has the meaning set forth in Section 7.3(h).

“Standard of Care” has the meaning set forth in Section 4.1(a).

“Subsidiary” means, with respect to any Person, any entity in which such Person holds a majority ownership interest, whether directly or through one or more other Persons and “Subsidiaries” shall mean such entities, collectively; provided that, Amenities Owner shall be deemed a Subsidiary of the Company and of Amenities Holdings.

“Substituted Member” means any Person admitted to the Company as a Member pursuant to the provisions of Section 11.8. For the avoidance of doubt, the Members as of the date hereof shall not be Substituted Members.

“Tag Along Initiating Member” has the meaning set forth in Section 11.3.

“Tag Along Initiating Membership Interests” has the meaning set forth in Section 11.3.

“Tag Along Member” has the meaning set forth in Section 11.3.

“Tag Along Membership Interest” has the meaning set forth in Section 11.3.

“Tag Along Percentage Share” has the meaning set forth in Section 11.3.

“Tag Along Response Period” has the meaning set forth in Section 11.3.

“Tag Along Sale Notice” has the meaning set forth in Section 11.3.

“Tax Items” has the meaning set forth in Section 10.3(a).

“Tax Matters Representative” has the meaning set forth in Section 6.7(a).

“Tenant Notice Letter” has the meaning set forth in Section 11.5(b)(i)(C).

“Third-Party Adjusted Gross Cash Price” means the gross cash price offered by a Third-Party Buyer to purchase the Forced Sale Property free and clear of all liabilities secured by or otherwise relating to the Forced Sale Property (plus the principal amount of Company Loans to the extent to be assumed), reduced by the amount of any assumption fees, prepayment premiums and penalties, defeasance costs (as estimated by Chatham Financial or another third party reasonably agreed to by Owner Member and Investor Member) and other similar costs, fees and expenses, in each case, to the extent payable by Seller, the Company or any Subsidiary of the Company at the closing of the sale of the Forced Sale Property.

“Third-Party Buyer” has the meaning set forth in Section 11.4(a).

“Transaction Documents” has the meaning set forth in the Membership Interest Purchase Agreements.

“Transfer” means, with respect to the Membership Interest of any Member, any transfer, sale, pledge, hypothecation, encumbrance, assignment or other disposition, directly or indirectly, through any one or more intermediaries, of all or any portion of or in that Membership Interest or any right to receive proceeds therefrom (whether voluntarily, involuntarily, by operation of law or otherwise).

“Transfer Tax Returns” means transfer tax forms issued by the taxing authorities with respect to Transfer Taxes.

“Transfer Taxes” means taxes imposed under Article 31 of Chapter 60 the Tax Law of the State of New York and the regulations applicable thereto, as amended from time to time, or Article 21 of Title 11 of the Administrative Code of the City of New York and the regulations applicable thereto, as amended from time to time, including any interest and penalties with respect thereto.

“Transfer Tax Special Liability” means any Special Liability pursuant to clause (i) of the definition of “Special Liability”.

“Valid Contract” means a contract for the sale of the Forced Sale Property that (a) provides for a then customary market-standard deposit (which in no event shall be less than 5% of the purchase price) to be paid simultaneously with the execution of such contract, (b) contains no financing contingencies, (c) provides for no recourse to the assets of the Members of the Company, other than the Company’s interest in the Forced Sale Property (but which may provide for recourse (i) to a customary, market-rate holdback or (ii) to the Company, in each case for customary surviving indemnification obligations, subject to customary survival periods and customary maximum liability amounts), (d) shall provide for an all cash payment of the purchase price for the Forced Sale Property, unless the Forced Sale Property will be sold subject to the assumption of the existing Mortgage Indebtedness and the existing Mezzanine Indebtedness, in which case such contract may provide for the purchase and sale of the Forced Sale Property subject to the then existing Mortgage Indebtedness and the then existing Mezzanine Indebtedness if the applicable conditions set forth in Section 11.4 are met and (e) is otherwise on customary and commercially reasonable terms (including closing to occur within 120 days after the date thereof, inclusive of all extension rights).

“Worldwide Plaza Amenities” means, collectively, (a) the commercial condominium units in the condominium project established by a Declaration of Condominium recorded May 2, 1989 in the City Register of New York County in Reel 1568 Page 2399 (being, respectively, Tax Lot Nos. 1001, 1002 and 1003 of Block 1040 of Section 4 on the Tax Map of the City of New York) and (b) the parcels of land, together with the improvements located thereon, known as Tax Lots Nos. 50 and 8001 of Block 1040 of Section 4 on the Tax Map of the City of New York.

1.2 Terms Generally. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(b) the words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation”;

(c) the terms defined in the singular have a comparable meaning when used in the plural and vice versa;

(d) references herein to “Dollars” and “$” are to United States Dollars;

(e) references herein to any agreement, document or other written instrument, including this Agreement, shall be a reference to such agreement, document or instrument together with all exhibits, schedules, annexes, attachments and appendices thereto, and in each case as amended, restated or supplemented from time to time in accordance with the terms thereof;

(f) references herein to any statute, rule or regulation means such statute, rule or regulation as it shall be amended from time to time and shall include any similar successor statute, rule or regulation; and

(g) references herein to any gender includes each other gender.

ARTICLE 2

ORGANIZATION

2.1 Formation and Continuation. The Company was formed as a Delaware limited liability company under the Act upon the filing of the Certificate of Formation (the “Certificate of Formation”) with the Secretary of State of the State of Delaware on June 1, 2009. The rights, powers, duties, obligations and liabilities of the Members (in their respective capacities as such) shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member (in his capacity as such) are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

2.2 The Name. The name of the Company is WWP Holdings, LLC, and all business of the Company shall be conducted in that name or in such other names that comply with Applicable Law as the Managers may select from time to time by Board Approval.

2.3 Registered Office; Registered Agent; Principal Office; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The registered agent of the Company in the State of Delaware shall be CT Corporation or such other Person or Persons as the Managers may designate from time to time by Board Approval and in the manner provided by Applicable Law. The principal office of the Company shall be at c/o RXR Realty LLC, 625 RXR Plaza, Uniondale, New York 11556 or such place as the Managers by Board Approval may designate from time to time, provided that at any time, and without Board Approval, Investor Member may designate by written notice to Owner Member that the principal office of the Company has been changed to c/o SL Green Realty Corp., 420 Lexington Avenue, 19th Floor, New York, New York 10170, or reverted to the principal office of the Company as of the Closing Date as set forth above.

2.4 Purposes. The purpose of the Company is (a) to directly or indirectly own, manage, operate, improve, finance, refinance, develop, redevelop, construct, renovate, market, lease, sell and otherwise deal with and dispose of the Property, and (b) to conduct all activities reasonably necessary or desirable to accomplish the foregoing purposes. Subject to the provisions of this Agreement, the Company shall have the power and authority to take any and all actions necessary, appropriate, advisable, desirable or incidental to or for the furtherance and accomplishment of the foregoing purposes. Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by law to a limited liability company organized under the laws of the State of Delaware.

2.5 Powers of the Company. Subject to Article 4 and the other provisions of this Agreement, the Company (a) may enter into and perform any and all documents, agreements and instruments, all without any further act, vote or approval of any Member, and (b) may authorize any Person (including any Manager or Participating Member) to enter into and perform its obligations under any documents on behalf of the Company.

2.6 Term. The term of the Company commenced on the date of filing of the Certificate of Formation, and shall continue until dissolved in accordance with the terms of this Agreement.

2.7 No State-Law Company. The Members intend that the Company shall not be a partnership (including a limited partnership) or joint venture, and that no Member, Manager, representative or officer shall as a result of its being a party to this Agreement, be a partner or joint venturer of any other Member or Manager, for any purposes other than U.S. federal, and, if applicable, state and local tax purposes, and this Agreement shall not be construed to the contrary. Notwithstanding the immediately preceding sentence, the Members intend that the Company shall be treated as a partnership for U.S. federal income tax purposes and, if applicable, state and local tax purposes, and each Member and the Company shall file all Tax returns, and otherwise take all Tax positions, in a manner consistent with such treatment. Neither the Members nor the Company shall make any election under Section 301.7701-3 of the Regulations, or any comparable provisions of state or local law, to treat the Company as an association taxable as a corporation for U.S. federal income tax, state or local tax purposes.

ARTICLE 3

MEMBERSHIP INTERESTS

3.1 Members. As of the date of this Agreement, the Members have Capital Accounts in the amount set forth opposite each such Member’s name on Exhibit A, and the respective names, mailing addresses and Percentage Interests of the Members shall be as set forth on Exhibit A, as amended from time to time in accordance with the terms of this Agreement. To the extent that any adjustment of Exhibit A is required pursuant to this Agreement, whether as a result of the Transfer of any Membership Interest (or any portion thereof), the admission of any additional Member or Substitute Member or any Additional Capital Contribution, the parties hereto acknowledge and agree that Exhibit A shall automatically be deemed amended and restated to reflect the correct name and Percentage Interest of each Member in accordance with the Records of the Company without further action by any of the parties hereto and the Administrative Member shall prepare and deliver to the Members documentation and evidence of such amendment and restatement.

3.2 Additional Membership Interests. Except as provided otherwise in this Agreement, the Company shall not issue any additional Membership Interests to any Person.

ARTICLE 4

ADMINISTRATIVE MEMBER; BOARD OF MANAGERS; MAJOR DECISIONS

4.1 Administrative Member.

(a) Management by Administrative Member. Subject to the provisions of this Agreement, the Administrative Member shall have the exclusive right, power and authority to manage the day-to-day operations of the Company (including to cause any action or any decision in any Subsidiary of the Company with respect to its day-to-day operations) and to implement each Approved Annual Budget and Approved Annual Business Plan in accordance with the terms hereof and thereof and Applicable Law. The Administrative Member shall (i) operate the Company and the Property in accordance with the Approved Annual Business Plan and Approved Annual Budget, (ii) act in a manner consistent with the terms and conditions of this Agreement, (iii) without derogating from the provisions of Section 5.1, manage and operate the Property in compliance with Applicable Law and in accordance with the prevailing standards applicable to managing partners and managing members of similar Class A real property located in the Borough of Manhattan in the City of New York (the “Standard of Care”) and (iv) devote such time to the Company and its business as may be prudent, appropriate and necessary to conduct the operations of the Company and its Subsidiaries in an efficient manner and to carry out the Administrative Member’s responsibilities as set forth herein. Without limiting the generality of the foregoing, subject to Section 4.1(b), the Administrative Member is hereby authorized to execute and deliver on behalf of the Company and its Subsidiaries any and all documents, contracts, certificates, agreements and instruments, and to take any action of any kind and to do anything and everything the Administrative Member deems necessary, desirable or appropriate in accordance with the provisions of this Agreement and the Act. One or more affiliates of Investor Member shall provide property management and leasing services to the Company and its Subsidiaries in accordance with, and for the term of, the Property Management and Leasing Agreement. Without limiting the foregoing, the Administrative Member shall undertake commercially reasonable actions to rebrand the Property consistent with the Annual Business Plan, and shall, subject to Section 4.2(b), take such commercially reasonable actions as it determines are appropriate to seek to secure a renewal of the Cravath, Swaine & Moore LLP lease.

(b) Removal of Administrative Member. Following the occurrence of a Cause Event, but in any event within 30 days after the later of (i) the occurrence of such Cause Event or (ii) the Participating Member that is not the Administrative Member first obtaining knowledge of the occurrence of such Cause Event, such Participating Member that is not the Administrative Member may remove the Administrative Member in its capacity as Administrative Member of the Company by providing written notice of such removal (the date of such removal, the “Removal Date”). In such event, in addition to its rights and obligations under Section 4.1(c), if the removed Administrative Member is the Investor Member, then (i) the Investor Member shall cease to be the Administrative Member and the Owner Member shall be the Administrative Member and (ii) the Property Management and Leasing Agreement shall terminate and the Owner Member shall appoint as the replacement for the Investor Member (or its Affiliates) to provide the services provided under the Property Management and Leasing

Agreement an unaffiliated third-party asset manager experienced and recognized in managing Class A office buildings in Manhattan. If the removed Administrative Member is the Owner Member, then the Owner Member shall cease to be the Administrative Member and the Investor Member shall be the Administrative Member, provided that if the only Cause Event resulting in the removal of the Owner Member as Administrative Member was the occurrence of a Key Person Event, the Owner Member shall be reinstated as Administrative Member upon the occurrence of a Key Person Event Cure.

(c) Effect of Removal of Administrative Member. If the Administrative Member is removed in accordance with Section 4.1(b):

(i) from and after the Removal Date, the Participating Member removed as the Administrative Member shall hold its Membership Interest in the Company as a non-administrative Member and shall no longer have any of the authority or approval rights given solely to the Administrative Member hereunder;

(ii) the Participating Member removed as the Administrative Member shall have no further duties or obligations as Administrative Member under this Agreement; and

(iii) all bank accounts, contracts, deposits, accounts or other items in the control of the Administrative Member with respect to the Company and its Subsidiaries shall be transferred to the control of the replacement Administrative Member or its designee, and the Participating Member removed as the Administrative Member shall promptly execute such instruments and take such actions as reasonably necessary to effect such transfer.

4.2 Board of Managers; Major Decisions.

(a) Board of Managers.

(i) Subject to Section 4.2(b), the Major Decisions of the Company shall be made in accordance with Section 4.2(b) by a board of managers (the “Board”) consisting of three or four members (as determined by the Owner Member) (together with any additional Persons hereafter appointed as a member of the Board in accordance with the provisions of this Agreement, for so long as such Person shall be a member of the Board, each a “Manager”); provided that each Manager, other than the Managers named in this Agreement, shall meet the Qualifications Standard. In either case, the Investor Member shall designate two Managers, one of whom shall be designated by RXR REIT and the other by WWP Member LLC. If the Owner Member elects a three member Board, then the Owner Member shall appoint one Manager who shall initially be Wendy Silverstein. If the Owner Member elects a four member Board, then the Owner Member shall appoint two members, who shall initially be Wendy Silverstein and a person who meets the Qualifications Standard. The Managers shall be “managers” within the meaning of the Act (it being understood, however, that, except for an express authorization of a Manager to enter into and perform its obligations under any documents on behalf of the Company pursuant to Section 2.5, no individual Manager shall have the power or authority to bind the Company). Each Participating Member which has the right to designate a Manager shall have the right to remove, replace or fill a vacancy with respect to its designee; provided such replacement meets the Qualifications Standard. If any Manager ceases to meet the Qualifications Standard, he or she shall cease to be a Manager.

(ii) The Board shall meet at the request of either Participating Member at such times and places as shall be determined by the Managers, provided the Managers shall meet as often as necessary to carry out the management functions of the Board. The presence of a majority of the Managers then holding office, including at least one Manager designated by the Owner Member, shall constitute a quorum for the transaction of business (provided that each Manager is notified of the meeting by written notice no fewer than three (3) Business Days and no more than thirty (30) days prior to the date of the meeting), but if, at any meeting of the Board there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum shall have been obtained. Telephonic participation in any meeting by any Manager shall constitute such Manager’s presence at such meeting for all purposes of this Agreement.

(iii) Any action by the Board may be taken without a meeting by written resolution if a copy of such resolution is delivered to each Manager, and shall be effective upon the date on which such resolution is approved in writing by the requisite Managers whose approval thereto would be required to approve such action at a duly convened meeting of the Board.

(iv) Notwithstanding anything contained in this Agreement to the contrary, (i) so long as a Key Person Event Cure of the applicable Key Person Event has not occurred, for the initial 45 days following the occurrence of such Key Person Event all actions requiring the consent of the Manager appointed by Owner Member shall instead require the consent of Owner Member and (ii) thereafter, unless a Key Person Event Cure has previously occurred with respect to such Key Person Event, “Board Approval” shall mean the unanimous approval of the Manager appointed by SLG and the Manager appointed by RXR Realty and shall not require the approval of any Manager appointed by Owner Member, and Investor Member and the Managers appointed by SLG and RXR Realty shall have the exclusive power and authority to propose and execute any Major Decision and any other decision or action of the Company, including, to send a Call Notice without the consent of Owner Member or its appointed Managers; provided that any Major Decision pursuant to clauses (a), (b), (c), (d), (e), (f), (g), (i), (j), (y) and (z) of the definition thereof, and any agreement or commitment, or causing the Company or any Subsidiary thereof to agree or commit, to make any such Major Decision, in each case, shall continue to require the consent of Owner Member.

(b) Major Decisions. Proposals for any of the Companies to take any action that constitutes a Major Decision may be made only by the Administrative Member. Each Major Decision shall be subject to Board Approval, other than Major Decisions that are Operational Major Decisions, which may be approved by Board Approval or the unanimous approval of the Participating Members.

Notwithstanding anything to the contrary contained herein, for so long as the Property Management and Leasing Agreement or any replacement thereof is in full force and effect with an Affiliate of any Participating Member as property manager and leasing agent, the assertion of any default and the commencement of legal action with respect thereto shall be made by the Participating Member who is not affiliated with the property manager and leasing agent, without the participation of the Board or the Participating Member whose Affiliate is a counterparty to such agreement; provided, however, if the property manager and leasing agent is an Affiliate of either or both of SLG or RXR Realty, the assertion of any default or the commencement of legal action shall be made solely by the Owner Member without participation of the Board. If (i) an Affiliate of Investor Member is acting as property manager and leasing agent under the Property Management and Leasing Agreement, (ii) there is an event of default by such property manager and leasing agent under the Property Management and Leasing Agreement that would permit termination of the Property Management and Leasing Agreement and (iii) such default is solely the result of an act or omission of an Affiliate of SLG or SLG OP on the one hand or an Affiliate of RXR Realty on the other hand, then prior to terminating the Property Management and Leasing Agreement, Owner Member shall cause the Company or a Subsidiary thereof to deliver to Investor Member 30 days prior written notice and if, within such 30 days period any Affiliate of SLG or SLG OP, on the one hand, or RXR Realty on the other hand, as applicable, ceases to provide services under the Property Management and Leasing Agreement and an Affiliate of the other of SLG or SLG OP, on the one hand, or RXR Realty on the other hand provides such services, then none of Owner Member, the Company, or its Subsidiaries shall terminate the Property Management and Leasing Agreement on account of such event of default.

4.3 Reimbursement. To the extent provided in the Approved Annual Budget or in the Property Management and Leasing Agreement, the Company shall reimburse the Participating Members and the Managers for the third-party out-of-pocket expenses paid or incurred in connection with the management of the business and affairs of the Company and the implementation of each Approved Business Plan; provided that the Managers shall not be entitled to any other expense reimbursements in connection with the performance of their duties as Managers, except as provided in the Property Management and Leasing Agreement, and in no event shall any Member be entitled to reimbursement for employee costs or overhead except as expressly provided in the Property Management and Leasing Agreement.

4.4 Officers or Agents. The Administrative Member may, from time to time, appoint officers or agents of the Company who shall exercise such powers and perform such duties as shall be delegated from time to time by the Administrative Member, subject to the limitations on the Administrative Member’s powers and authority as set forth herein. The officers or agents, to the extent of the powers delegated to them by the Administrative Member (subject to the limitations on the Administrative Member’s powers and authority set forth herein), are agents of the Company for the purposes of the Company’s business and the actions of the officers or agents taken in accordance with such powers shall bind the Company.

4.5 Subsidiaries of the Company. All of the provisions of this Agreement regarding the management and governance of the Company shall apply to the management and governance of each Subsidiary of the Company, whether any such Subsidiary is managed or controlled directly or indirectly by the Company, as member, manager, partner, stockholder or otherwise. Any action to be taken by any of such Subsidiaries shall for all purposes hereof be construed as an action taken by the Company and shall be subject to the same rights and limitations granted and imposed on the Members under this Agreement, subject to any additional rights and limitations granted or imposed in the governing documents of such Subsidiary. Without limiting the generality of the foregoing, and notwithstanding anything contained herein to the contrary, any and all references herein to the Company or any Participating Member taking, causing or directing any action on behalf of a Subsidiary of the Company shall be deemed to refer to the Company causing, or such Participating Member causing the Company to cause, in its capacity as a direct or indirect partner, member or stockholder of such Subsidiary, such action to be taken for and on behalf of such Subsidiary.

ARTICLE 5

MEMBER MATTERS

5.1 Limitation on Member Liability; Indemnification.

(a) To the fullest extent permitted by Applicable Law (including the LLC Act), (i) no Member nor any Manager shall be bound by any fiduciary duty to the Company or the Members and (ii) each Member hereby fully, unconditionally and irrevocably waives any right to assert or bring any claim or action against any other Member or any Manager for breach of fiduciary duty; provided that nothing contained in this Agreement shall release any Member from, or be deemed to limit any Member’s liability for, or result in the waiver of any rights by the Company or the Members (except as set forth in the last sentence of this Section 5.1(a)) with respect to (1) any Member’s fraud, bad faith, willful misconduct or gross negligence in the conduct of its rights or obligations under this Agreement, (2) any action by a Member or a Manager designated by a Member that (A) constitutes a material breach of this Agreement, (B) is outside of the authority granted to such Member or the Manager (as applicable) pursuant to this Agreement or (3) any act or omission that breaches the Standard of Care or (4) any act or omission that constitutes a Cause Event that gives rise to removal of the Administrative Member. Notwithstanding anything to the contrary contained herein, in no event may the Comfort Member bring an action against another Member, with respect to any matter arising under this Agreement, except for a breach of this Agreement; provided that the Comfort Member shall have no right to bring an action against another Member asserting a breach of Sections 4.1(a)(i), (iii) or (iv), including a breach of the Standard of Care.

(b) The Company shall indemnify and hold harmless the Managers, Members and their Affiliates, as well as their respective officers, directors, equity holders, members, partners, stockholders, other equity holders and employees (each, an “Indemnitee”), from and against all losses, claims, damages, losses, joint or several, expenses (including reasonable attorneys’ fees and other legal fees and expenses), judgments, fines, settlements, and other amounts (collectively, “Losses,” and each, a “Loss”), to the extent such Losses are not fully reimbursed by insurance, arising directly or indirectly from the ownership, operation, use, maintenance or management of the Property or by reason of its acts or omissions which are for or on behalf of the Company and taken in accordance, or believed in good faith to be in accordance, with such Member’s responsibilities and obligations under this Agreement; provided, that the foregoing indemnity shall not apply (i) to claims, actions, suits or proceedings between Members and their Affiliates or (ii) to the extent the same arise out of or result from the criminal conduct, fraud, gross negligence or willful misconduct of such Indemnitee.

(c) The indemnification and agreement to hold harmless set forth in this Section 5.1 is recoverable only out of the Company’s net assets and not from the Members or the Managers.

(d) To the fullest extent permitted by Applicable Law, each Member shall defend and indemnify the Company and the other Members and Managers against, and shall hold it and them harmless from, any costs as and when incurred by the Company or the other Members in connection with or resulting from such indemnifying Member’s or its designee as Manager’s criminal conduct, fraud, gross negligence or willful misconduct.

5.2 Use of Company Property. Except as described herein, no Member shall make use of the property or funds of the Company, or assign its rights to specific Company property, other than Participating Members for the business or benefit of the Company as permitted hereunder.

5.3 Key Tenant Solicitation.

(a) During the period beginning on the Effective Date and ending on the date that is 3 years prior to the currently scheduled expiration date of a Key Tenant’s Lease (such period being the “Restricted Period”), except as expressly permitted under the terms of this Section 5.3, in no event shall SLG or RXR Realty (or any of their respective Affiliates) solicit or negotiate with such Key Tenant to enter into a lease at a separate property which is owned or managed by SLG or RXR Realty (or such Affiliate), as applicable.

(b) Notwithstanding the terms of Section 5.3(a) above, if a Key Tenant or any broker or other third party contacts either SLG or RXR Realty (or any of their respective Affiliates) (the party so contacted being hereinafter referred to as the “Applicable Party”) regarding the leasing of space at a property (an “Alternative Property”) that is owned, either directly or indirectly, by the Applicable Party together with a third party investor (a “Joint Venture Partner”), then the Joint Venture Partner (either itself or through an independent leasing agent) shall not be restricted from negotiating a lease with such Key Tenant; provided, that (i) to the extent that the Joint Venture Partner commences such negotiations, the Applicable Party shall notify Owner Member of such commencement of negotiations (but, for the avoidance of doubt, shall have no obligation to provide any other information with respect thereto), (ii) the Applicable Party recuses itself from lease negotiations with the applicable Key Tenant with respect to space at the Alternative Property and (iii) upon the written request of Owner Member, the Applicable Party recuses itself from negotiations with the applicable Key Tenant with respect to space at the Property.

(c) After the expiration of the Restricted Period with respect to each Key Tenant, neither SLG nor RXR Realty (nor any of their respective Affiliates) shall be restricted from soliciting or negotiating with any Key Tenant; provided, that SLG or RXR Realty, as applicable, shall (i) notify Owner Member of such commencement of negotiations (but, for the avoidance of doubt, shall have no obligation to provide any other information with respect thereto) and (ii) recuse itself from negotiations with the such Key Tenant with respect to space at the Property. In addition, the restriction set forth in Section 5.3(a) above shall have no further force or effect with respect to a Key Tenant from and after the date, if any, that such Key Tenant, whether pursuant to such Key Tenant’s Lease or otherwise, notifies the Company, any

Participating Member, any Subsidiary, any Affiliate of any of the foregoing or any leasing agent engaged by any of the foregoing that such Key Tenant will not be renewing or will be terminating such Key Tenant’s Lease.

ARTICLE 6

REPORTING; ANNUAL BUSINESS PLANS AND BUDGETS; BOOKS AND RECORDS;

EXPENSES AND OTHER MATTERS

6.1 Reporting.

(a) Monthly Reports. As soon as reasonably practicable, but no later than the fifteenth of each month, the Administrative Member shall furnish, or cause the Company to furnish (in each case, at the Company’s expense), to the other Participating Member the following information:

(i) a monthly trial balance;

(ii) a current rent roll;

(iii) bank account reconciliation; and

(iv) (A) supporting documentation for all balance sheet accounts classified within “Cash and Cash Equivalents” on the Company’s balance sheet, (B) a system generated report of tenant receivables, (C) a system generated report of accounts payable, (D) a system generated general ledger (such general ledger shall be downloaded into MRI or other systems reasonably requested by a Participating Member), (E) a schedule of accrued expenses and (F) supporting documentation for all other balance sheet accounts in excess of $100,000, in each case, at or as of the applicable reporting date.

(b) Quarterly Reports. As soon as reasonably practicable, but no later than 30 days after the last day of each Fiscal Quarter, the Administrative Member shall furnish, or cause the Company to furnish (in each case, at the Company’s expense), to the Participating Members (and with respect to Sections 6.1(b)(i) – (iv), the Comfort Member; provided that (x) the failure to provide the items in Sections 6.1(b)(i) – (iv) to the Comfort Member shall not be a default hereunder by the Administrative Member but (y) notwithstanding the foregoing clause (x), the Comfort Member shall be entitled to make a claim against the Company with respect to the failure to provide such items if such items were provided to the Members other than the Comfort Member) the following information:

(i) a report which includes with respect to the Companies a complete set (excluding footnotes) of unaudited financial statements of the Companies, prepared in accordance with GAAP, including a balance sheet for the Company as of the end of such Fiscal Quarter, together with related statements for income, Members’ capital and cash flows for such Fiscal Quarter, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period for the prior Fiscal Quarter; and

(ii) a report describing the qualification of the Company’s assets as of the end of such quarter with the REIT asset test under Section 856(c)(4) of the Code;

(iii) a report describing the qualification of the Company’s income for the calendar year through such date with the REIT income tests under Section 856(c)(2) and (3) of the Code;

(iv) a report describing any “impermissible tenant services income” (as defined in Section 856(d)(7) of the Code) of the Company for the calendar year through such date; and

(v) such other information as a Participating Member shall reasonably request in order to determine its (or its direct or indirect investor’s) qualification as a REIT or otherwise to meet all financial statement, reporting and other requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder applicable to any REIT and its Subsidiaries, provided that if the Company or a Participating Member incurs any out of pocket expenses in furnishing the requested information, such expenses shall be borne by the requesting Participating Member.

(c) Audited Financial Statements. As soon as reasonably practicable, but no later than (i) 60 days after the close of the Fiscal Year ending December 31, 2017 and (ii) 75 days after the close of each Fiscal Year thereafter, the Administrative Member shall furnish, or cause the Company to furnish (in each case, at the Company’s expense), to the other Members annual statements audited by the Accountants which shall include a balance sheet for the Company as of the end of such Fiscal Year, together with related statements of income, Members’ capital and cash flows for such Fiscal Year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior Fiscal Year, which shall be prepared on a GAAP basis. Owner Member shall reasonably cooperate in compiling any tax audit with respect to 2017, including Owner Member or an officer of Owner Member providing a representation letter as required by the Company’s auditor to audit the 2017 financial statements for periods prior to Closing. Notwithstanding the foregoing, (i) the failure to provide the items in this Section 6.1(c) to the Comfort Member shall not be a default hereunder by the Administrative Member but (ii) notwithstanding the foregoing clause (i), the Comfort Member shall be entitled to make a claim against the Company with respect to the failure to provide such items if such items were provided to the Members other than the Comfort Member.

(d) Lender Reporting and Correspondence. The Administrative Member shall deliver to each Participating Member a copy of each financial statement and other periodic report required to be delivered to any agent or lender pursuant to the terms of any Loan Document simultaneously with the delivery of such statement or other report under such Loan Document. The Administrative Member shall promptly deliver to the Participating Members all material correspondence between any of the Companies and the lenders (including all notices of default and notices of non-compliance and the Companies’ response thereto).

(e) Access. Upon request, the Administrative Member and the Company shall permit each Participating Member to (i) visit the Property and (ii) examine and review the financial records, books of account, Records and other documents of the Companies, in each case, during normal business hours and upon reasonable notice.

6.2 Annual Business Plans; Annual Budgets; Arbitration.

(a) Prior to the date of this Agreement, the Participating Members have approved the Initial Budget (which shall constitute an Approved Budget and an Approved Business Plan) for the Current Budget Year and the 2018 Budget Year. Not later than 45 days prior to the end of each Budget Year subsequent to the 2018 Budget Year, the Administrative Member shall prepare and submit to the Board a proposed Annual Business Plan (including a proposed Annual Budget) for the succeeding Budget Year. If any Manager objects to the proposed Annual Business Plan (including a proposed Annual Budget) or any portion thereof, such Manager shall provide to the other Managers, within 10 days after receipt of the proposed Annual Business Plan (including a proposed Annual Budget), a notice specifying, in reasonable detail, such objections (an “Objection Notice”). Upon receipt of an Objection Notice, the Managers shall work together to modify the proposed Annual Business Plan (including a proposed Annual Budget) to resolve any disagreements as to the proposed Annual Business Plan (including a proposed Annual Budget). If, prior to the commencement of any Budget Year, the Board has not approved the amount to be allocated to all line items set forth in the proposed Annual Budget for such Budget Year, then, as to any disputed line items, whether then subject to an Objection Notice or otherwise, the amount budgeted for such line item shall be deemed to be the amount, as adjusted for any increase in the CPI and for the actual amount of any Necessary Expenses, of the corresponding line item in the immediately preceding Budget Year’s Approved Budget, and such amount shall be controlling until such time as such disputed line item receives Board Approval or is resolved pursuant to arbitration in accordance with Section 6.2(b).

(b) Arbitration. In the event of any dispute under Section 6.2(a) with respect to the Annual Business Plan or the Annual Budget, between Owner Member and/or its appointed Manager on the one hand, and Investor Member and/or the SLG or RXR Realty appointed Manager on the other hand, at any time, either Participating Member may submit such dispute to final and binding arbitration in New York, NY, administered by JAMS in accordance with JAMS Streamlined Arbitration Rules and Procedures in effect at that time, by an arbitrator with at least ten years of experience in operating and managing real estate operating companies owning properties similar to the Property in Manhattan. Each Participating Member shall submit to the Arbitrator its position on each matter in dispute and any applicable materials that it desires that the arbitrator consider in making its determination within 7 Business Days following the appointment of the arbitrator. The arbitrator shall consider only the materials submitted to it for resolution. The Participating Members shall cooperate with JAMS and with each other in scheduling the arbitration proceedings so that a final non-appealable award is rendered within 30 calendar days after submission to arbitration, and any notice requirements under Paragraph 14(b) of the JAMS Streamlined Arbitration Rules and Procedures or otherwise may be shortened by the JAMS arbitrator in its discretion. The non-prevailing party in such arbitration shall pay all fees and disbursements due to JAMS and the JAMS arbitrator as well as the reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) of the prevailing party incurred in connection with the arbitration. The JAMS arbitrator shall be (i) a disinterested and impartial person and (ii) selected in accordance with Paragraph “12(c)” et seq. of the JAMS Streamlined Arbitration Rules and Procedures. The JAMS arbitrator shall be bound by the provisions of this Agreement and by Applicable Law. The JAMS arbitrator shall select the position proposed by either the Owner Member or the Investor Member for each disputed line item (and no other position), which, in his or her opinion, is more consistent with the prevailing practices of prudent owners of similar Class A office buildings in Manhattan, and shall notify the Participating Members of its determination. The position selected by the JAMS arbitrator with respect to each item in dispute shall be deemed to be included in the Annual Business Plan

(including the Annual Budget). Any decision rendered by the JAMS arbitrator with respect to any matter in dispute shall be final, conclusive and binding upon the Company and the Participating Members and may be entered and enforced in any court having jurisdiction.

6.3 Books of Account. At all times during the continuance of the Company, the Administrative Member shall keep or cause to be kept true and complete books of account in which shall be entered fully and accurately each transaction of the Company and each Subsidiary thereof. Such books of account shall be kept on the basis of the Budget Year in accordance with the accrual method of accounting and shall reflect all Company and Subsidiary transactions in accordance with GAAP. All expenses incurred in connection with the above shall be borne by the Company.

6.4 Expenses. All expenses incurred in connection with the discharge of Company obligations, including those set forth in Sections 6.1, 6.2 and 6.3, shall be borne by the Company.

6.5 Availability of Books of Account. All of the books of account referred to in Section 6.3 and other Records, together with an executed copy of this Agreement and the Certificate of Formation, and any amendments thereto, shall at all times be maintained at the principal office of the Company or such other location as the Administrative Member may reasonably determine.

6.6 Tax Returns and Tax Elections.

(a) Administrative Member shall cause to be prepared and filed (including, at Administrative Member’s option, by engaging an Accountant or FTI Consulting), at the expense of the Company, all required federal, state and local tax returns for the Company on or before the date that such returns are due (including extensions) subject to, in the case of each tax return of the Company relating to a material amount of taxes, the other Participating Member’s approval (which approval shall not be unreasonably withheld, conditioned or delayed). The Administrative Member shall cause to be furnished an estimated statement of the Member’s distributive share of income, gains, losses, deductions and credits for such Fiscal Year on a Form K-1 to all Members within 75 days after the end of each Fiscal Year of the Company, and a final statement of the Member’s distributive share of income, gains, losses, deductions and credits for such Fiscal Year on a Form K-1 no later than July 31 following the end of each Fiscal Year of the Company, including any other tax information necessary for the Members to file the tax returns they are reasonably required by Applicable Law to file. Notwithstanding the foregoing, (i) the failure to provide the items in the preceding sentence to the Comfort Member shall not be a default hereunder by the Administrative Member but (ii) notwithstanding the foregoing clause (i), the Comfort Member shall be entitled to bring a claim against the Company with respect to the failure to provide such items if such items were provided to the Members other than the Comfort Member. All expenses incurred in connection with the above shall be borne by the Company.

(b) Except as otherwise expressly provided herein, the Administrative Member shall make all applicable elections, determinations and other decisions under the Code (or any other federal or state law), including the deductibility of a particular item of expense and the positions to be taken on the Company’s tax return, in each case subject to the other Participating Member’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Participating Members each shall take reporting positions on their respective U.S. federal, state and local income tax returns consistent with the positions determined for the Company. The Administrative Member shall cause the Company to have in effect an election under Section 754 of the Code (and to the extent applicable, analogous elections under state and local laws). Any accounting, tax preparation or other administrative expenses incurred (or to be incurred) by the Company or its Subsidiaries or the Administrative Member as a result of tax basis adjustments under Section 743 of the Code or related provisions shall be borne by the Company.

6.7 Tax Matters Representative . Except as otherwise expressly provided and subject to Section 11.10(a) herein:

(a) The Administrative Member is designated the “tax matters partner,” as defined in Code Section 6231(a)(7) prior to its amendment by the Bipartisan Budget Act, and effective for the first taxable year beginning after December 31, 2017 and thereafter, the Administrative Member shall serve as the “partnership representative” within the meaning of section 6223(a) of the Code, as amended by the Bipartisan Budget Act (in each such capacity, the “Tax Matters Representative”). The Tax Matters Representative shall appoint a “designated individual” in accordance with the requirements of Proposed Regulations Section 301.6223-1(b), as applicable. Subject to the further terms of this Section 6.7, the Tax Matters Member is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including administrative and judicial proceedings (including any proceedings ongoing as of the Effective Date), subject to the further terms of this Section 6.7, and to expend Company funds for professional services and costs associated therewith. The Participating Members agree to cooperate with each other and to do or refrain from doing any and all things reasonably required to conduct such proceedings. All expenses incurred in connection with any such audit and with any other tax investigation, settlement or review shall be borne by the Company. The Company hereby indemnifies and holds harmless the Tax Matters Representative from and against any claim, loss, expense, liability, action or damage resulting from its acting or its failure to take any action as the Tax Matters Representative of the Company and its Subsidiaries except where the Tax Matters Representative’s conduct is determined by a court of competent jurisdiction to be the result of gross negligence, fraud, bad faith or willful misconduct.

(b) In the event that the Company shall be the subject of an audit by any federal, state or local taxing authority, to the extent that the Company is treated as an entity for purposes of such audit, including administrative settlement and judicial review, the Tax Matters Representative shall be authorized to act for, and its decision shall be final and binding upon, the Company and each Member thereof; provided, however, that the Tax Matters Representative shall (i) notify the Participating Members of any administrative or judicial proceeding with respect to the Company, (ii) furnish the Participating Members with any material correspondence or communication relating to the Company from the Internal Revenue Service or state or local taxing authority received by the Tax Matters Representative, (iii) consult with the Participating Members and the Managers prior to taking any material action relating to the tax affairs of the Company, and (iv) make all decisions affecting the tax affairs of the Company in good faith using its reasonable business judgment (it being understood and agreed that for the purposes of this Agreement, the term “reasonable business judgment” shall refer to the “business judgment rule” as the same would be applied under Applicable Law if the Person in question were a director of a corporation); provided, further, that notwithstanding anything to the contrary in this Section 6.7(b), to the extent such audit, including administrative settlement and judicial review, relates to a tax year of the Company or a Subsidiary thereof that ends prior to or includes the Effective Date, the Owner Member shall have the right to participate in such audit at its own expense and all decision regarding such audit shall be subject to the consent of the Owner Member, which consent shall not be unreasonably conditioned, delayed or withheld.

(c) The Tax Matters Representative shall use reasonable efforts to obtain a reduction in any imputed underpayment that may be available to the beneficial owners of any Member pursuant to section 6225 of the Code, as amended by the Bipartisan Budget Act, and Regulations thereunder, including pursuant to section 6225(c)(3) and section 6225(c)(4) of the Code, as amended by the Bipartisan Budget Act, and Regulations thereunder provided that each Member shall use commercially reasonable efforts to provide the Tax Matters Representative with any information reasonably requested by the Tax Matters Representative and necessary for the Tax Matters Representative to comply with this undertaking and, to the extent possible, the applicable Member shall be entitled to all of the economic benefit associated with any such reduction and shall not bear the economic burden associated with a higher rate or amount of taxes that is attributable to any other Member with respect to any imputed underpayment.

(d) The Members acknowledge that the Company shall elect the application of section 6226 of the Code, as amended by the Bipartisan Budget Act, for its first taxable year beginning after December 31, 2017, in the event that it receives a “notice of final partnership adjustment” that would otherwise permit collection from the Company a deficiency of tax, for each relevant year, unless the Tax Matters Representative determines after consultation with the Members (it being understood that the Tax Matters Representative shall make such determination in its sole and absolute discretion) that the election under section 6226 of the Code, as amended by the Bipartisan Budget Act, is not in the best interests of the Company or cannot be made in a timely manner, in which case the Company shall not make such election. This acknowledgment applies to each Member whether or not it owns a Membership Interest in both the reviewed year and the year of the adjustment. The Members covenant to take into account and report any adjustment, determined in accordance with section 6226 of the Code, as amended by the Bipartisan Budget Act, and any Regulations adopted therewith, to their items for the reviewed year and succeeding years prior to the year of adjustment as notified to them by the Tax Matters Representative on behalf of the Company in a statement, in the manner provided in section 6226(b) of the Code, as amended by the Bipartisan Budget Act, for the Company’s first taxable year beginning after December 31, 2017 and thereafter if reasonably permitted, whether or not such Member owns a Membership Interest or remains a Member in the year of any such statement. Any Member which fails to report its share of such adjustments on its U.S. federal income tax return for its taxable year including the date of any such statement as described immediately above shall indemnify and hold harmless the Company and the other Members against any tax, interest and penalties collected from the Company as a result of such Member’s inaction, together with interest thereon at the rate per annum then applicable to Regular Make-Up Loans, compounded annually.

(e) If the Company does not elect the application of section 6226 of the Code, as amended by the Bipartisan Budget Act, pursuant to Section 6.7(d), then, to the extent that the Company is assessed amounts under section 6221(a) of the Code, as amended by the Bipartisan Budget Act, (i) each current or former Member to which such assessment relates shall pay to the

Company such Member’s share of the assessed amounts, as determined by the Tax Matters Representative, including such Member’s share of any additional accrued interest and penalties assessed against the Company relating to such Member’s share of the assessment, upon thirty (30) days of written notice from the Tax Matters Representative requesting the payment, and (ii) if a former Member fails to pay to the Company such former Member’s share of the assessed amounts (and any additional interest) in accordance with clause (i), then the current Member who is the direct or indirect transferee of such former Member’s Membership Interest shall be liable for, and shall pay to the Company, such former Member’s share. At the reasonable discretion of the Tax Matters Representative, with respect to current Members, the Company may alternatively allow some, or all, of a Member’s obligation pursuant to the preceding sentence to be applied to and reduce the next distribution(s) otherwise payable to such Member under this Agreement.

(f) The provisions contained in this Section 6.7 shall survive the liquidation, termination and dissolution of the Company and the withdrawal of any Member or the Transfer of any Member’s Membership Interest in the Company.

ARTICLE 7

CAPITAL CONTRIBUTIONS

7.1 Capital Accounts of the Members; Capital Contributions. On the date hereof, each Member has a Capital Account in the amount set forth opposite its name on Exhibit A under the column “Capital Account.” The Company shall not issue certificates to the Members representing any of the Membership Interests held by any Member.

7.2 No Obligation. No Member shall have any personal liability whatsoever in such Member’s capacity as a Member, whether to the Company, to any of the other Members, to the creditors of the Company or to any other third-party, for the debts, liabilities, commitments or other obligations of the Company or for any losses of the Company. No Member shall be required to lend any funds to the Company or to make any contribution of capital or any other payments to the Company, except as otherwise expressly required by this Agreement. Neither any loan made, nor any service performed, by any Member to or for the benefit of the Company shall be deemed to constitute a contribution to the capital of the Company for any purpose.

7.3 Additional Capital Contributions.

(a) If the Company requires additional capital for a Permitted Purpose, then, to the extent any Participating Member reasonably believes the funds required to accomplish such Permitted Purpose cannot reasonably be obtained from existing funds or operating activities during the relevant period, such Participating Member may send a notice (a “Call Notice”) to the other Members that sets forth: (i) the relevant Permitted Purpose; (ii) the aggregate amount the Participating Member submitting the Call Notice has determined is required to accomplish such Permitted Purpose (the “Capital Call Amount”); (iii) the amount of each Member’s pro rata share of the Capital Call Amount (the “Pro Rata Share”), determined in accordance with the Membership Interest of such Member as of the date of the Call Notice (provided that with respect to a Call Notice for additional capital contributions required to be funded pursuant to Section 7.3(c), each Member’s Pro Rata Share shall be deemed to be its Pro Rata Share as of the Effective Date); and (iv) the date by which the Capital Call Amount must be paid to the

Company, which date shall be not less than 20 days following the date of delivery of such Call Notice. Within ten days after the date of receipt of such Call Notice, each Member shall notify the other Members, the Administrative Member, and the Managers whether such Member intends to make any Additional Capital Contribution pursuant to such Call Notice (any Additional Capital Contributions made after the date hereof solely for purposes of funding the accomplishment of a Permitted Purpose are referred to herein as “Additional Capital”). Notwithstanding anything to the contrary contained herein, Owner Member shall not be permitted to deliver a Call Notice if a Key Person Event has occurred and a Key Person Event Cure has not occurred with respect thereto.

(b) The Owner Member represents that as of the Effective Date, it (or NYRT) has reserved an amount equal to $90,693,167, representing 110% of the $82,448,334 of the capital required to be funded by Owner Member, including the portion thereof that is attributable to the Comfort Member’s share of such required capital (based on their respective Pro Rata Shares of the capital required to be funded by additional capital contributions in the Initial Budget).

(c) The Owner Member and the Investor Member each agree to contribute its Pro Rata Share of capital required to be funded by additional capital contributions for the purposes set forth in the Initial Budget. If (i) Owner Member shall fail to contribute its Pro Rata Share of capital required to be funded by additional capital contributions for the purposes set forth in the Initial Budget or any other Owner Requested Capital, and such failure continues for a 10 day period following the date set forth in the Call Notice by which the Capital Call Amount must be paid to the Company or (ii) Comfort Member shall be a Non-Contributing Member with respect to its Pro Rata Share of capital required to be funded by additional capital contributions for the purposes set forth in the Initial Budget or any other Owner Requested Capital (such Failed Contribution by the Comfort Member, a “Comfort Member Special Failed Contribution”) and Owner Member shall fail to advance the Comfort Member Special Failed Contribution within 20 days of receipt of the related Failure Notice, then, in each case, in addition to other rights and remedies available to Investor Member against Owner Member hereunder with respect to such failure, Owner Member and its appointed Manager(s) shall be deemed to have relinquished all rights to propose and execute any Major Decision, other than with respect to Major Decisions pursuant to clauses (a), (b), (c), (e), (f), (g), (j), (y) and (z) of the definition thereof.

(d) A Member that notifies the other Members and the Administrative Member that it does not intend to fund its Pro Rata Share of the Capital Call Amount or that fails to contribute its Pro Rata Share of the Capital Call Amount prior to the expiration of the period specified in the Call Notice is referred to herein as a “Non-Contributing Member” and a Member that actually funds its required contribution (a “Funded Contribution”) is referred to herein as a “Contributing Member.” The Administrative Member shall give prompt notice to each of the Non-Contributing Member and the Contributing Member (a “Failure Notice”) of any such failure and the amount of the contribution not funded to the Company (such amount is hereinafter referred to as the “Failed Contribution”).

(e)

(i)	If the Owner Member is the Non-Contributing Member, within 20 days of receipt of the Failure Notice, the Investor Member shall advance the Owner Member’s Failed Contributions (other than a Failed Contribution with respect to additional capital contributions required to be contributed by Owner Member pursuant to Section 7.3(c), which Investor Member shall have the option, but not the obligation, to advance).

(ii)	If the Comfort Member is the Non-Contributing Member, within 20 days of receipt of the Failure Notice, the Owner Member shall advance the Comfort Member’s Failed Contribution, as a Member Loan from the Owner Member to the Comfort Member, which Member Loan shall be a Regular Make-Up Loan and shall bear interest at the Owner Member’s Cost of Borrowing as then applicable to Regular Make-Up Loans to Owner Member.

(iii)	If the Investor Member is the Non-Contributing Member, within 20 days of receipt of the Failure Notice, the Owner Member may, but is not required to, advance all or a portion of the Investor Member’s Failed Contribution. If the Owner Member elects not to advance all of the Investor Member’s Failed Contribution, in addition to any other remedies available to the Owner Member under this Agreement, the Owner Member shall receive an immediate refund of all, or a specified portion, of its Funded Contribution.

(iv)	The Comfort Member shall have no right to make an advance for any portion of a Participating Member’s Failed Contribution.

(f) If the Owner Member fails to advance the Comfort Member’s Failed Contribution pursuant to Section 7.3(e)(ii), such failure shall be treated as a Failed Contribution by the Owner Member and shall therefore be subject to an advance by Investor Member to Owner Member pursuant to Section 7.3(g), and, to the extent that the Investor Member makes such an advance, (i) Investor Member shall elect, either (A) to treat such advance as a Member Loan to Owner Member pursuant to Section 7.3(g)(i), (which shall be a Regular Make-Up Loan or Special Make-Up Loan, as applicable) or (B) to treat such advance as an LLC Loan pursuant to Section 7.3(g)(ii) in which event the Pro Rata Share of each of Investor Member and Owner Member (provided that Owner Member has funded its own Pro Rata Share) shall be Contributing Member LLC Loans and the advance by Investor Member of Comfort Member’s Pro Rata Share shall be a Non-Contributing Member LLC Loan, with Investor Member being the Lending Member and Owner Member being the Non-Lending Member (or, if Owner Member has not funded its own Pro Rata Share and Investor Member advances the same, the Pro Rata Share of Owner Member shall be a Non-Contributing Member LLC Loan and Owner Member shall be the Non-Lending Member with respect thereto in addition to being the Non-Lending Member with respect to Comfort Member’s Pro Rata Share) and (ii) Owner Member shall be deemed to have made a Member Loan to Comfort Member with respect thereto (notwithstanding Owner Member’s failure to make an advance pursuant to Section 7.3(e)(ii)).

(g) If a Contributing Member that is a Participating Member is required to advance or elects to advance the Non-Contributing Member’s Failed Contribution to the Company pursuant to clause (e) above, then either (at the election by written notice from the Contributing Member to the Non-Contribution Member):

(i)	such advance shall be treated as a loan from such Contributing Member to such Non-Contributing Member(s) and as a Capital Contribution by such Non-Contributing Member(s) to the Company in the amount of such loan (a “Member Loan”); or

(ii)	the Contributing Member’s Pro Rata Share shall be converted into a loan from the Contributing Member to the Company (a “Contributing Member LLC Loan”) and the advance by the Contributing Member of the Non-Contributing Member’s Failed Contribution shall be treated as a loan from the Contributing Member that is a Participating Member to the Company (a “Non-Contributing Member LLC Loan” and together with the corresponding Contributing Member LLC Loan, hereinafter collectively, an “LLC Loan”). The Contributing Member who funds an LLC Loan shall hereinafter be referred to as the “Lending Member” and the Non-Contributing Member shall hereinafter be referred to as the “Non-Lending Member”.

(h) Each Member Loan or LLC Loan shall be either (i) a “Special Make-Up Loan”, if advanced (A) on account of Owner Member’s Failed Contribution with respect to Additional Capital Contributions required to be made by Owner Member pursuant to Section 7.3(c), (B) on account of an Owner Member’s Failed Contribution for Owner Requested Capital or (C) on account of Owner Member’s failure to make a Member Loan on behalf of a Comfort Member Special Failed Contribution or (ii) otherwise, a “Regular Make-Up Loan”. For the avoidance of doubt, in no event shall a Member Loan to the Comfort Member constitute a Special Make-Up Loan. Following the funding of all Additional Capital Contributions required by a Call Notice, or the extension of any Make-Up Loan in lieu thereof, the Administrative Member shall send a notice to each Member setting forth the Funded Contributions made and the related Contributing Members and any Make-Up Loans made and the related Contributing Member, Non-Contributing Member, Lending Member and Non-Lending Member, as applicable.

(i) Interest shall accrue on the amount outstanding under any Regular Make-Up Loan to any Member at the Owner Member’s Cost of Borrowing. Interest shall accrue on the amount outstanding under any Special Make-Up Loan to any Participating Member at a rate equal to 17.5% per annum (compounded annually) on any aggregate outstanding principal balance of the Special Make-Up Loans to such Participating Member.

(j) If, pursuant to Section 7.3(g)(i) above, the Contributing Member funds a Member Loan, then distributions to be made to the Non-Contributing Member shall be paid directly to Contributing Member in respect of the Member Loan (together with interest accrued thereon) pursuant to Section 9.2(b) and Section 9.3(b), which amounts shall be applied to each Member Loan until such Member Loan, and all accrued interest thereon, is paid (or deemed paid) in full, first to accrued interest and then in reduction of principal. Other than distributions to Investor Member pursuant to the last paragraph of Section 9.2 or Section 9.3, no distributions shall be made to a Non-Contributing Member until such Member Loan (together with all interest accrued thereon) is paid in full. If two (2) or more Member Loans to the same Non-Contributing Member shall be outstanding at the same time, and any amount is applied in payment of such Member Loans, such amount shall be deemed to have been applied to Member Loans in the chronological order in which such Member Loans were made and first to pay the accrued interest on such Member Loan and then to pay the principal amount thereof.

(k) If pursuant to Section 7.3(g)(ii) the Lending Member funds an LLC Loan, then the LLC Loan (together with interest accrued thereon) shall be paid to the Lending Member pursuant to Section 9.2(a) and Section 9.3(a), in the priority set forth therein, which amounts shall be applied to each LLC Loan until such LLC Loan, and all accrued interest thereon, is paid (or deemed paid) in full, first to accrued interest and then in reduction of principal. Other than payments to Investor Member pursuant to the last paragraph of Section 9.2 or Section 9.3, no distributions shall be made to the Participating Members until such LLC Loan (together with all interest accrued thereon) is paid in full. If two (2) or more LLC Loans made by the same Lending Member shall be outstanding at the same time, and any amount is applied in payment of such LLC Loans, such amount shall be deemed to have been applied to LLC Loans in the chronological order in which such LLC Loans were made and first to pay the accrued interest on such LLC Loan and then to pay the principal amount thereof.

(l) Each LLC Loan will be treated as a loan to the Company. Any tax item attributable to the interest accruing on an LLC Loan shall be considered to have been incurred by the Company. The Company shall execute, acknowledge, deliver, file and/or record, as appropriate, a note evidencing the LLC Loan and a UCC-1 financing statement with respect thereto, which is not foreclosable. Promptly upon payment of an LLC Loan in full, and simultaneously with any Transfer permitted under this Agreement, the proceeds from which will be used to repay the LLC Loan simultaneously with the Transfer, the UCC-1 financing statement filed with respect thereto shall be terminated by the filing of a UCC-3 termination statement.

(m) Each Member Loan will be treated as a loan to the Non-Contributing Member and not as a loan to the Company and any interest accruing on such Member Loan will not affect the income of the Company. However, if for any reason any Member Loan is characterized in a manner that is inconsistent with the previous sentence, any tax item attributable to the interest accruing on such loan shall be considered to have been incurred by the Non-Contributing Member. At the Contributing Member’s request, the Non-Contributing Member shall execute, acknowledge, deliver, file and/or record, as appropriate, a note evidencing the Member Loan and a UCC-1 financing statement with respect thereto, which is not foreclosable. The sole recourse for a Member Loan shall be the distributions payable to a Non-Contributing Member and the amounts due from the Non-Contributing Member pursuant to Section 11.9. Promptly upon payment of a Member Loan in full, and simultaneously with any Transfer permitted under this Agreement, the proceeds from which will be used to repay the LLC Loan simultaneously with the Transfer, the UCC-1 financing statement filed with respect thereto shall be terminated by the filing of a UCC-3 termination statement.

(n) A Non-Lending Member shall have the right to cause the Company to repay the Non-Lending Member’s Percentage Interest of any LLC Loan (together with accrued interest thereon from the date such LLC Loan is made until the date it is paid in full) (such amount the “Non-Lending Member’s Contribution Amount”) in whole, but not in part (except in connection with a partial reduction of an LLC Loan pursuant to Section 9.2 or Section 9.3), at any time prior to an LLC Loan Conversion of the applicable LLC Loan, by funding an Additional Capital Contribution (a “Repayment Contribution”) to the Company, in immediately available funds, in an amount equal to the Non-Lending Member’s Contribution Amount (and, together therewith, shall pay to the Lending Member all accrued and outstanding interest thereon). Upon a Non-Lending Member’s funding of the entire amount of a Repayment Contribution required pursuant to the preceding sentence, (x) the amount of such Repayment Contribution shall be promptly distributed to the Lending Member in reduction of the applicable LLC Loan, (y) the Lending Member’s Percentage Interest of the applicable LLC Loan (but, for avoidance of doubt, not the accrued interest thereon) shall be converted into an Additional Capital Contribution of the Lending Member as of the date the Repayment Contribution is funded by the Non-Lending Member, and (z) the paid LLC Loan will be deemed discharged as of the date the Repayment Contribution is funded by the Non-Lending Member. If a Non-Contributing Member LLC Loan that is a Special Make-Up Loan is not paid in full, together with all accrued interest thereon, as of the date that is 60 days or more after the date that such Special Make-Up Loan was made, then Investor Member as the Contributing Member shall have the right (but not the obligation) at any time thereafter in its sole and absolute discretion to elect by written notice to the Non-Lending Member to convert the entirety of the related LLC Loan (together with all accrued and unpaid interest on the portion thereof that is a Non-Contributing Member LLC Loan (but, for avoidance of doubt, not the accrued interest on the Contributing Member LLC Loan)) into a contribution of Additional Capital (the Non-Lending Member’s Percentage Interest of such Additional Capital Contribution, hereinafter the “Non-Lending Member Default Capital Contribution”; the Lending Member’s Percentage Interest of such Additional Capital Contribution, hereinafter, the “Lending Member Default Capital Contribution”) by the Lending Member, with the Non-Lending Member(s) Default Capital Contribution being converted on a penalty dilutive basis pursuant to Section 7.3(p) (an “LLC Loan Conversion”). Upon an LLC Loan Conversion pursuant to this clause (n) (A) the converted LLC Loan will be discharged as of the date of the LLC Loan Conversion, and (B) the Lending Member will be deemed to have made the Lending Member Default Capital Contribution and Non-Lending Member Default Capital Contribution to the Company pursuant to Section 7.3(p) as of the date of the LLC Loan Conversion, and (C) the Percentage Interests of the Participating Members will be adjusted as of the date of the LLC Loan Conversion to reflect such Lending Member Default Capital Contribution and Non-Lending Member Default Capital Contribution on a penalty dilutive basis as more particularly provided in Section 7.3(p).

(o) A Non-Contributing Member shall have the right to repay a Member Loan in whole, but not in part (except in connection with a partial repayment of a Member Loan pursuant to Section 9.2 or Section 9.3), at any time prior to a Member Loan Conversion of the applicable Member Loan, by payment to the Contributing Member, in immediately available funds, of an amount equal to the entire amount of the outstanding principal balance of the Member Loan plus all interest thereon from the date such Member Loan was made until the date it is repaid in full. If a Member Loan that is a Special Make-Up Loan is not repaid in full, together with all accrued interest thereon, as of the date that is 60 days or more after the date that such Special Make-Up Loan was made, then Investor Member as the Contributing Member shall have the right (but not the obligation) at any time thereafter in its sole and absolute discretion to elect by written notice to the Non-Contributing Member to convert such Member Loan (together with all accrued and unpaid interest thereon) into an Additional Capital Contribution (a “Member Loan Default Capital Contribution”) by the Contributing Member on a penalty dilutive basis pursuant to Section 7.3(p) (a “Member Loan Conversion”), in which case (i) the converted Member Loan will be discharged as of the date of the Member Loan Conversion, (ii) the Contributing Member will be deemed to have made a Member Loan Default Capital Contribution to the Company pursuant to Section 7.3(p) as of the date of the Member Loan Conversion in an amount equal to the outstanding principal balance of the Member Loan (together with all accrued and unpaid interest thereon) as of the date of the Member Loan Conversion, and (iii) the Percentage Interests of the Participating Members will be adjusted as of the date of the Member Loan Conversion to reflect such Member Loan Default Capital Contribution as more particularly provided in Section 7.3(p).

(p) If (i) Investor Member as a Lending Member elects to convert a LLC Loan that includes a Special Make-Up Loan to a Non-Lending Member Default Capital Contribution and a Lending Member Default Capital Contribution pursuant to Section 7.3(n) and/or (ii) Investor Member as a Contributing Member elects to convert a Member Loan that is a Special Make-Up Loan to a Member Loan Default Capital Contribution pursuant to Section 7.3(o), then upon the applicable Conversion, the Percentage Interest (as the same may have been previously adjusted) of each of the Participating Members shall be adjusted to equal the percentage equivalent of the quotient determined by dividing (A) the positive difference, if any, between (1) the sum of (y) 100% of the aggregate Capital Contributions (including Lending Member Default Capital Contributions, but excluding Cram-Down Contributions) then or theretofore made by such Participating Member to the Company, plus (z) 175% of the Cram-Down Contributions then or theretofore made by such Participating Member to the Company (the excess of 175% of a Participating Member’s Cram-Down Contributions over such Participating Member’s Cram-Down Contributions is referred to herein as the “Cram-Down Excess Amount”), minus (2) the sum of (I) the Cram-Down Excess Amounts attributable to the Cram-Down Contributions then or theretofore made by the other Participating Member to the Company, plus (II) with respect to the Owner Member’s Percentage Interest only, the Comfort Member Special Failed Contribution if a Special Make-Up Loan made with respect thereto is being converted (a “Converted Comfort Member Special Failed Contribution”), by (B) the difference between (1) 100% of the aggregate Capital Contributions (including without limitation Cram-Down Contributions and Lending Member Default Capital Contributions) then or theretofore made by all of the Members to the Company less (2) any Capital Contribution deemed made by the Comfort Member on account of a Converted Comfort Member Special Failed Contribution For the avoidance of doubt, the provisions of this Section 7.3(p) shall not in any manner result in a change to Comfort Member’s Percentage Interest. For purposes of the application of this Section 7.3(p), the initial Capital Contribution of the Owner Member shall be $261,968,834.11, the Investor Member shall be $254,648,347.73 and the Comfort Member shall be $6,274,702.61. Examples of the operation of such calculations are set forth on Exhibit D attached hereto.

7.4 Capital of the Company. Except as expressly provided for in this Agreement, no Member shall be entitled to withdraw or receive any interest or other return on, or return of, all or any part of its Capital Contribution, or to receive any Company Assets (other than cash) in return for its Capital Contribution. No Member shall be entitled to make a Capital Contribution to the Company except as expressly authorized or required by this Agreement.

ARTICLE 8

CAPITAL ACCOUNTS

8.1 Establishment and Determination of Capital Accounts . A separate Capital Account shall be established for each Member on the books of the Company initially reflecting an amount identified pursuant to Section 7.1. Each Member’s Capital Account shall be:

(a) increased by (i) the amount of such Member’s Additional Capital Contributions, (ii) such Member’s distributive share of Net Income and any items in the nature of income or gain which are specially allocated to such Member pursuant to Section 10.1, and (iii) the amount of any Company liabilities assumed by such Member or which are secured by any asset distributed to such Member; and

(b) decreased by (i) the amount of cash and the Gross Asset Value of any Company Assets distributed to such Member pursuant to any provision of this Agreement, (ii) such Member’s distributive share of Net Losses and any items in the nature of expenses or losses which are specially allocated to such Member pursuant to Section 10.1 and (iii) the amount of any liabilities of such Member assumed by the Company or which are secured by any asset contributed by such Member to the Company.

(c) The foregoing provisions and any other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Sections 1.704-1(b) and 1.704-2 of the Regulations, and shall be interpreted and applied in a manner consistent with such Regulations. If the Managers, by Board Approval, shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including debits or credits relating to liabilities which are secured by contributed or distributed assets or which are assumed by the Company or any Member) are computed in order to comply with such Regulations, the Administrative Member shall make such modification; provided, that all allocations of Company income, gain, loss and deduction continue to have “substantial economic effect” within the meaning of Section 704(b) of the Code and that no Member is materially adversely affected by any such modification.

(d) A Person that acquires all (or a portion) of a Membership Interest from a Member, through a Transfer or otherwise, shall succeed to the Capital Account (or portion of the Capital Account) attributable to such Member with respect to such Membership Interest.

8.2 Negative Capital Accounts . Except as may be required by the Act or any other Applicable Law, no Member shall be required to pay to the Company or any other Member any deficit or negative balance which may exist from time to time in such Member’s Capital Account.

ARTICLE 9

DISTRIBUTIONS

9.1 Distribution Generally . Each distribution made by the Company, whether derived from operating cash flow or from the sale, exchange or other disposition of all or any portion of any securities or other assets or property or otherwise shall be made in accordance with this Article 9.

9.2 Quarterly Distribution . Except as provided with respect to distributions of a Repayment Contribution to a Lending Member pursuant to Section 7.3(n), commencing with the first calendar quarter following the Effective Date and for each calendar quarter thereafter, distributions of all Net Cash Flow received by the Company which was not previously distributed in respect of such calendar quarter (or, in the case of the first calendar quarter to commence following the Effective Date, since the date of this Agreement) shall be made no later than the 30th day following the end of the applicable calendar quarter, or, if such 30th day is not a Business Day, on the first Business Day following such 30th day (or more frequently if determined from time to time by Administrative Member) in the following order of priority (subject to the final paragraph of this Section 9.2):

(a) First, until all outstanding LLC Loans have been paid in full, pari passu, as follows: (i) the amount distributable under this Section 9.2(a) multiplied by the Percentage Interests of the Participating Members to each Lending Member that has made a LLC Loan, pro rata (based upon the relative outstanding principal and accrued and unpaid interest owed to each Lending Member in respect of LLC Loans made by such Lending Member) until each Lending Member has received aggregate distributions of Net Cash Flow pursuant to this Section 9.2(a) and Capital Proceeds pursuant to Section 9.3(a) in an amount necessary to provide each such Lending Member with a return of the remaining outstanding balance of the principal amount of any LLC Loans plus interest thereon at the applicable rate; and (ii) to the Comfort Member, the amount distributable under this Section 9.2(a) multiplied by the Percentage Interest of the Comfort Member (which amount shall be treated as payment of the outstanding balance of the principal amount of any LLC Loans made by the Comfort Member plus interest thereon at the applicable rate until the outstanding principal and accrued and unpaid interest owed to the Comfort Member in respect of LLC Loans made by the Comfort Member is paid in full); provided that if there shall be any unpaid Member Loan made by the Owner Member to the Comfort Member, all distributions to the Comfort Member pursuant to this Section 9.2(a) shall be paid directly to the Owner Member until the principal amount of and all accrued and unpaid interest on such Member Loan shall have been repaid, and if the Investor Member shall have made a Member Loan to the Owner Member to provide funds to make a Member Loan to the Comfort Member, any such payments that would have been paid to the Owner Member with respect to such Member Loan to the Comfort Member shall instead be paid to the Investor Member as payment on such Member Loan (such payments being deemed distributions to the Comfort Member for all purposes hereunder) (the foregoing in no way limiting payment on account of Member Loans made by Investor Member to Owner Member (including in order to provide funds for Owner Member to make a Member Loan to Comfort Member) pursuant to Section 9.2(b) or 9.3(b), to the extent outstanding); for the avoidance of doubt, no portion of an LLC Loan (other than an LLC Loan payable to the Comfort Member, as set forth above) shall be paid out of the portion of Net Cash Flow distributable to the Comfort Member;

(b) Second, to the Members pro rata in proportion to their respective Percentage Interest; provided that if there shall be any unpaid Member Loan, all distributions to the Non-Contributing Member pursuant to this Section 9.2(b) shall be paid directly to the Contributing Member until the principal amount of and all accrued and unpaid interest on such Member Loan shall have been repaid (such payments being deemed distributions to the Non-Contributing Member for all purposes hereunder), and if the Investor Member shall have made a Member Loan to the Owner Member to provide funds to make a Member Loan to the Comfort Member, any such payments that would have been paid to the Owner Member with respect to such Member Loan to the Comfort Member shall instead be paid to the Investor Member as payment on such Member Loan (such payments being deemed distributions to the Comfort Member for all purposes hereunder) (the foregoing in no way limiting payment on account of Member Loans made by Investor Member to Owner Member (including in order to provide funds for Owner Member to make a Member Loan to Comfort Member) pursuant to this Section 9.2(b) or Section 9.3(b), to the extent outstanding).

Notwithstanding the foregoing, for so long as any Special Liability is outstanding, all distributions to be made to Owner Member pursuant to this Section 9.2 shall be paid directly to Investor Member until such Special Liabilities have been satisfied (after taking into account prior payments on account of Special Liabilities hereunder, under Section 9.3, or otherwise); provided that this paragraph shall have no force or effect with respect to any Special Liability other than a Transfer Tax Special Liability in the event that (i) Owner Member is any Person other than (1) Named Owner Member, (2) NYRT, (3) NYRT OP, (4) any liquidating trust to which the assets or properties of Named Owner Member, NYRT or NYRT OP are Transferred or (5) any successor Person to Named Owner Member, NYRT or NYRT OP, whether by way of merger, consolidation, conversion, amalgamation or any similar transaction.

9.3 Capital Proceeds Distributions . Capital Proceeds received by the Company shall be distributed to each Member as promptly as practicable following receipt thereof in the following order of priority (subject to the final paragraph of this Section 9.3):

(a) First, until all outstanding LLC Loans have been paid in full, pari passu, as follows: (i) the amount distributable under this Section 9.3(a) multiplied by the Percentage Interests of the Participating Members to each Lending Member that has made a LLC Loan, pro rata (based upon the relative outstanding principal and accrued and unpaid interest owed to each Lending Member in respect of LLC Loans made by such Lending Member) until each Lending Member has received aggregate distributions of Net Cash Flow pursuant to Section 9.2(a) and Capital Proceeds pursuant to this Section 9.3(a) in an amount necessary to provide each such Lending Member with a return of the remaining outstanding balance of the principal amount of any LLC Loans plus interest thereon at the applicable rate; and (ii) to the Comfort Member, the amount distributable under this Section 9.2(a) multiplied by the Percentage Interest of the Comfort Member (which amount shall be treated as payment of the outstanding balance of the principal amount of any LLC Loans made by the Comfort Member plus interest thereon at the applicable rate until the outstanding principal and accrued and unpaid interest owed to the Comfort Member in respect of LLC Loans made by the Comfort Member is paid in full); provided that if there shall be any unpaid Member Loan to made by the Owner Member to the Comfort Member, all distributions to the Comfort Member pursuant to this Section 9.3(a) shall be paid directly to the Owner Member until the principal amount of and all accrued and unpaid interest on such Member Loan shall have been repaid, and if the Investor Member shall have made a Member Loan to the Owner Member to provide funds to make such Member Loan to the Comfort Member, any such payments that would have been paid to the Owner Member with respect to such Member Loan to the Comfort Member shall be paid to the Investor Member as payment on such Member Loan (such payments being deemed distributions to the Comfort Member for all purposes hereunder) (the foregoing in no way limiting payment of account of Member Loans made by Investor Member to Owner Member (including in order to provide funds for Owner Member to make a Member Loan to Comfort Member) pursuant to Section 9.2(b) or 9.3(b), to the extent outstanding); for the avoidance of doubt, no portion of an LLC Loan shall be paid out of the portion of Capital Proceeds distributable to the Comfort Member (other than an LLC Loan payable to the Comfort Member, as set forth above).

(b) Second, to the Members pro rata in proportion to their respective Percentage Interest at the time the Capital Proceeds are received by the Company; provided that if there shall be any unpaid Member Loan, all distributions to the Non-Contributing Member pursuant to this Section 9.3(a) shall be paid directly to the Contributing Member until the principal amount of and all accrued and unpaid interest on such Member Loan shall have been repaid, and if the Investor Member shall have made a Member Loan to the Owner Member to provide funds to make a Member Loan to the Comfort Member, any such payments that would have been paid to the Owner Member with respect to Member Loan to the Comfort Member shall be paid to the Investor Member as payment on such Member Loan (such payments being deemed distributions to the Non-Contributing Member for all purposes hereunder) (the foregoing in no way limiting payment on account of Member Loans made by Investor Member to Owner Member (including in order to provide funds for Owner Member to make a Member Loan to Comfort Member) pursuant to this Section 9.3(b) or Section 9.2(b), to the extent outstanding).

Notwithstanding the foregoing, for so long as any Special Liability is outstanding, all distributions to be made to Owner Member pursuant to this Section 9.3 shall be paid directly to Investor Member until such Special Liabilities have been satisfied (after taking into account prior payments on account of Special Liabilities hereunder, under Section 9.2, or otherwise); provided that this paragraph shall have no force or effect with respect to any Special Liability other than a Transfer Tax Special Liability in the event that (i) Owner Member is any Person other than (1) Named Owner Member, (2) NYRT, (3) NYRT OP, (4) any liquidating trust to which the assets or properties of Named Owner Member, NYRT or NYRT OP are Transferred or (5) any successor Person to Named Owner Member, NYRT or NYRT OP, whether by way of merger, consolidation, conversion, amalgamation or any similar transaction.

9.4 Amounts and Priority of Distributions. The amount available for distribution on each distribution date shall be determined by the Administrative Member in accordance with Sections 9.2 or 9.3, as applicable.

9.5 Limitation Upon Distributions. No distribution or return of a Capital Contribution shall be declared and paid if, after such distribution or return is made:

(a)	the Company would be insolvent; or

(b)	the net assets of the Company would be less than zero.

9.6 Withholding. Each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any amount of federal, state, local or foreign taxes that the Administrative Member reasonably determines that the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement, including any taxes required to be withheld or paid by the Company pursuant to Code Section 1441, Code Section 1442, Code Section 1445 or Code Section 1446.

9.7 Accounting Principles. Except for such accounting principles set forth herein, all accounting shall be done on a GAAP basis, unless the Participating Members otherwise agree.

ARTICLE 10

ALLOCATIONS

10.1 Allocations of Net Income and Net Loss Generally. Except as otherwise provided in this Agreement, after giving effect to the special allocations in Section 10.2, Net Income, Net Loss and, to the extent necessary, individual items of income, gain, credit, loss and deduction of the Company for each Fiscal Year or other applicable period shall be allocated among the Members in a manner that will as nearly as possible cause the Capital Account balance of each Member at the end of such Fiscal Year or other applicable period to equal (i) the amount of the distributions that would be made to such Member pursuant to Section 12.3 of the Agreement if the Company were dissolved, its affairs wound up and its assets were sold for cash equal to their Gross Asset Value, taking into account any adjustments thereto for such period, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and the net assets of the Company were distributed in full in accordance with Section 12.3 to the Members immediately after making such allocations, minus (ii) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain and the amount, if any and without duplication, that the Member would be obligated to contribute to the capital of the Company, all computed immediately prior to the hypothetical sale of assets.

10.2 Regulatory Allocations. Notwithstanding any other provision of this Agreement, the following allocations shall be made prior to any other allocations under this Agreement and in the following order of priority:

(a) Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Regulations, if there is a net decrease in Company Minimum Gain for any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain to the extent required by Section 1.704-2(f) of the Regulations. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f) and (i) of the Regulations. This Section 10.2(a) is intended to comply with the minimum gain chargeback requirement in said section of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this Section 10.2(a) shall be made in proportion to the respective amounts required to be allocated to each Member pursuant hereto.

(b) Member Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Member’s share of the net decrease in the Member Nonrecourse Debt Minimum Gain to the extent and in the manner required by Section 1.704-2(i) of the Regulations. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and (j)(2) of the Regulations. This Section 10.2(b) is intended to comply with the minimum gain chargeback requirement with respect to Member Nonrecourse Debt contained in said section of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this Section 10.2(b) shall be made in proportion to the respective amounts required to be allocated to each Member pursuant hereto.

(c) Qualified Income Offset. If a Member unexpectedly receives any adjustments, allocations or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Regulations, and such Member has an Adjusted Capital Account Deficit, items of Company income (including gross income) and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit as quickly as possible as required by the Regulations. This Section 10.2(c) is intended to constitute a “qualified income offset” under Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

(d) Nonrecourse Deductions. Nonrecourse Deductions, if any, for any Fiscal Year or period shall be allocated to the Members pro rata in accordance with their Percentage Interests.

(e) Member Nonrecourse Deductions. Member Nonrecourse Deductions for any Fiscal Year or other applicable period with respect to a Member Nonrecourse Debt shall be specially allocated to the Member that bears the economic risk of loss for such Member Nonrecourse Debt (as determined under Sections 1.704-2(b)(4) and 1.704-2(i)(1) of the Regulations).

(f) Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any asset of the Company pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required, pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated among the Members in a manner consistent with the manner in which each of their respective Capital Accounts are required to be adjusted pursuant to such section of the Regulations.

(g) Gross Income Allocation. If any Member has an Adjusted Capital Account Deficit at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 10.2(g) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit in excess of such sum after all other allocations provided for in this Article 10 have been made as this Section 10.2(g) were not in the Agreement.

10.3 Tax Allocations; Code Section 704(c).

(a) Items of Income or Loss. Except as is otherwise provided in this Article 10, for U.S. federal income tax purposes, an allocation of Company Net Income or Net Loss to a Member shall be treated as an allocation to such Member of the same share of each item of income, gain, loss, deduction and item of tax-exempt income or Section 705(a)(2)(B) expenditure (or item treated as such expenditure pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations) (“Tax Items”) that is taken into account in computing Net Income or Net Loss.

(b) Precontribution Gain, Revaluations. With respect to any contributed property held by the Partnership as of the Effective Date, the Partnership shall use the traditional method contained in the Regulations promulgated under Section 704(c) of the Code to take into account any variation between the adjusted basis of such asset and the fair market value of such asset as of the time of the contribution; provided that, with respect to any property contributed to the Partnership after the Effective Date, the Partnership shall use any method contained in the Regulations promulgated under Section 704(c) of the Code selected by Investor Member. Each Member hereby agrees to report income, gain, loss and deduction on such Member’s U.S. federal income tax return in a manner consistent with the method used by the Company. If any asset has a Gross Asset Value which is different from the Company’s adjusted basis for such asset for U.S. federal income tax purposes because the Company has revalued such asset pursuant to Section 1.704-1(b)(2)(iv)(f) of the Regulations, the allocations of Tax Items shall be made in accordance with the principles of Section 704(c) of the Code and the Regulations and the methods of allocation promulgated thereunder as selected by Investor Member.

(c) Section 1245/1250 Recapture. Subject to Section 10.3(b) above, if any portion of gain from the sale of Company assets is treated as gain which is ordinary income by virtue of the application of Sections 1245 or 1250 of the Code or is gain described in Section 1(h)(1)(D) of the Code (“Affected Gain”), then such Affected Gain shall be allocated among the Members in the same proportion that the depreciation and amortization deductions giving rise to the Affected Gain were allocated. This Section 10.3(c) shall not alter the amount of Net Income (or items thereof) allocated among the Members, but merely the character of such Net Income (or items thereof).

(d) Excess Nonrecourse Liability Safe Harbor. Pursuant to Section 1.752-3(a)(3) of the Regulations, solely for purposes of determining each Member’s proportionate share of the “excess nonrecourse liabilities” of the Company (as defined in Section 1.752-3(a)(3) of the Regulations), the Members’ respective interests in Company profits shall be determined under any permissible method reasonably determined by the Managers by Board Approval.

ARTICLE 11

TRANSFER OF MEMBERSHIP INTERESTS

11.1 Transfers of a Member’s Membership Interest.

(a) No Transfer of a Membership Interest, in whole or in part, shall be permitted without the consent of the Participating Members whose Membership Interests are not being Transferred, except as set forth in this Article 11. Notwithstanding anything to the contrary set forth in this Agreement, none of the following Transfers shall require the consent of any Member, but shall be subject to the conditions applicable to all Transfers as set forth in Section 11.9, provided that in no event shall the following permit a direct Transfer of less than all of a Member’s Membership Interest:

(i) subject to and in accordance with Section 11.3 if the Transfer is by the Investor Member or a beneficial owner in the Investor Member, a Transfer of up to (and including) 49% of an interest in a Participating Member’s Membership Interest in the Company; provided that such Participating Member must maintain control over voting and consent with respect to its interest in the Company in connection with any such Transfer and the transferee shall have no right to participate in the management or operations of the Company or any decision or consent right of such Participating Member;

(ii) any Transfer to a Permitted Transferee;

(iii) any Transfer, either in one or a series of transactions, of any direct or indirect legal or beneficial interest in SLG, SLG OP, RXR Realty, any RXR Fund, NYRT or NYRT OP and/or any rights, distributions, profits or proceeds relating thereto, including by way of any merger, consolidation, amalgamation, sale, or other Transfer of any kind of any stock, limited or general partnership interests, limited liability company interests, trust certificates or other similar evidences of ownership of legal or beneficial interests, as the case may be, of SLG, SLG OP, RXR Realty, any RXR Fund or NYRT or NYRT OP or any legal or beneficial interest therein; provided however, that if the Fair Market Value of NYRT’s Membership Interests in the Company represents 85% or more of the aggregate fair market value (as determined in good faith by NYRT in connection with preparation of its most recent annual or quarterly financial statements, so long as such financial statements are prepared on a liquidation basis or otherwise determined by an independent valuer selected by NYRT) of all of the properties (including the Membership Interests in the Company) owned directly or indirectly by NYRT and NYRT OP, any merger, consolidation, amalgamation or sale of all or substantially all of the assets of NYRT and NYRT OP shall only be permitted if the surviving company (in the case of a merger, consolidation, amalgamation) or the acquirer (in the case of a sale of all or substantially all of the assets) has, or is a wholly-owned subsidiary of an entity that has, a Net Worth of no less than $250,000,000 and Liquidity of no less than $25,000,000;

(iv) any sale of all or substantially all of the assets of SLG, SLG OP, RXR Realty, any RXR Fund, NYRT or NYRT OP to any Person, so long as, in the case of the sale of all or substantially all of the assets of SLG, SLG OP, RXR Realty and/or any RXR Fund, NYRT or NYRT OP, SLG and/or RXR Realty, directly or indirectly continues to control Investor Member, subject to the proviso in clause (iii);

(v) any current or additional borrowing or financing by or other indebtedness of any nature of SLG, SLG OP, RXR Realty, any RXR Fund, NYRT or NYRT OP and/or any direct or indirect holder of a legal or beneficial interest therein shall be permitted without the consent of any Member and, for the purposes of this sentence, “indebtedness” of a Person shall be deemed to include (1) any indebtedness or liability of such Person (including amounts for borrowed money and indebtedness in the form of mezzanine debt and preferred equity); (2) obligations evidenced by bonds, debentures, notes, or other similar instruments; (3) obligations for the deferred purchase price of property or services (including trade obligations); (4) obligations under letters of credit; (5) obligations under acceptance facilities; (6) all guaranties, endorsements and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (7) obligations secured by any liens, whether or not the obligations have been assumed;

(vi) a Transfer in one or a series of transactions, (but not a pledge, collateral assignment, lien, charge, encumbrance, hypothecation, security interest or other security device) of the direct or indirect interests in RXR Owner in connection with an initial public offering or so called “Rule 144(a) offering” that results in the listing of capital stock on the New York Stock Exchange or any other national securities exchange in the United States (including any such offering that includes RXR Realty or any direct or indirect owner thereof or any entity which succeeds to substantially all of such Person’s assets in connection with such offering) (such offering, an “IPO”; and any such entity formed in connection with an IPO, a “Public Vehicle”), provided that (A) such Transfer takes place immediately prior to or contemporaneously with the IPO and (B) the Property and assets constituting a majority of the value of RXR Realty shall be contributed to the Public Vehicle;

(vii) a direct or indirect Transfer of interests in any RXR Fund to any partner, member, owner or investor in any RXR Fund, provided that RXR Owner continues to be controlled, directly or indirectly, by RXR Realty; and

(viii) a Transfer of Owner Member’s Membership Interest upon the terms and subject to the conditions of Section 11.2.

(ix) Transfers of direct or indirect interests in:

(A)	DRA Fund, so long as after giving effect to such Transfer, DRA Advisors LLC, or its successors or assigns by merger or otherwise, or any of its principals, directly or indirectly, continues to Control DRA Fund;

(B)	RCG Longview, so long as after giving effect to such Transfer, an RCG Control Person, directly or indirectly, continues to Control RCG Longview;

(C)	CWWP, so long as after giving effect to such Transfer, Peter S. Duncan, directly or indirectly, continues to Control CWWP;

(D)	GC&S by any of its direct or indirect constituent owners to and among themselves; it being agreed that (i) other than with respect to limited partners and fund investors in CWWP and RCG Longview, no Person that does not own a direct or indirect interest in GC&S as of the Effective Date shall own a direct or indirect interest in GC&S after giving effect to such Transfer and (ii) GC&S shall be Controlled by Peter S. Duncan or an RCG Control Person; and

(E)	Comfort Member, to and among the constituent owners of Comfort Member as of the Effective Date and/or to any Person Controlled by Peter S. Duncan.

(b) Notwithstanding anything to the contrary set forth in this Agreement, no Transfer shall be permitted (i) if such Transfer would violate any Loan Document or any Lease, (ii) except for permitted transfers under Section 11.1(a)(i), (ii), (iii), (iv), (v), (vi) or (vii), unless and until all Make-Up Loans (including interest accrued thereon) made on account of the transferring Member’s Failed Contribution are repaid in full or will be repaid in full simultaneously with the Transfer out of the proceeds from the Transfer, and (iii) with respect to a Transfer of Owner Member’s Membership Interest, if such Transfer is to a Prohibited Transferee, and any attempted Transfer or other disposition in violation of this Section 11.1 shall be void ab initio.

(c) In the case of a Transfer permitted under this Agreement by Owner Member, if the transferee or an Affiliate of the transferee, in each case with a Net Worth of no less than $250,000,000 and Liquidity of no less than $25,000,000, enters into a Contribution, Indemnity and Reimbursement Agreement with respect to events, occurrences or omissions first arising after the date of Transfer, the Investor Member shall cause to be delivered to the Owner Member an instrument releasing and discharging NYRT from all obligations set forth in that certain Contribution, Reimbursement and Indemnity Agreement, dated as of the date hereof, by and among NYRT, SLG Guarantor, and RXR Guarantor, and agreed to and acknowledged by the Participating Members, solely with respect to events, occurrences or omissions occurring after the time of such Transfer.

(d) Notwithstanding anything to the contrary in this Agreement, without the consent of the Comfort Member, no Member nor the Company shall take any action that would cause a Transfer, directly or indirectly, prior to the expiration of the Comfort Member Put Period, of the Membership Interest held by the Comfort Member as of the date of this Agreement in a manner that would result in the imposition of a Transfer Tax as a result of the “aggregation” of such Transfer with any Transfer by the Comfort Member of a Membership Interest in the Company prior to the date of this Agreement.

11.2 Right of First Offer.

(a) In addition to Transfers permitted under Section 11.1, Owner Member may directly Transfer its Membership Interest in whole, or an owner of Owner Member may, directly or indirectly, Transfer an interest in Owner’s Membership Interest, in whole or in part, at any time, provided that it complies with this Section 11.2. If Owner Member desires to Transfer all, or an owner of Owner Member desires to (indirectly) Transfer all or any portion, of Owner Member’s Membership Interest in a transaction which is not otherwise permitted in Section 11.1 (in such capacity, the “ROFO Initiating Member”), then the ROFO Initiating Member shall first deliver to the Investor Member (in such capacity, the “ROFO Non-Initiating Member”) a written notice (the “ROFO Notice”), which shall specify the material terms and conditions pursuant to which the ROFO Initiating Member proposes to effect such Transfer including, among other terms and conditions, (i) the ROFO Initiating Member’s total Percentage Interest, (ii) the percentage of limited liability company interests in the Company represented by the Membership Interests proposed to be Transferred pursuant to the ROFO Notice (the “ROFO Membership Interests”) and (iii) the total purchase price (which shall be in cash) (the “ROFO Interest Purchase Price”) in exchange for which the ROFO Initiating Member proposes to Transfer the ROFO Membership Interests. The ROFO Notice shall constitute the ROFO Initiating Member’s offer to Transfer the ROFO Membership Interests to the ROFO Non-Initiating Member on the

terms and conditions identified in the ROFO Notice and such offer shall be irrevocable for a period of 30 days after delivery of the ROFO Notice (such period of 30 days, the “ROFO Acceptance Period”).

(b) Within the ROFO Acceptance Period, the ROFO Non-Initiating Member shall have the right to deliver to the ROFO Initiating Member a notice (the “ROFO Acceptance Notice”) stating its desire to purchase all (but not less than all) of the ROFO Membership Interests on the terms and conditions set forth in the ROFO Notice; provided, that simultaneously with the giving of the ROFO Acceptance Notice, such ROFO Non-Initiating Member shall deliver to a national title insurance company (or another comparable third-party), as escrow agent pursuant to a customary escrow agreement, a deposit in an amount equal to 10% of the ROFO Interest Purchase Price (as the same may be increased in connection with an extension of the Interest Closing Date, the “ROFO Deposit”).

(c) If the ROFO Non-Initiating Member (i) fails to deliver a ROFO Acceptance Notice pursuant to Section 11.2(b) or (ii) gives the ROFO Initiating Member notice that it has declined the ROFO Initiating Member’s offer, in each case on or before the expiration of the ROFO Acceptance Period (the earlier of such dates to occur, the “ROFO Expiration Date”), the ROFO Initiating Member may, at any time within six months after the ROFO Expiration Date, Transfer all (but not less than all) of the ROFO Membership Interests to any Person who is a Qualifying Buyer for a cash purchase price of not less than 95% of the ROFO Interest Purchase Price and on substantially the terms and conditions set forth in the ROFO Notice. If a Transfer does not occur during such six months period, the restrictions of this Section 11.2 shall again become applicable to the Transfer of all or a portion of the ROFO Membership Interests. If such Transfer is consummated within such six months period and such Transfer (a “Triggering Transfer”) is with respect to all of Owner Member’s Membership Interest other than a portion of Owner Member’s Membership Interest reflecting less than or equal to 1.1% of the total Membership Interests in the Company (the “Put Interest”), then Owner Member shall have the right to require Investor Member to purchase (the “Put Option”) and, if the Put Option is exercised, Investor Member shall purchase, the Put Interest, free and clear of all Liens and adverse claims, as described below.

(i)	The Put Option may be exercised by Owner Member by delivering written notice (a “Put Notice”) to Investor Member within five (5) Business Days of the consummation of the Triggering Transfer. The Put Notice shall contain (i) a certification that a Triggering Transfer has been consummated, (ii) a written statement that Owner Member is exercising the Put Option under this Section 11.2(c) and (iii) Owner Member’s determination of the fair market value of the Property and the calculation of the Put Price, accompanied by a statement showing the calculation thereof in reasonable detail.

(ii)

The “Put Price” shall equal the amount that Owner Member would be entitled to receive in accordance with the provisions of Article 12 under this Agreement with respect to the Put Interest if the Property were sold for cash for a purchase price equal to its fair market value, all Company Loans were discharged, the Company or its Subsidiaries paid any assumption fees due on account of an assignment of the Company Loans, all Special Liabilities (if any) were satisfied, all Make-Up Loans were discharged, Transfer Taxes (unless Transfer Taxes are payable by Owner Member as a result of the consummation of the Put Option (including, without limitation, resulting from any aggregation with prior transfers)), customary broker fees and other customary costs of closing were paid by the party customarily responsible for such costs, all other liabilities of the Company and its Subsidiaries which relate to the Property being sold were discharged and the Company was liquidated and all assets of the Company were distributed in accordance with the provisions of Article 12.

(iii)

The Investor Member shall review and approve (or disapprove) of such determination of the Put Price within 15 Business Days. In the event Investor Member does not approve Owner Member’s calculation within 15 Business Days, Investor Member shall identify the reasons therefor prior to the expiration of such 15 Business Day period and Owner Member and Investor Member shall work expeditiously in good faith to resolve any disagreement. If such disagreement cannot be resolved within 20 days after the expiration of such period, then within five 5 Business Days following the expiration of such 20 day period, each Participating Member shall propose to the other in writing a Put Price (each, a “Put Price Proposal”), and if the lower of the two Put Price Proposals is greater than or equal to 95% of the higher of the two Put Price Proposals, then the Put Price shall be deemed to be the average of the two Put Price Proposals. If the lower of the two Put Price Proposals is less than 95% of the higher of the two Put Price Proposals, then fair market value of the Property and the Put Price shall be determined by final and binding arbitration in New York, NY, administered by JAMS in accordance with JAMS Streamlined Arbitration Rules and Procedures, as in effect at that time, by an arbitrator with at least ten years of experience relating to owning properties similar to the Property and located in Manhattan. Each Participating Member shall submit to such arbitrator its position as to the fair market value of the Property and the Put Price (which, for each Participating Member shall be their respective Put Price Proposal) and any applicable materials that it desires that such arbitrator consider in making its determination within seven Business Days following the appointment of the arbitrator. Such arbitrator shall consider only the materials submitted to it for resolution. Each Participating Member shall cooperate with JAMS and with the other Participating Member in scheduling the arbitration proceedings so that a determination of the fair market value of the Property and the Put Price is rendered within 30 calendar days after submission thereof to arbitration, and any notice requirements under Paragraph 14(b) of the JAMS Streamlined Arbitration Rules and Procedures or otherwise may be shortened by such arbitrator in its discretion. The non-prevailing party in such arbitration shall pay all fees and disbursements due to JAMS and the arbitrator as well as the reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) of the prevailing party incurred in connection with such arbitration. The arbitrator shall be (i) a disinterested and impartial person and (ii) selected in accordance with Paragraph “12(c)” et seq. of the JAMS Streamlined Arbitration Rules and Procedures. Such arbitrator shall be bound by the provisions of this Agreement and by Applicable Law and shall select the position proposed by either the Owner Member or the Investor Member, but no other amount, which, in his or her opinion, is closest, to the amount that would be the Put Price. Any decision rendered by such arbitrator with respect to the Put Price shall be final, conclusive and binding upon the Company and the Participating Members and may be entered and enforced in any court having jurisdiction over the Company and either Participating Member. Any Put Price Proposal submitted pursuant to this Section 11.2(c)(iii) shall be used only for the purposes of this Section 11.2(c)(iii) and shall not otherwise be binding on any Participating Member, shall not be deemed an offer of settlement, shall not be submitted as evidence in any dispute, and shall have no effect other than as expressly set forth in this Section 11.2(c)(iii).

(d) The closing of a purchase and sale of the Put Interest under this Section 11.2 will take place no later than that date which is 60 days after the Put Price is determined in accordance with Section 11.2(c)(iii), and otherwise in accordance with the provisions of Section 11.5(a), subject to Section 11.10.

(e) Notwithstanding anything to the contrary contained in this Section 11.2, upon receipt by Investor Member of a ROFO Sale Notice, either Investor Member or any direct or indirect owner of Investor Member, or any of their respective Affiliates, shall be entitled to send a ROFO Acceptance Notice on its own behalf, which ROFO Acceptance Notice shall be deemed effective for purposes of this Section 11.2, in which event, from and after delivery of such ROFO Acceptance Notice, such Person shall be deemed the ROFO Non-Initiating Member for purposes of this Section 11.2 and Section 11.5; provided that only one ROFO Acceptance Notice with respect to any single ROFO Sale Notice may be delivered by the Investor Member and its Affiliates and any additional ROFO Acceptance Notices delivered by the Investor Member and its Affiliates following the delivery of the initial ROFO Acceptance Notice with respect to any single ROFO Sale Notice shall be ineffective.

11.3 Tag Along Rights. At least 15 days prior to any proposed Transfer by Investor Member of its Membership Interest or by RXR Fund or SLG OP of any of their indirect interests in Investor Member, in each case pursuant to Section 11.1(a)(i), to a Person other than a Permitted Transferee and in a transaction other than a transaction described in Sections 11.1(a)(iii) through (vii), the Investor Member or such Person proposing such Transfer (in such capacity, a “Tag Along Initiating Member”) shall deliver a written notice (a “Tag Along Sale Notice”) to the Owner Member (in such capacity, the “Tag Along Member”) which shall specify in detail the material terms and conditions pursuant to which the Tag Along Initiating Member proposes to effect such Transfer including, among other terms and conditions, (i) the identity of the proposed purchaser, (ii) the Tag Along Initiating Member’s total Percentage Interest, (iii) the percentage of limited liability company interests in the Company that the Tag Along Initiating Member proposes to Transfer (the “Tag Along Percentage Share”; and the limited liability company interests proposed to be Transferred, the “Tag Along Initiating Membership Interests”) and (iv) the total purchase price (the “Peg Price”) proposed to be paid for such Tag Along Initiating Membership Interests. The Tag Along Member may then elect, by written notice to the Tag Along Initiating Member given within 15 days from the date of delivery of the Tag Along Sale Notice (the “Tag Along Response Period”), to participate in the Transfer by selling a percentage of limited liability company interests in the Company (the “Tag Along Membership Interests”) equal to the product of the Tag Along Percentage Share multiplied by the Tag Along Member’s Percentage Interest (the “Participating Tag Along Percentage Interest”), for a purchase price equal to the product of the Peg Price multiplied by the Participating Tag Along Percentage Interest, and otherwise on the same terms and subject to the same conditions as the proposed sale. If the Tag Along Member makes such an election within the Tag Along Response Period, the proposed Transfer may be effected only by a Transfer by each Member (directly or indirectly) of the Tag Along Percentage Share of its respective Percentage Interests. If the Tag Along Member does not make such an election within the Tag Along Response Period, the Tag Along Initiating Member may consummate the proposed Transfer of the Tag Along Initiating Membership Interests for the Peg Price or a greater or lesser amount of the Tag Along Initiating Member’s limited liability company interests for a pro rata portion of the Peg Price, as applicable, and on other material terms and conditions substantially not less favorable to the Tag Along Initiating Member than the terms and conditions contained in the Tag Along Sale Notice. In addition to providing the Tag Along Sale Notice, the Investor Member, SLG OP or RXR Fund, as applicable, shall keep Owner Member apprised and current with respect to any material negotiations in connection with a potential sale to a third-party which, if agreed to, would trigger the obligation to deliver a Tag Along Sale Notice. Notwithstanding anything to the contrary contained herein, (I) in no event shall this Section 11.3 apply with respect to any proposed indirect Transfer of a Membership Interest of Investor Member in any Person that is not a Single-Asset Person, (II) the rights set forth in this Section 11.3 in favor of the Owner Member are personal to Named Owner Member, and shall not run to the benefit of or be enforceable by any successors or assigns of Named Owner Member and (III) this Section 11.3 shall apply only to the extent of any direct or indirect interests of Named Owner Member beneficially owned by NYRT.

11.4 Forced Sale.

(a) From and after the Forced Sale Date, each Participating Member (in such capacity, the “Forced Sale Initiating Member”) shall, subject to the further provisions of this Section 11.4, have the right to cause the Company to market and sell (a “Forced Sale”) the Property and other Company Assets (or, if the Participating Members so agree, the direct or indirect Equity Interests in the Subsidiaries of the Company which own the Property and the other Company Assets (such interests, the “Forced Sale Equity Interests”)) (as applicable, the “Forced Sale Property”) by delivering a written notice (a ”Forced Sale Notice”) to the other Participating Member (in such capacity, the “Forced Sale Non-Initiating Member”), which Forced Sale Notice shall (i) set forth the Forced Sale Initiating Member’s election to cause the

Company to market and sell the Forced Sale Property to a third-party not Affiliated with any Member (a “Third-Party Buyer”) and (ii) specify the gross cash price at which the Forced Sale Initiating Member believes the Forced Sale Property should be sold free and clear of all liabilities secured by or otherwise relating to the Forced Sale Property (i.e., without deduction of any Company Loan) (the “Gross Forced Sale Price”). If the Owner Member is the Forced Sale Initiating Member, the Forced Sale Notice shall constitute the Owner Member’s offer (a “Forced Sale Offer”) (i) to cause the Company to sell the Forced Sale Property to the Investor Member or its designee for the Adjusted Forced Sale Price or, at the Investor Member’s option, (ii) to sell the Owner Member’s Membership Interest to the Investor Member or its designee for cash for the Forced Sale Interest Purchase Price and, in each case, such Forced Sale Offer shall be irrevocable for a period of 30 days after delivery of the Forced Sale Notice (such period of 30 days, the “Forced Sale Acceptance Period”).

(b) Within the Forced Sale Acceptance Period, the Investor Member shall have the right to deliver to the Owner Member a notice (the “Forced Sale Acceptance Notice”) stating its desire to purchase, at the Investor Member’s option, one of (i) the Property and other Company Assets, (ii) the direct or indirect Equity Interests in the Subsidiaries of the Company which own the Property and the other Company Assets or (iii) the Owner Member’s Membership Interest on the terms and conditions set forth in the Forced Sale Notice, subject to the terms of this Article 11. Within 2 Business Days following delivery of the Forced Sale Acceptance Notice, the Investor Member shall deliver the Forced Sale Deposit to a national title insurance company selected by the Investor Member, as escrow agent pursuant to a customary escrow agreement. Upon delivery of the Forced Sale Deposit, the Forced Sale Acceptance Notice shall constitute a binding contract to consummate the sale of the Property and the other Company Assets, the direct or indirect Equity Interests in the Subsidiaries of the Company which own the Property and the other Company Assets, or the Owner Member’s Membership Interest, in each case in accordance with the terms of this Article 11. If the Forced Sale Deposit is not delivered within such 2 Business Day period as set forth above, the Forced Sale Acceptance Notice shall be deemed void and of no force and effect.

(c) [Intentionally omitted]

(d) If the Forced Sale Initiating Member is the Owner Member and the Investor Member (or such other Person permitted to send a Forced Sale Acceptance Notice pursuant to Section 11.4(g)) fails to deliver a Forced Sale Acceptance Notice pursuant to Section 11.4(b), or if the Forced Sale Initiating Member is the Investor Member, the Investor Member shall cause the Company, together with any of its Subsidiaries, as necessary, to use commercially reasonable efforts to take all steps required to market, enter into an agreement to sell and to close a sale of the Forced Sale Property for cash in a manner designed to achieve the highest net cash sales price to the Company (taking into account any difference in cost to the Company and any of its Subsidiaries of prepaying or defeasing any then existing Company Loan as compared with a purchase of the Forced Sale Property assuming such Company Loan and paying or having the purchaser pay any applicable assumption fees), including providing any required notices under the Nomura Lease, which shall be based on the Gross Forced Sale Price, unless the Owner Member and the Investor Member otherwise agree, and seek to cause the Company to enter into a Valid Contract within the 180 day period after (I) the expiration of the Forced Sale Acceptance Period if the Forced Sale Initiating Member is the Owner Member or (II) the Forced Sale Notice if the Forced Sale Initiating Member is the Investor Member (such period being the “Marketing Period”) to sell the Forced Sale Property (any such sale, a “Section 11.4(d) Sale”). Without limiting the foregoing, the Participating Members and Managers agree that the Company will engage CBRE Inc., Cushman & Wakefield, Inc. or Eastdil Secured, LLC or another licensed broker agreed to by the Owner Member and the Investor Member to conduct the marketing and sale of the Property and other Company Assets. Investor Member shall oversee the marketing and sale of the Forced Sale Property (but shall not have access to or receive the details concerning any bid or proposal received from third parties until after all final and best bids have been received by the applicable broker retained for the Forced Sale Property), Owner Member shall have a right to participate in the marketing and sale process and, subject to Section 11.4(f), the Participating Members will agree to accept the best offer for the Forced Sale Property, taking into account all terms, including purchase price, required seller representations and indemnities and the timing and certainty of closing. If the Investor Member is not the Initiating Member, the Investor Member, SLG and/or RXR Realty and their respective Affiliates shall be entitled to make an offer or bid for the Forced Sale Property during the pendency of such marketing process (the price offered in such offer or bid, the “Bid Price”) and if the Investor Member, SLG and/or RXR Realty or their respective affiliates are selected as the buyer in a Section 11.4(d) Sale, at such buyer’s option, the Section 11.4(d) Sale shall be structured as the sale of one of (x) the Property and other Company Assets, (y) the direct or indirect Equity Interests in the Subsidiaries of the Company which own the Property and the other Company Assets or (z) the Owner Member’s Membership Interest, and the price to be paid for the same by such buyer shall be the Bid Purchase Price or the Bid Interest Purchase Price, as applicable, and which sale shall be consummated pursuant to Section 11.5. In connection with a Section 11.4(d) Sale, the Participating Members agree to cooperate, and cause their designees as Managers to cooperate, fully and in good faith to deliver, as promptly as practicable, any materials reasonably requested by a potential buyer and to use their commercially reasonable efforts to cause the Section 11.4(d) Sale, including executing any consents or other instruments as may be required to complete the Section 11.4(d) Sale.

(e) Notwithstanding anything to the contrary contained herein, at any time within 30 days of expiration of the Forced Sale Acceptance Period, Investor Member may provide written notice to Owner Member, that it desires that any Section 11.4(d) Sale be structured as a sale of indirect interests in the Property (which shall include a sale of the RXR REIT Shares) (a “Section 11.4(d) Interest Sale”), in which event the Owner Member shall reasonably consider effecting such Section 11.4(d) Sale as a Section 11.4(d) Interest Sale. If following such consideration, the Owner Member determines that it may be feasible to structure an 11.4(d) Sale as an 11.4(d) Interest Sale, the Company shall market the 11.4(d) Sale as a sale of the Property and other Company Assets or the direct or indirect Equity Interests in the Subsidiaries and, following receipt of final bids, shall, to the extent reasonable under the circumstances, request an alternative bid for an 11.4(d) Interest Sale. If Investor Member desires to have the Company accept an alternative bid, RXR Owner shall cause one or more credit-worthy affiliates of RXR Owner to agree to pay the amount by which the offer for the 11.4(d) Interest Sale is less than the offer for the Property and other Company Assets or the direct or indirect Equity Interests in the Subsidiaries, and any amount to be paid by RXR Owner shall be taken into account in determining the best offer for the Forced Sale. If the Transaction is structured as an 11.4(d) Interest Sale, (i) in no event shall the structuring of the Section 11.4(d) Sale as a Section 11.4(d) Interest Sale adversely affect the economic or other terms, including, without limitation, indemnification and survival periods, of the Section 11.4(d) Sale as it relates to Owner Member, (ii) RXR Owner shall cause to be delivered to the Owner Member an opinion in a form reasonably acceptable to Owner Member to the effect that (A) the RXR REIT has qualified as a REIT under the Code for all of its taxable years preceding its taxable year in which the Section 11.4(d) Interest Sale occurs and will qualify as a REIT for its taxable year in which the Section 11.4(d) Interest Sale occurs if the RXR REIT is liquidated on the date following the date on which the Section 11.4(d) Interest Sale occurs, and (B) such other matters as reasonably requested by Owner Member, (iii) RXR Owner shall cause one or more creditworthy affiliates reasonably acceptable to Owner Member to deliver to the Owner Member an indemnification, in form reasonably acceptable to the Owner Member, with respect to (Y) any liabilities of RXR REIT existing prior to the Section 11.4(d) Interest Sale and (Z) any adverse tax consequences which Owner Member may incur as a result of structuring the Section 11.4(d) Sale as a Section 11.4(d) Interest Sale to the extent in excess of liabilities which would have resulted from a direct purchase of Investor Member’s Membership Interest and assuming the RXR REIT is liquidated on the date following the Section 11.4(d) Interest Sale, and (iv) RXR Owner shall cause one or more credit-worthy affiliates reasonably acceptable to Owner Member to deliver such additional representations, covenants and indemnifications as the purchaser may require with respect to the RXR REIT.

(f) If, the Owner Member was the Initiating Member and following the marketing of the Forced Sale Property for sale in accordance with the provisions of Section 11.4(d), the bid or offer of a Third-Party Buyer is selected as the best offer for the Forced Sale Property in accordance with Section 11.4(d), and the Third-Party Adjusted Gross Cash Price is greater than or equal to 97.5% of the Gross Forced Sale Price, then the Owner Member and the Investor Member shall take all action that is reasonably necessary under the circumstances to accept such bid and enter into a Valid Contract reflecting the terms thereof as promptly as reasonably practicable. If the Owner Member was the Initiating Member and, following the marketing of the Forced Sale Property for sale in accordance with the provisions of Section 11.4(d), the Third-Party Adjusted Gross Cash Price of the bid or offer of a Third-Party Buyer that is selected as the best offer for the Forced Sale Property in accordance with Section 11.4(d) is less than 97.5% of the Gross Forced Sale Price (such a bid or offer being referred to herein as a “Non-Conforming Offer”), and the Forced Sale Initiating Member is prepared to accept such Non-Conforming Offer, then the Forced Sale Non-Initiating Member shall, within 10 Business Days of notice from the Forced Sale Initiating Member of the same, advise whether it consents to a sale of the Forced Sale Property in accordance with such Non-Conforming Offer. If the Forced Sale Non-Initiating Member fails to respond within such 10 Business Day period or advises that it does not consent to such sale, then the Property shall not be sold pursuant to such Non-Conforming Offer. For avoidance of doubt, if a Forced Sale does not result in the execution and delivery of a Valid Contract or the closing of the sale of the Forced Sale Property pursuant thereto, each Participating Member shall have the right to reinitiate the Forced Sale Process in accordance with Section 11.4. The Forced Sale Initiating Member shall have the exclusive right to reinitiate the Forced Sale process during the period within 10 days after the Forced Sale Non-Initiating Member does not consent to a sale pursuant to a Non-Conforming Offer which the Forced Sale Initiating Member is prepared to accept. Notwithstanding anything to the contrary contained in this Section 11.4, if the Forced Sale Initiating Member delivers a new Forced Sale Notice within six months after the Forced Sale Non-Initiating Member does not consent to a sale pursuant to a Non-Conforming Offer, the Gross Forced Sale Price set forth therein shall be not more than the Third-Party Adjusted Gross Cash Price that the Forced Sale Initiating Member was prepared to accept in respect of the most recent Non-Conforming Offer and the minimum Third-Party Adjusted Gross Cash Price shall be 100% and not 97.5%.

(g) If, by the date that is 90 days following the end of the Marketing Period a sale of the Forced Sale Property pursuant to a Valid Contract does not close (for a reason other than a default by the Company under such Valid Contract), then (A) the Forced Sale Initiating Member shall be responsible for 100% of all out-of-pocket costs and expenses incurred by the Company, any Subsidiary thereof and any Participating Member in connection with the marketing and attempted sale of the Forced Sale Property pursuant to this Section 11.4 (less, in the case of default by a purchaser under such Valid Contract, the deposit of the purchaser actually received by any of the Companies) and shall promptly reimburse the Company, any Subsidiary thereof, or any Participating Member, as applicable, for any costs and expenses incurred in connection therewith and (B) the Company shall not cause the Forced Sale Property (or the Property and other Company Assets, if the Forced Sale Property is the Forced Sale Equity Interests) to be sold pursuant to this Section 11.4 unless either Participating Member delivers another Forced Sale Notice and once again initiates the provisions of this Section 11.4.

(h) Notwithstanding anything to the contrary contained in this Section 11.4, upon receipt by Investor Member of a Forced Sale Notice, either Investor Member or any direct or indirect owner of Investor Member, or any of their respective Affiliates, shall be entitled to send a Forced Sale Acceptance Notice on its own behalf, which Forced Sale Acceptance Notice shall be deemed effective for purposes of this Section 11.4, in which event, from and after delivery of such Forced Sale Acceptance Notice, such Person shall be deemed the Forced Sale Non-Initiating Member solely for purposes of this Section 11.2 and Section 11.5; provided (A) that any such Forced Sale Acceptance Notice sent by a Person other than (i) Investor Member or (ii) any other Person controlled jointly (directly or indirectly) by SLG and RXR Realty shall specify that such Person desires to purchase the Owner Member’s Membership Interest pursuant to Section 11.4(b)(iii) (and not that such Person desires to purchase the Property and other Company Assets or the direct or indirect Equity Interests in the Subsidiaries of the Company pursuant to Section 11.4(b)(i) or (ii)), (B) the transaction contemplated by such Forced Sale Acceptance Notice shall be consummated as a Transfer of Membership Interests in accordance with the terms of Section 11.5, and (C) that only one Forced Sale Acceptance Notice with respect to a single Forced Sale Offer may be delivered by the Investor Member and its Affiliates and any additional Forced Sale Acceptance Notices delivered by the Investor Member and its Affiliates following delivery of the initial Forced Sale Notice with respect to any single Forced Sale Offer shall be ineffective.

11.5 Consummation of Transactions . The consummation of any Transfer from one Participating Member (or its direct or indirect owners) to the other Participating Member (or to another Person as permitted pursuant to Section 11.2(e) or Section 11.4(g)) pursuant to Section 11.2 or Section 11.4 (each such transaction, a “Member Transaction”) shall occur in accordance with the terms and conditions set forth in this Section 11.5, or on such other terms and conditions as the Participating Members shall agree.

(a) If the transaction is a purchase of Membership Interests, on the Interest Closing Date, the Non-Initiating Member (or its designee(s)) shall purchase from the Initiating Member, and the Initiating Member shall sell to the Non-Initiating Member (or its designee(s)), the Initiating Member’s Membership Interest subject to such Member Transaction for the Interest Purchase Price, subject to the further terms and conditions hereof:

(i) the Initiating Member shall deliver to the Non-Initiating Member (or its designee(s)):

(A)	a duly executed and acknowledged instrument of assignment conveying the Initiating Member’s Membership Interest subject to such Member Transaction to the Non-Initiating Member (or its designee(s)), free and clear of all Liens, which instrument shall contain surviving representations concerning due organization and authority of the Initiating Member and the absence of Liens on the Initiating Member’s Membership Interest to such Member Transaction and shall contain a provision indemnifying and holding the Non-Initiating Member (or its designee(s)) harmless from any loss, liability, cost or expense (including reasonable attorneys’ fees) it may incur by reason of any breach of such representation;

(B)	New York State Real Estate Transfer Tax Return (TP-584); and

(C)	New York City Real Property Transfer Tax Return (NYC-RPT).

(ii) the Non-Initiating Member (or its designee) shall pay the Interest Purchase Price (minus the Deposit, together with any interest accrued thereon, which shall be delivered to the Initiating Member, and as adjusted by the credits and apportionments herein set forth) to the Initiating Member in immediately available funds;

(iii) the Company shall close the books of the Company as of the Interest Closing Date, and all items of Company revenue and expense which are customarily apportioned in the sale of properties comparable to the Property shall be apportioned between the Initiating Member and the Non-Initiating Member as of 11:59 p.m. on the day preceding the Interest Closing Date in accordance with the customs and practices usual in transactions involving properties comparable to the Property (provided that such apportionment shall be without duplication of any items taken into account in calculating the Interest Purchase Price, if any), with items allocated to the period prior to 11:59 p.m. on the day preceding the Interest Closing Date to be further apportioned between the Initiating Member and the Non-Initiating Member in proportion to their respective Percentage Interests;

(iv) unless otherwise agreed to by the Initiating Member and the Non-Initiating Member, Net Income and Net Loss (and other relevant items referred to in Article 11) attributable to the Initiating Member’s Membership Interest subject to such Member Transaction for the Fiscal Year in which the Interest Closing Date occurs shall be allocated between the Initiating Member and the Non-Initiating Member by closing the books of the Company as of the Interest Closing Date;

(v) distributable cash up to (but not including) the Interest Closing Date shall be distributed in accordance with the provisions of Section 9.2;

(vi) the Interest Purchase Price shall be (A) increased by the aggregate amount of all Capital Contributions and Make-Up Loans (and accrued and unpaid interest thereon) made by the Initiating Member on account of the Initiating Member’s Interest in the period between the date of the ROFO Notice or Forced Sale Notice, as applicable, and the Interest Closing Date and (B) decreased by (I) (x) any Net Cash Flow distributed to the Initiating Member pursuant to Section 9.2 and (y) any Capital Proceeds distributed to the Initiating Member pursuant to Section 9.3, in each case, (1) including in repayment of any LLC Loans and Member Loans made by the Initiating Member and (2) on account of the Initiating Member’s Interest during the period following delivery of the Forced Sale Notice or the ROFO Notice, as applicable, and (II) any outstanding Member Loans made to the Initiating Member during the period following the delivery of the ROFO Notice or Forced Sale Notice, as applicable, and unpaid interest accrued thereon;

(vii) the Initiating Member shall pay the Transfer Taxes due in connection with the conveyance of the Membership Interest of the Initiating Member;

(viii) the Initiating Member shall discharge of record all Liens affecting its Membership Interest subject to such Member Transaction, and if the Initiating Member fails to do so, the Non-Initiating Member may use any portion of the Interest Purchase Price to pay and discharge any such Liens and any related expenses and adjourn the Interest Closing Date for such period as may be necessary for such purpose;

(ix) the Members and the Managers shall execute all amendments to fictitious name, limited liability company or similar certificates and any other instruments or documents necessary to reflect, if applicable, the withdrawal of the Initiating Member from the Company, the admission of any new Member to the Company, if applicable, the resignation of the Initiating Member’s Managers from the Board, transfer of all bank accounts, contracts, deposits, accounts or other items in the control of the Initiating Member, if any, to the Non-Initiating Member (or its designee), or as may otherwise be required by Applicable Law and shall execute such other instruments, documents, certificates and affidavits as are customarily delivered in a sale of membership interests of Delaware limited liability companies; and

(x) an instrument releasing and discharging Owner Member and Affiliates of the Owner Member from all obligations under the Contribution, Reimbursement and Indemnity Agreement (or the equivalent) with the Investor Member or one or more Affiliates of the Investor Member, solely with respect to events, occurrences or omissions occurring after the time of such Transfer.

(b) If, pursuant to Section 11.4 hereof, the transaction is a purchase of the Property and other Company Assets, on the date on which the Property and other Company Assets are sold pursuant to the terms hereof, the Company, Office Owner and the Non-Initiating Member (or its designee) (as applicable) shall deliver, or cause to be delivered, the items set forth below (any defined term used in this Section 11.5(b) and not otherwise defined herein shall have the meaning set forth in the Membership Interest Purchase Agreement):

(i) Office Owner shall deliver the following items to the Non-Initiating Member (or its designee), all duly executed and acknowledged, where applicable:

(A)	a customary bargain and sale deed without covenants against grantor’s acts with respect to the Office Tower, duly executed and acknowledged by Office Owner;

(B)	a counterpart of a customary assignment of leases (the “ALR”) with respect to the Office Tenant Leases, duly executed by Office Owner;

(C)	customary tenant notice letters (the “Tenant Notice Letters”), if applicable, duly executed by Office Owner;

(D)	the Tenant Deposits, if any, held by Office Owner in the form of cash, either (i) in the form of a cashier’s check issued by a bank reasonably acceptable to the Non-Initiating Member or (ii) as part of an adjustment to the Adjusted Forced Sale Price or the Bid Purchase Price, as applicable. In the event one or more Tenant Deposits are in the form of a letter of credit, then Office Owner shall deliver each such original letter of credit with all amendments thereto (collectively, the “Letters of Credit”), together with documentation providing for such Letters of Credit to be transferred or assigned to the Non-Initiating Member;

(E)	a counterpart of a customary assignment and assumption of contracts (the “Assignment and Assumption of Contracts”) with respect to the Office Service Contracts, duly executed by Office Owner;

(F)	Customary notice to service providers, if applicable, duly executed by Office Owner;

(G)	a counterpart of a customary general assignment (the “General Assignment”), duly executed by Office Owner;

(H)	a customary title affidavit reasonably acceptable to a national title insurance company;

(I)	Evidence of authority, good standing (if applicable) and due authorization to consummate the sale of the Office Tower and including such additional facts as may be needed to enable a nationally recognized title insurance company to omit all exceptions regarding Office Owner’s standing, authority and authorization from a title insurance policy;

(J)	a bill of sale with respect to all personal property comprising the Property and owned by Office Owner, duly executed by Office Owner;

(K)	a certificate certifying that Office Owner is not a “foreign person” as defined in Section 1445 of the Code; and

(L)	any other affidavit, document or instrument (other than undertakings, indemnities and other documents and instruments to remove title exceptions) reasonably requested by a nationally recognized title insurance company issuing a title insurance policy in connection with the purchase of the Property and other Company Assets contemplated hereunder including, without limitation, corporate authorizations, pursuant to the terms of this Agreement or applicable law in order to effectuate the transfer of title to the Office Tower, and such other instruments, documents, certificates and affidavits as are customarily delivered in a sale of real estate in New York City.

(ii) the Company shall deliver (or shall cause its applicable Subsidiary to deliver) the following items to the Non-Initiating Member (or its designee), all duly executed and acknowledged, where applicable:

(A)	a duly executed and acknowledged instrument of assignment conveying the Equity Interests in Amenities Holdings or its Subsidiaries (at the Non-Initiating Member’s option) (the “Assignment and Assumption of Amenities Owner’s Equity Interests”), subject to such transaction to the Non-Initiating Member (or its designee(s)), free and clear of all Liens;

(B)	an amendment to the limited liability company agreement of Amenities Holdings or the applicable Subsidiaries thereof, admitting the Non-Initiating Member (or its designee) as a member in place of such Person’s existing member(s) (the “Amenities LLC Agreement Amendment”); and

(C)	such other instruments, documents, certificates and affidavits as are customarily delivered in a sale of membership interests of Delaware limited liability companies.

(iii) the Company shall deliver (or cause to be delivered by the applicable Subsidiaries of the Company) the following items to the Non-Initiating Member (or its designee) or to Escrow Agent (as applicable), all duly executed and acknowledged, where applicable:

(A)	New York State Real Estate Transfer Tax Return (TP-584);

(B)	New York City Real Property Transfer Tax Return (NYC-RPT);

(C)	New York State Real Property Transfer Report with respect to the Office Property (RP-5217 NYC);

(D)	Evidence of authority, good standing (if applicable) and due authorization to consummate the sale of the Property and Company Assets and including such additional facts as may be reasonably requested by the title insurance company engaged in connection therewith to enable a national title insurance company to omit all exceptions regarding such entity’s standing, authority and authorization from a title insurance policy;

(E)	all original or, if originals are unavailable, complete copies of the Licenses and Permits, the Tenant Leases, the Records and the Service Contracts in the Company’s or its Subsidiaries’ possession or control; and

(F)	all keys and combinations (if applicable) to the Improvements which are in the Company’s or its Subsidiaries’ possession or control.

(iv) the Non-Initiating Member (or its designee) shall deliver or cause to be delivered the following items to the Company:

(A)	a counterpart of the ALR with respect to the Office Tenant Leases, duly executed by the Non-Initiating Member;

(B)	a counterpart of the Assignment and Assumption of Contracts with respect to the Office Service Contracts, duly executed by the Non-Initiating Member;

(C)	a counterpart of the General Assignment, duly executed by the Non-Initiating Member;

(D)	New York State Real Estate Transfer Tax Return (TP-584), duly executed by the Non-Initiating Member;

(E)	New York City Real Property Transfer Tax Return (NYC-RPT), duly executed by the Non-Initiating Member;

(F)	New York State Real Property Transfer Report (Form RP-5217 NYC) with respect to the Office Property, duly executed by the Non-Initiating Member;

(G)	a counterpart of the Assignment and Assumption of Amenities Owner’s Equity Interests, duly executed by the Non-Initiating Member; and

(H)	a counterpart to the Amenities LLC Agreement Amendment.

(v) the Non-Initiating Member (or its designee) shall pay the Adjusted Forced Sale Price or the Bid Purchase Price, as applicable, (minus the Deposit, together with any interest accrued thereon, which shall be delivered to the Initiating Member, and as adjusted by the credits and apportionments herein set forth) to the Company or its Subsidiaries, as applicable, in immediately available funds, which shall simultaneously deliver to each of the Initiating Member and the Comfort Member, respectively, the amount that each would receive on liquidation of the Company if all other liabilities of the Members, Company and its Subsidiaries which relate to the Property being sold were discharged (including any Make-Up Loans and Special Liabilities) and the Company was liquidated and all assets of the Company were distributed in accordance with the provisions of Article 12.

(vi) the Company and/or the applicable Subsidiary thereof shall pay the Transfer Taxes due in connection with the sale of the Property and other Company Assets;

(vii) as of the Interest Closing Date, all items of revenue and expense which are customarily apportioned in the sale of properties comparable to the Property shall be apportioned between the Company and its Subsidiaries (other than Amenities Holdings), on the one hand, and the Non-Initiating Member (or its designee), on the other hand, as of 11:59 p.m. on the day preceding the Interest Closing Date in accordance with the customs and practices usual in transactions involving properties comparable to the Property (provided that such apportionment shall be without duplication of any items taken into account in calculating the Adjusted Forced Sale Price or the Bid Purchase Price, as applicable, if any) with items allocated to the Company and its Subsidiaries for the period prior to 11:59 p.m. on the day preceding the Interest Closing Date to be further apportioned between the Initiating Member and the Non-Initiating Member in proportion to their respective Percentage Interests; and

(viii) the Non-Initiating Member shall cause to be delivered to the Initiating Member an instrument releasing and discharging Owner Member and Affiliates of the Owner Member from all obligations under the Contribution, Reimbursement and Indemnity Agreement (or the equivalent) with the Investor Member or one or more Affiliates of the Investor Member, solely with respect to events, occurrences or omissions occurring after the time of such transfer.

(c) If, pursuant to Section 11.4 hereof, the transaction is a purchase of Equity Interests in Company Subsidiaries, on the Interest Closing Date, the Non-Initiating Member (or its designee) and the Company or its applicable Subsidiaries (as applicable) shall deliver, or cause to be delivered, the following (any defined term used in this Section 11.5(c) and not otherwise defined herein shall have the meaning set forth in the Membership Interest Purchase Agreement):

(i) the applicable Company Subsidiaries shall deliver or cause to be delivered to the Non-Initiating Member (or its designee(s)):

(A)	one or more duly executed and acknowledged instruments of assignment conveying the Equity Interests in the applicable Company Subsidiary subject to such transaction to the Non-Initiating Member (or its designee(s)), free and clear of all Liens;

(B)	New York State Real Estate Transfer Tax Return (TP-584); and

(C)	New York City Real Property Transfer Tax Return (NYC-RPT).

(ii) the Non-Initiating Member (or its designee) shall pay the Adjusted Forced Sale Price or the Bid Purchase Price, as applicable, (minus the Deposit, together with any interest accrued thereon, which shall be delivered to the Initiating Member, and as adjusted by the credits and apportionments herein set forth) to the Company and/or the applicable Company Subsidiaries, in immediately available funds, which shall simultaneously deliver to each of Owner Member and Comfort Member, respectively, the amount that each would receive on liquidation of the Company if all other liabilities of the Company and its Subsidiaries which relate to the Property being sold were discharged (including any Make-Up Loans and Special Liabilities) and the Company was liquidated and all assets of the Company were distributed in accordance with the provisions of Article 12.

(iii) as of the Interest Closing Date, all items of revenue and expense which are customarily apportioned in the sale of properties comparable to the Property shall be apportioned between the Company and its Subsidiaries (other than Amenities Holdings), on the one hand, and the Non-Initiating Member (or its designee), on the other hand, as of 11:59 p.m. on the day preceding the Interest Closing Date in accordance with the customs and practices usual in transactions involving properties comparable to the Property (provided that such apportionment shall be without duplication of any items taken into account in calculating the Adjusted Forced Sale Price or the Bid Purchase Price, as applicable, if any) with items allocated to the Company and its Subsidiaries for the period prior to 11:59 p.m. on the day preceding the Interest Closing Date to be further apportioned between the Initiating Member and the Non-Initiating Member in proportion to their respective Percentage Interests;

(iv) the Company and/or the applicable Subsidiary thereof shall pay the Transfer Taxes due in connection with the conveyance of the Equity Interests of the Initiating Member;

(v) the Company shall discharge or cause to be discharged of record all Liens affecting the Forced Sale Equity Interests and any Equity Interests in Company

Subsidiaries subject to such purchase of the Equity Interests in Company Subsidiaries, and if the Company fails to do so, the Non-Initiating Member may use any portion of the Adjusted Forced Sale Price or the Bid Purchase Price, as applicable, to pay and discharge any such Liens and any related expenses and adjourn the Interest Closing Date for such period as may be necessary for such purpose;

(vi) the Members shall execute all amendments to fictitious name, limited liability company or similar certificates necessary to reflect the transaction;

(vii) the Company and its Subsidiaries shall execute such other instruments, documents, certificates and affidavits as are customarily delivered in a sale of membership interests of Delaware limited liability companies; and

(viii) an instrument releasing and discharging Owner Member and Affiliates of the Owner Member from all obligations under the Contribution, Reimbursement and Indemnity Agreement (or the equivalent) with the Investor Member or one or more Affiliates of the Investor Member, solely with respect to events, occurrences or omissions occurring after the time of such transfer.

(d) If the Initiating Member shall default in its obligation to close the sale of its Membership Interest subject to such Member Transaction on the Interest Closing Date pursuant to Section 11.5(a), then the Non-Initiating Member shall be entitled, as its sole and exclusive remedy, either (i) to the return of the Deposit together with all interest accrued thereon or (ii) to seek specific performance of the Initiating Member’s obligations. If the Non-Initiating Member shall default in its obligation to close the purchase of the Initiating Member’s Membership Interest subject to such Member Transaction on the Interest Closing Date pursuant to Section 11.5(a), then the Initiating Member, as its sole and exclusive remedy, shall be entitled to retain the Deposit, together with all interest accrued thereon, as liquidated damages, and may thereafter (i) in the case of a ROFO Initiating Member, sell the ROFO Membership Interests or (ii) in the case of a Forced Sale Initiating Member, cause the Company to sell the Property and the Company Assets or the direct or indirect equity interests of the Company in any of its Subsidiaries to a Third-Party Buyer pursuant to a Valid Contract, without the Non-Initiating Member having the right to purchase the Property under this Agreement or otherwise consent thereto. In no event shall such Deposit or accrued interest be deemed to be a Capital Contribution by any Member.

11.6 Comfort Member Put Option.

(a) At any time after September 1, 2020 and prior to June 1, 2021 (the “Comfort Member Put Period”), the Comfort Member shall have the right to require the Company to redeem its Membership Interest (the “Comfort Member Put Option”). If the Comfort Member Put Option is exercised, the Company shall redeem and the Comfort Member shall sell, all, and not less than all, of the Membership Interests owned by Comfort Member, free and clear of all Liens and adverse claims, as described below.

(b) The Comfort Member Put Option may be exercised by the Comfort Member by delivering written notice (a “Comfort Member Put Notice”) to the Administrative Member (and if the Investor Member is not the Administrative Member, to the Investor

Member). The Comfort Member Put Notice shall contain, (i) a written statement that the Comfort Member is exercising the Comfort Member Put Option under this Section 11.6(b) and (ii) the Comfort Member’s determination of the fair market value of the Property and the calculation of the Comfort Member Put Price (as defined below), accompanied by a statement showing the calculation thereof in reasonable detail.

(c) The “Comfort Member Put Price” shall equal the amount that the Comfort Member would be entitled to receive in accordance with the provisions of Article 12 under this Agreement with respect to all of its Membership Interests if the Property were sold for cash for a purchase price equal to its fair market value, all Company Loans were discharged, customary brokerage fees, Transfer Taxes and other customary costs of closing were paid by the party customarily responsible for such costs, all other liabilities of the Company and its Subsidiaries which relate to the Property being sold were discharged and the Company was liquidated and all assets of the Company were distributed in accordance with the provisions of Article 12.

(d) The Investor Member shall review and approve (or disapprove) of such determination of the Comfort Member Put Price within 15 Business Days. In the event the Investor Member does not approve the Comfort Member’s calculation within 15 Business Days, the Investor Member shall identify the reasons therefor prior to the expiration of such 15 Business Day period and Comfort Member and the Investor Member shall work expeditiously in good faith to resolve any disagreement. If such disagreement cannot be resolved within 20 days after the expiration of such period, then within five 5 Business Days following the expiration of such 20 day period, the Comfort Member and the Investor Member shall propose to the other in writing a Comfort Member Put Price (each, a “Comfort Member Put Price Proposal”) and following the delivery of such proposals the fair market value of the Property and the Comfort Member Put Price shall be determined by final and binding arbitration in New York, NY, administered by JAMS in accordance with JAMS Streamlined Arbitration Rules and Procedures, as in effect at that time, by an arbitrator with at least ten years of experience relating to owning properties similar to the Property and located in Manhattan. Each of the Comfort Member and Investor Member shall promptly submit to such arbitrator its position as to the fair market value of the Property and the Comfort Member Put Price (which, for each of the Comfort Member and Investor Member shall be their respective Comfort Member Put Price Proposal) and any applicable materials that it desires that such arbitrator consider in making its determination within seven Business Days following the appointment of the arbitrator. Such arbitrator shall consider only the materials submitted to it for resolution. Each of the Comfort Member and Investor Member shall cooperate with JAMS and with the other party in scheduling the arbitration proceedings so that a determination of the fair market value of the Property and the Comfort Member Put Price is rendered within 30 calendar days after submission thereof to arbitration, and any notice requirements under Paragraph 14(b) of the JAMS Streamlined Arbitration Rules and Procedures or otherwise may be shortened by such arbitrator in its discretion. The non-prevailing party in such arbitration (which for this purpose shall be either the Comfort Member or the Investor Member) shall pay all fees and disbursements due to JAMS and the arbitrator as well as the reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) of the prevailing party incurred in connection with such arbitration. The arbitrator shall be (i) a disinterested and impartial person and (ii) selected in accordance with Paragraph “12(c)” et seq. of the JAMS Streamlined Arbitration Rules and Procedures. Such arbitrator shall be bound by the provisions of this Agreement and by Applicable Law and shall select the position proposed by either the Comfort

Member or the Investor Member, but no other amount, which, in his or her opinion, is closest, to the amount that would be the Comfort Member Put Price. Any decision rendered by such arbitrator with respect to the Comfort Member Put Price shall be final, conclusive and binding upon the Company and the Comfort Member and may be entered and enforced in any court having jurisdiction over the Company and the Comfort Member. Any Comfort Member Put Price Proposal submitted pursuant to this Section 11.6(d) shall be used only for the purposes of this Section 11.6(d) and shall not otherwise be binding on the Company and the Comfort Member, shall not be deemed an offer of settlement, shall not be submitted as evidence in any dispute, and shall have no effect other than as expressly set forth in this Section 11.6(d).

(e) Subject to clause (g) below, closing of the Comfort Member Put Option under this Section 11.6 will take place no later than that date which is 30 days after the Comfort Member Put Price is determined in accordance with Section 11.6(d), with the Company paying the Comfort Member Put Price in immediately available funds (provided that the same shall be (A) increased by the aggregate amount of all Capital Contributions made by the Comfort Member in the period between the determination of the Comfort Member Put Price pursuant to the terms of this Section 11.6, and the closing of the Comfort Member Put Option and (B) decreased by any Capital Proceeds distributed to the Comfort Member pursuant to Section 9.3 during the period between the determination of the Comfort Member Put Price pursuant to the terms of this Section 11.6, and the closing of the Comfort Member Put Option). The Company and the Comfort Member shall execute and deliver (i) an assignment conveying the Comfort Member’s Membership Interest to the Company, free and clear of all Liens, which instrument shall contain surviving representations concerning due organization and authority of the Comfort Member and the absence of Liens on the Comfort Member’s Membership Interest and shall contain a provision indemnifying and holding the Company harmless from any loss, liability, cost or expense (including reasonable attorneys’ fees) it may incur by reason of any breach of such representation, (ii) all amendments to fictitious name, limited liability company or similar certificates, (iii) New York State Real Estate Transfer Tax Return (TP-584), (iv) New York City Real Property Transfer Tax Return (NYC-RPT) and (v) any other instruments or documents, if any, necessary to reflect the redemption, or as may otherwise be required by Applicable Law and shall execute such other instruments, documents, certificates and affidavits as are customarily delivered in a redemption of membership interests of Delaware limited liability companies. Comfort Member shall (A) discharge of record all Liens affecting its Membership Interest, and if the Comfort Member fails to do so, the Company may use any portion of the Comfort Member Put Price to pay and discharge any such Liens and any related expenses and adjourn the closing of the Comfort Member Put Option for such period as may be necessary for such purpose and (B) pay all transfer, gains, stamp or similar taxes due in connection with the consummation of the Comfort Member Put Option (but if the taxing authorities shall impose any such tax as a result of aggregating the consummation of the Comfort Member Put Option with any Transfers of direct or indirect interests in any Participating Member, each Member shall be responsible for the taxes attributable to its respective Transfer). All Comfort Member Make-Up Loans and accrued interest thereon shall be paid in full out of the proceeds of the sale at the closing thereof. The redemption of the Comfort Member’s Membership Interest pursuant to the exercise of the Comfort Member Put Option includes a redemption by the Company of the Comfort Member’s (1) capital account in the Company (if any), (2) without duplication, capital contributions to the Company (if any), (3) rights to receive distributions from the Company (if any) and (4) other rights in its capacity as a member of the Company, in each case as of the closing of the exercise of the Comfort Member Put Option. From and after the closing of the Comfort Member Put

Option, the Comfort Member shall cease to have any rights as a member of the Company, and this Agreement shall be deemed amended such that all references in this Agreement to the Comfort Member shall be void, null and of no force and effect and this Agreement shall be interpreted as if it were an Agreement solely between Owner Member and Investor Member. If any redemption payment due to the Comfort Member is not paid within five days after it is due, the unpaid amount thereof shall accrue interest at the rate of 8% per annum (compounded annually) from the date due until fully paid.

(f) If the Company is required to redeem the Membership Interests of the Comfort Member on exercise of the Comfort Member Put Option, the Investor Member shall make a Capital Contribution in an amount equal to the purchase price required to be paid to redeem the Comfort Member’s Membership Interests (plus any interest payable on such purchase price to the extent accrued pursuant to Section 11.6(e)) and the Investor Member’s Percentage Interest will be increased by an amount equal to the Comfort Member’s Percentage Interest at the time of the closing of the exercise of the Comfort Member Put Option.

(g) Notwithstanding anything to the contrary set forth in this Section 11.6, if the Comfort Member Put Notice is delivered prior to September 15, 2020, in no event shall the closing of the Comfort Member Put Option occur prior to November 5, 2020 or later than December 31, 2020.

11.7 Assignment Binding on Company. No Transfer of all or any part of the Membership Interest of a Participating Member otherwise permitted to be made under this Agreement shall be binding upon the Company unless and until a duplicate original of the Joinder Agreement or other instrument of transfer, duly executed and acknowledged by the assignor or transferor, has been delivered to the Company and such instrument evidences the written acceptance by the assignee of all of the terms and provisions of this Agreement.

11.8 Substituted Members.

(a) In order for a Person to be admitted as a Substituted Member of the Company (i) such Person shall have acquired the Membership Interest in accordance with the terms of this Agreement including this Article 11; (ii) such Person shall have delivered to the Company a Joinder Agreement under which such Person undertakes to be bound by the terms and conditions of this Agreement and shall have delivered such documents and instruments as the non-transferring member determines to be necessary or appropriate and as are consistent with the terms of this Agreement in connection with the Transfer to such Person or to effect such Person’s admission as a Member; and (iii) as provided in Section 3.1, Exhibit A shall thereby be amended without the further vote, act or consent of any other Person to reflect such new Person as a Substituted Member, and such Person shall be deemed admitted as a Substituted Member, and deemed listed as such on the books and records of the Company and thereupon shall be issued its Membership Interest.

(b) Any Member that assigns all of its Membership Interests pursuant to an assignment or assignments permitted under this Agreement shall cease to be a Member of the Company. Any Person who is an assignee of any portion of the Membership Interest of a Member pursuant to an assignment satisfying the requirements of this Article 11 shall become a Substituted Member only when the Administrative Member has entered such Substituted Member as a Member on the books and Records of the Company, which the Administrative Member is hereby directed to do upon satisfaction of such requirements.

(c) Any Person who is an Assignee of any of the Membership Interests of a Member pursuant to an assignment satisfying the requirements of this Article 11 but who does not become a Substituted Member and desires to make a further assignment of any such Membership Interest shall be subject to all the provisions of this Article 11 to the same extent and in the same manner as any Member desiring to make an assignment of its Membership Interest (other than Section 11.8(b)).

(d) Any assignee of 100% of the Investor Member’s or the Owner Member’s Membership Interests that is admitted as a Substituted Member in accordance with the terms of this Agreement shall be entitled to all of the applicable Member’s rights under this Agreement (including, with respect to Owner Member, its rights to designate (a) Manager(s), it being understood that the Owner Member’s designated Manager(s) shall resign upon such Transfer in order to permit a replacement Manager(s)), to the extent such rights are assigned to it.

11.9 Conditions Applicable to All Transfers.

(a) Notwithstanding anything to the contrary contained in this Agreement, any direct or indirect Transfer of any interest by a Member shall be made in full compliance with Applicable Law. In the event that any filing, application, approval or consent is required in connection with any such Transfer, the transferring Member shall promptly make such filing or application or obtain such approval or consent, at its sole expense, and shall reimburse each other Member for any costs or expenses (including attorneys’ fees) incurred by such Member in connection with any such filing, application, approval or consent.

(b) No direct or indirect Transfer of a Membership Interest shall be binding upon the Company and the other Members (i) if such Transfer would violate any Loan Document or any Lease, (ii) except for permitted transfers under Section 11.1(a)(i), (ii), (iii), (iv), (v), (vi) or (vii), unless and until all Make-Up Loans (including interest accrued thereon) made to or on account of the transferring Member are repaid in full or will be repaid in full prior to, or out of the proceeds from, the Transfer, and (iii) if any Transfer Taxes shown to be due upon a Post-Closing Transfer in any Transfer Tax Returns provided to and approved by Investor Member pursuant to Section 11.10(b)(i) are not paid at the closing of such Post-Closing Transfer.

(c) Without the consent of the other Participating Member, no Transfer shall be permitted if the Transfer would (i) cause the Company to fail to qualify for the “private placement safe harbor” from being treated as a “publicly traded partnership” under Regulations Section 1.7704-1(h); (ii) cause any direct or indirect owner of any Participating Member to fail to qualify as a REIT; (iii) cause the assets of the Company to be deemed “plan assets” of any Person subject to ERISA which may own any direct or indirect interest in the Company; (iv) if it would violate the registration provisions of the Securities Act or of any other federal, state or local securities laws; or (v) if it would violate any other Applicable Laws, including Executive Order 13224 (September 23, 2001), the rules and regulations of the Office of Foreign Assets Control, Department of Treasury, and any enabling legislation or other Executive Orders in respect thereof.

11.10 Transfer Taxes.

(a) Owner Member shall indemnify, protect, defend and hold harmless Investor Member and the Company from and against any and all claims, demands, liabilities, costs, expenses and other amounts arising from any obligation or assessment for the payment of Transfer Taxes, including Transfer Taxes paid by Investor Member in accordance with the provisions of this Section 11.10(a), and any and all costs, expenses, and other amounts (including, without limitation, reasonable attorneys’ fees and disbursements) that may be due and payable in connection with any audit (including any written inquiry), examination, administrative or judicial proceeding, or other matter with respect to the 48.7% Acquisition, whether due at the time of the Closing or as the result of any subsequent event; provided that where the subsequent event is the purchase by Investor Member of Owner Member’s Membership Interest under Section 11.4(b) in connection with a Forced Sale (a “Forced Sale Transfer”) (i) the indemnity contained in this Section 11.10(a) shall not apply and (ii) Investor Member hereby agrees to the filing of any Transfer Tax Returns with respect to such Forced Sale Transfer that reflect the Forced Sale Transfer as the sole Transfer from Owner Member to Investor Member. Notwithstanding anything to the contrary in this Agreement, including this Section 11.10(a), Owner Member shall control, and make any decisions regarding, any audit, examination, administrative or judicial proceeding or other matter pertaining to any Transfer Tax with respect to the 48.7% Acquisition; provided, however, that Owner Member shall (i) notify Investor Member of any administrative or judicial proceeding or other matter pertaining to any Transfer Tax with respect to the 48.7% Acquisition, (ii) furnish Investor Member with any and all correspondence or communication relating to any Transfer Tax with respect to the 48.7% Acquisition received from any state or local taxing authority, and (iii) consult with Investor Member prior to settling any material tax audit, claim or controversy relating to any Transfer Tax with respect to the 48.7% Acquisition. If either (i) within ten (10) Business Days of the entry of a final non-appealable regulatory or judicial determination that Transfer Tax is due with respect to the 48.7% Acquisition, Owner Member fails to pay such Transfer Tax in full and provide evidence reasonably satisfactory to Investor Member of such payment, or (ii) Investor Member reasonably determines (based on the advice of outside transfer tax counsel) that, as a result of a Transfer Tax audit, claim or controversy, there is a material risk that either the Property (or a portion thereof) or Investor Member’s Membership Interest (or a portion thereof) may be seized or made subject to a lien or other encumbrance, Investor Member shall have the right to pay Transfer Tax with respect to the 48.7% Acquisition on behalf of Owner Member; provided that if Investor Member decides to pay such Transfer Tax due to the foregoing clause (ii), Investor Member shall provide Owner Member written notice of such decision at least ten Business Days prior to its payment of the Transfer Tax along with a copy of advice from an attorney or accountant competent in matters relating to New York City real property transfer taxes with respect thereto. Amounts from and against which Owner Member is obligated to indemnify Investor Member (or the Company, to the extent of Investor Member’s pro rata share) pursuant to this Section 11.10(a) shall be deemed a “Member Loan” until paid. The provisions of this Section 11.10(a) shall survive the termination of this Agreement.

(b) Notwithstanding anything herein to the contrary, except as provided in the following sentence, Owner Member shall not Transfer or permit the Transfer of any portion of Owner Member’s Membership Interest, including an indirect interest therein (a “Post-Closing Transfer”) prior to the third anniversary of the Closing Date such that the aggregate of the Post-Closing Transfers shall represent 1.3% or more of the direct or indirect Membership Interests in the Company. Owner Member shall (i) provide Investor Member with not less than 20 (twenty) Business Days’ prior written notice of such contemplated Transfer, which notice shall include (A) copies of the Transfer Tax Returns to be filed in connection with such Transfer with respect to the 48.7% Acquisition and (B) evidence reasonably satisfactory to Investor Member that the applicable Transfer Taxes in connection with the 48.7% Acquisition will be paid by Owner Member concurrently with the closing of such Transfer and (ii) pay the applicable Transfer Taxes shown to be due in the Transfer Tax Returns upon the closing of such Transfer; provided that such Transfer Tax Returns shall be subject to the reasonable approval of Investor Member, it being agreed that it shall be reasonable for Investor Member to require that such Transfer Tax Returns reflect that the 48.7% Acquisition is “aggregated” with such Transfer; and provided further that a conversion of NYRT from a Maryland corporation into a Maryland limited liability company or limited partnership shall not constitute a Transfer for purposes of this Section 11.10(b) if and only if (x) the rule relating to conversions in Example C of Section 23-05(b) the New York City Tax Regulations is in effect at the time of the conversion and (y) such notice is accompanied by a copy of the legal advice provided to Owner Member, reasonably acceptable to Investor Member, concluding that the conversion qualifies as a conversion described in such Example. The provisions of Section 11.10(a) shall not apply to Transfers described in this Section 11.10(b).

(c) If following the Closing Date there shall occur a Transfer with respect to any Member’s Membership Interest, including a Transfer of any indirect interest therein, then, to the extent such Transfer results in the imposition of a Transfer Tax as a result of the “aggregation” of such Transfer with the Transfer of the Membership Interest of another Member, including the Transfer of any indirect interest therein, each of the Members whose aggregated interests were Transferred (directly or indirectly) shall pay the Transfer Taxes attributable to the Transfer of its Membership Interest; provided, however, that nothing in this Section 11.10(c) shall be construed to limit the limitations, requirements and indemnification contained in Section 11.10(a) and Section 11.10(b). The provisions of this Section 11.10(c) shall survive the termination of this Agreement.

11.11 Representations and Warranties. Each assignee of a Membership Interest, as a condition to being admitted as a Substituted Member shall make each of the representations and warranties set forth in Section 13.1(a); provided that for purposes of such representations and warranties, the phrase “the Joinder Agreement and this Agreement” shall be used in lieu of the phrase “this Agreement.”

11.12 Acceptance of Prior Acts. Any Person who becomes a Member, by becoming a Substituted Member, accepts, ratifies and agrees to be bound by all actions duly taken pursuant to the terms and provisions of this Agreement by the Company or any of its members prior to the date such Person became a Member.

ARTICLE 12

DISSOLUTION OF THE COMPANY AND

WINDING UP

12.1 Dissolution.

(a) The Company shall be dissolved and its affairs shall be wound up only upon the first to occur of the following:

(i) the written consent of the Participating Members;

(ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act; and

(iii) the disposition of all of the Company Assets and the collection of all amounts derived from such disposition and the satisfaction of contingent liabilities of the Company or its Subsidiaries in connection with such disposition.

(b) Except as provided in this Agreement, no Member shall have the right (i) to withdraw or resign as a Member of the Company, (ii) to redeem or otherwise require redemption of its Membership Interest in the Company or any part thereof or (iii) to the fullest extent permitted by Applicable Law, to dissolve itself voluntarily.

(c) Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause the Member to cease to be a member of the Company and, upon the occurrence of such an event, the business of the Company shall continue without dissolution.

12.2 Winding Up. In the event of the dissolution of the Company pursuant to Section 12.1(a), the Managers shall wind up the Company’s affairs.

(a) Upon dissolution of the Company and until the filing of a certificate of cancellation as provided in the Act, the Managers, in accordance with this Agreement, (or a liquidating trustee, as the case may be) shall, in the name of, and for and on behalf of, the Company, continue to act as such and shall make all decisions by Board Approval relating to the conduct of any business or operations during the winding up period and to the sale or other disposition of Company Assets, including to prosecute and defend suits, whether civil, criminal or administrative, gradually settle and close the Company’s business, dispose of and convey the Company Assets, discharge or make reasonable provision for the Company’s liabilities, liquidate all Company Assets and distribute to the Members in accordance with Section 12.3 any remaining cash of the Company, all without affecting the liability of Members and without imposing liability on any liquidating trustee. In addition to any other waivers included in this Agreement, each Member hereby waives any claims it may have against the Managers during any winding up that may arise out of the Managers’ management of the Company, so long as such Managers act in good faith and without gross negligence, recklessness or willful misconduct. Every reasonable effort shall be made by the Managers in accordance with this Section 12.2 to dispose of the assets of the Company within 90 days after dissolution.

(b) Upon the completion of winding up of the Company, the Managers acting with Board Approval or a liquidating trustee, as the case may be, as an authorized person shall file a certificate of cancellation of the Certificate of Formation in the Office of the Secretary of State of the State of Delaware as provided in the Act and any other similar certificates of cancellation or termination required to discontinue its status as a legal entity or its authorization to do business in the states in which it is qualified to do so. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

12.3 Distributions. Upon dissolution of the Company, the expenses of liquidation and the Company’s liabilities and obligations to creditors (including obligations to Members, if any, other than liabilities for distributions) shall be paid, or reasonable provisions shall be made for payment thereof, in accordance with Applicable Law, from cash on hand or from the liquidation of Company properties. After payment or provision for payment of all expenses of liquidation and liabilities and obligations of the Company, remaining cash of the Company shall be distributed to the Members, in accordance with Section 9.3. There shall be no distribution of Company Assets other than cash, and all such Company Assets other than cash shall be liquidated upon a dissolution of the Company. The Members hereby acknowledge and agree that they have no right, title or interest to the Company’s name and the goodwill attached thereto.

ARTICLE 13

REPRESENTATIONS AND WARRANTIES

13.1 Representations and Warranties.

(a)Each Member hereby represents and warrants to the other Members as of the Effective Date that:

(i) such Member is a corporation, limited liability company or limited partnership, as the case may be, duly organized, validly existing and in good standing under the laws of the state of its incorporation or formation, as applicable;

(ii) such Member has the requisite corporate, partnership or limited liability company power and authority, as applicable, to enter into this Agreement and perform the terms of this Agreement;

(iii) such Member has duly executed and delivered this Agreement; the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized and no other corporate, partnership, limited liability company or other action on the part of such Member or any of its shareholders, partners or members is necessary in order to permit such Member to consummate the transactions contemplated hereby; and

(iv) this Agreement constitutes the valid and binding obligation of such Member, enforceable in accordance with its terms as the same may be limited, however, by applicable insolvency, bankruptcy, fraudulent conveyance, fraudulent transfer, reorganization, moratorium, or other laws affecting creditors’ rights generally or by general principles of law or equity.

(b) By execution and delivery of a Joinder Agreement, each Member admitted after the date hereof (in compliance with the terms of this Agreement) represents and warrants to the Company and the other Members that:

(i) such Member is a corporation, limited liability company or limited partnership, as the case may be, duly organized, validly existing and in good standing under the laws of the state of its incorporation or formation, as applicable;

(ii) such Member has the requisite corporate, partnership or limited liability company power and authority, as applicable, to enter into this Agreement and perform the terms of this Agreement;

(iii) such Member has duly executed and delivered this Agreement; the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized and no other corporate, partnership, limited liability company or other action on the part of such Member or any of its shareholders, partners or members is necessary in order to permit such Member to consummate the transactions contemplated hereby;

(iv) this Agreement constitutes the valid and binding obligation of such Member, enforceable in accordance with its terms as the same may be limited, however, by applicable insolvency, bankruptcy, fraudulent conveyance, fraudulent transfer, reorganization, moratorium, or other laws affecting creditors’ rights generally or by general principles of law or equity;

(v) the execution, delivery or performance by such Member of this Agreement or the transactions contemplated hereby will not (and with the giving of notice or lapse of time or both would not) conflict with, or will result in a breach or violation of, or will constitute a default under, or will result in a loss of contractual benefits under (A) its charter, by-laws, operating agreement, certificate of formation, certificate of limited partnership or agreement of partnership, as applicable, or any agreement or instrument by which such Member may be bound, or (B) any legal requirement or any other judgment, statute, rule, law, order, decree, writ or injunction of any court or Governmental Authority to which such Member is subject that would materially and adversely affect the performance of its duties hereunder;

(vi) there is no action, suit or proceeding pending against it or, to its knowledge, threatened in any court or by or before any other Governmental Authority that would prohibit its entering into this Agreement or performing its obligations under this Agreement;

(vii) such Member (A) has knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Company and making an informed investment decision with respect thereto and (B) is able to bear the economic and financial risk of an investment in the Company for an indefinite period of time;

(viii) other than as set forth herein, neither the execution and delivery of this Agreement, nor compliance with this Agreement, nor the consummation of the transactions contemplated by this Agreement, in each case, is subject to any requirement that such Member obtain any approval, consent, order or authorization of, or designation, registration, declaration or filing with, any Governmental Authority or other third party which has not heretofore been obtained or which, in any case or in the aggregate, if not obtained or made would have an adverse effect, financial or otherwise, on the business or property of the Company or render such execution, delivery, compliance or consummation illegal or invalid, or would constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the Company’s properties;

(ix) the tax identification number of such Member has been provided to the Company and each other Member;

(x) there is no petition in Bankruptcy, or any petition or answer seeking an assignment for the benefit of creditors, an appointment of a receiver or trustee, a liquidation or dissolution or similar relief under the Bankruptcy Code or any state law, in each case, filed by or against or threatened to be filed by or against such Member or its direct or indirect members;

(xi) such Member acknowledges that (A) no Membership Interest issued to such Member has been registered under the Securities Act or state securities laws, (B) such Membership Interest, therefore, cannot be resold unless registered under the Securities Act, and applicable state securities laws, or unless an exemption from each applicable registration is available, (C) there is no public market for such Membership Interest and (D) the Company has no obligation or intention to register such Membership Interest for resale under the Securities Act, or any state securities laws, or to take any action that would make available any exemption from the registration requirements of such laws;

(xii) on behalf of itself and each assignee or Member of it, such Member is acquiring its Membership Interest for its own account for investment and not with a view to the distribution or resale thereof, or with the present intention of distributing or reselling such interest, and it will not transfer or attempt to transfer its Membership Interest in violation of the Securities Act, the Exchange Act, or any other applicable federal, state or local securities law; nothing herein shall be construed to create or impose on the Company or any Member an obligation to engage in public reporting or register any Transfer of any Membership Interest or any portion thereof with the Securities Exchange Commission;

(xiii) such Member is not a “benefit plan investor” (within the meaning of the Plan Asset Regulation); and

(xiv) each Person owning a direct interest in such Member is not a Prohibited Person.

ARTICLE 14

AMENDMENTS

14.1 Amendments. This Agreement may be amended, supplemented or otherwise modified only by a written instrument signed by all the Participating Members, provided, however, that for so long as Comfort Member is a Member, no amendment may be made that has a disproportionately adverse effect on the rights of the Comfort Member as compared to the effect on the rights of other Members without the written consent of the Comfort Member. In the event Comfort Member no longer holds any Membership Interest, this Agreement shall be deemed amended such that all references in this Agreement to the Comfort Member shall be void, null and of no force and effect and this Agreement shall be interpreted as if it were an Agreement solely between Owner Member and Investor Member.

14.2 Execution by Substituted Members . In addition to the requirements of Article 11, if this Agreement shall be amended for the purpose of adding or substituting any Member, the amendment shall be signed by the Person to be substituted and by the assigning Member, if any. In making any amendments, the Managers, acting with Board Approval, shall prepare and file for recordation such documents and certificates as shall be required to be prepared and filed.

ARTICLE 15

MISCELLANEOUS

15.1 REIT Compliance .

(a) The Administrative Member acknowledges that, as of the date hereof, certain of the Members or certain direct or indirect members of the Members are qualified or intend to qualify as a real estate investment trust as defined in Section 856 of the Code (a “REIT”). Accordingly, notwithstanding anything to the contrary contained herein and to the extent of the availability of Company funds (provided that the Administrative Member shall promptly provide notice of any unavailability of Company funds to the Owner Member and Investor Member), the Administrative Member shall use commercially reasonable efforts to (i) manage and operate the Company and its Subsidiaries such that the nature of its assets and gross revenues (as determined pursuant to Section 856(c)(2), (3) and (4) of the Code) would permit the Company to qualify as a REIT under Section 856 of the Code and (ii) cause the Company to avoid any “net income from prohibited transactions” under Section 857(b)(6) of the Code (in the case of the Company, determined as if the Company were a REIT but without regard to Sections 856(c)(6) and (7) of the Code). The Administrative Member shall take or refrain from taking, as the case may be, such actions as are reasonably requested by any Participating Member to protect the status of such Participating Member or the direct or indirect owner or owners of such Participating Member as a REIT, but the Administrative Member shall not be charged with making independent determinations as to the qualification or status of any Person as a REIT. In furtherance of the foregoing, the Administrative Member shall use commercially reasonable efforts to not cause the Company or any of its Subsidiaries to: (A) invest any excess funds in any investment that would not be treated as cash, cash items, or government securities for purposes of Section 856(c) of the Code; (B) enter into any lease with any Person that will result in a rental payment to the lessor that is dependent in whole or in part on the net income or profits of any lessee or sublessee; (C) enter into any lease for any Property or any portion thereof pursuant to which any rents attributable to personal property constitute more than 15% of the aggregate rents received in connection with such lease within the meaning of Section 856(d)(1)(C) of the Code; (D) enter into any lease, contract, agreement, or other arrangement as a result of which the Company would receive or accrue, or would be deemed to receive or accrue, (directly or indirectly) with respect to the Property “impermissible tenant service income” within the meaning of Section 856(d)(7) of the Code in excess of one half of one percent of all income from the Property (as if the Company were a REIT); or (E) enter into any agreement under which the Company or any Subsidiary thereof would receive, directly or indirectly, any income from the manager of a Property. Notwithstanding the foregoing, the Administrative Member shall not be deemed to have breached the foregoing provisions of this Section 15.1 (and shall have no liability or be subject to any remedy under this Agreement) with respect to any specific actions taken by the Administrative Member at the written direction of, or with the prior written approval of the Owner Member or Investor Member, as the case may be. Owner Member shall be deemed to have provided such written consent with respect to all leases, contracts, agreements, and other arrangements that are in place with respect to the Property as of the Effective Date.

(b) If there shall be an amendment or modification to the Code or other relevant rules after the date of this Agreement that adversely impacts the REIT status of any Participating Member or a direct or indirect owner of any Participating Member as a result of the activities of the Company and its Subsidiaries, then the Administrative Member shall cooperate reasonably with the Participating Members and shall exercise commercially reasonable efforts to effectuate solutions or “workarounds” to address any reasonable REIT qualification concerns of such Participating Member or its affiliates arising out of any such amendment or modification following written notification thereof by such Participating Member.

(c) The Company shall clearly and timely identify, pursuant to Section 1221(a)(7) of the Code and the Regulations thereunder, any hedging transaction entered into with respect to indebtedness incurred by the Company or its Subsidiaries, and the Administrative Member shall, on behalf of the Company, provide a copy of such identification to Investor Member and Owner Member.

(d) The Members agree to provide the Administrative Member with such information as may reasonably be necessary for the Administrative Member to comply with this Section 15.1.

15.2 Further Assurances . Each party to this Agreement agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by Applicable Law or as, in the reasonable judgment of the Participating Members, may be necessary or advisable to carry out the intent and purpose of this Agreement, provided the same shall result in no increased liability or obligations (other than to a de minimis extent) or decreased rights (other than to a de minimis extent).

15.3 Notices . All notices, consents, approvals, waivers or other communications (each, a “Notice”) required or permitted hereunder, except as herein otherwise specifically provided, shall be in writing and shall be: (a) delivered personally or by commercial messenger; (b) sent via a recognized overnight courier service; or (c) sent by registered or certified mail, postage pre-paid and return receipt requested, in each case so long as such Notice is addressed to the intended recipient thereof as set forth below:

If to Owner Member:

c/o Winthrop REIT Advisors, LLC
7 Bulfinch Place
Suite 500
Boston, Massachusetts 02114
Attention: John Garilli

with copies to:

New York REIT, Inc.
c/o Witkoff Group
40 West 57th Street
New York, New York 10019
Attention: Wendy Silverstein

Proskauer Rose LLP
Eleven Times Square
New York, NY 10036
Attention: Steven L. Lichtenfeld, Esq.

If to Investor Member:

c/o SL Green Realty Corp.
420 Lexington Avenue, 19th Floor
New York, New York 10170
Attention: Andrew S. Levine

and to:

c/o RXR Realty LLC
625 RXR Plaza
Uniondale, New York 11556
Attention: Jason M. Barnett

with copies to:

SL Green Realty Corp.
420 Lexington Avenue, 19th Floor
New York, New York 10170
Attention: Marc Holliday

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: Brian S. Lichter, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036
Attention: Harvey R. Uris, Esq.

If to Comfort Member:

WWP Sponsor, LLC
c/o George Comfort & Sons, Inc.
200 Madison Avenue
New York, New York 10016
Attention: Peter S. Duncan

with copies to:

c/o DRA Advisors LLC
220 East 42nd Street, 27th Floor
New York, New York 10017
Attention: David Luski and Jean Marie Apruzzese

c/o RCG Longview
7 Penn Plaza, Suite 618
New York, New York 10001
Attention: Jay Anderson

c/o Ramius LLC
599 Lexington Avenue
20th Floor
New York, New York 10029
Attention: Michael Boxer

Blank Rome LLP
405 Lexington Avenue
New York, New York 10174
Attention: Martin Luskin, Esq.

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038
Attention: Karen Scanna, Esq.

Any party may change its address specified above by giving each party Notice of such change in accordance with this Section 15.3. Any Notice shall be deemed given upon actual receipt (or refusal of receipt). The attorney for a party shall be entitled to give Notice on behalf of such party; any such Notice so given shall have the effect of being from the party that the attorney represents.

15.4 Conflicts of Interest; Transactions with Affiliates . Each Member and its Affiliates may engage or invest in any other activity or Person, or possess any interest therein, independently or with others, whether or not in competition with the Companies. Furthermore, none of the Members, nor their respective Affiliates or any other Person employed by, related to or in any way affiliated with any such Person, shall have any duty or obligation to disclose or offer to the Company or any Member, or obtain for the benefit of the Company or any Member, any other activity or Person interest therein, and none of the Company, any Member, any creditor of the Company or any other Person having any interest in the Company shall have any claim, right or cause of action against any Member or any Affiliate of any Member, or any other Person employed by, related to or in any way affiliated with any such Person, by reason of any direct or indirect investment or other participation, whether active or passive, in any such activity or Person or any interest therein.

15.5 [Intentionally Omitted]

15.6 Headings and Captions. All headings and captions contained in this Agreement and the table of contents hereto is inserted for convenience only and shall not be deemed a part of this Agreement.

15.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one Agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or by email with a pdf or similar attachment shall be effective as delivery of an original executed counterpart of this Agreement.

15.8 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.

15.9 Consent to Jurisdiction. To the fullest extent permitted by law, each party hereto hereby irrevocably consents and agrees, for the benefit of each party, that any legal action, suit or proceeding against it with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement, shall be brought in any city, state or federal court located in the Borough of Manhattan, The City of New York (the “Designated Courts”), and hereby irrevocably accepts and submits to the jurisdiction of the Designated Courts (and of the appropriate appellate courts) of each such Designated Court with respect to any such action, suit or proceeding. Each party hereto also hereby irrevocably consents and agrees, for the benefit of each other party, that any legal action, suit or proceeding against it shall be brought in any Designated Court, and hereby irrevocably accepts and submits to the exclusive jurisdiction of each such Designated Court with respect to any such action, suit or proceeding. Each party hereto waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings brought in any such Designated Court and hereby further waives and agrees not to plead or claim in any such Designated Court that any such action, suit or proceeding brought therein has been brought in an inconvenient forum. Each party agrees that (i) to the fullest extent permitted by law, service of process may be effectuated hereinafter by mailing a copy of the summons and complaint or other pleading by certified mail, return receipt requested, at its address set forth above and (ii) all Notices that are required to be given hereunder may be given by the attorneys for the respective parties.

15.10 Partition. The Members hereby agree that no Member nor any successor-in-interest to any Member shall have the right to have the Company Assets partitioned, or to file a complaint or institute any proceeding at law or in equity to have the Company Assets partitioned, and each Member, on behalf of himself, his successors, representatives, heirs and assigns, hereby waives any such right.

15.11 Validity. Every provision of this Agreement is intended to be severable. The invalidity and unenforceability of any particular provision of this Agreement in any jurisdiction shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

15.12 Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors, executors, administrators, legal representatives, heirs and legal assigns and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective successors, executors, administrators, legal representatives, heirs and legal assigns. No Person other than the parties hereto and their respective successors, executors, administrators, legal representatives, heirs and permitted assigns shall have any rights or claims under this Agreement.

15.13 Entire Agreement. This Agreement, including the Exhibits hereto and thereto, supersedes all prior agreements among the parties with respect to the subject matter hereof and contains the entire Agreement among the parties with respect to such subject matter.

15.14 Waivers. No Waiver of any provision hereof by any party hereto shall be deemed a waiver by any other party nor shall any such waiver by any party be deemed a continuing waiver of any matter by such party.

15.15 No Third-Party Beneficiaries. This Agreement is not intended and shall not be construed as granting any rights, benefits or privileges to any Person not a party to this Agreement. Without limiting the generality of the foregoing, no creditor of the Company shall have any right whatsoever to require any Member to contribute capital to the Company.

15.16 Remedies Not Exclusive. Except as otherwise expressly provided herein, any remedies herein contained for breaches of obligations hereunder shall not be deemed to be exclusive and shall not impair the right of any Member to exercise any other right or remedy, whether for damages, injunction or otherwise.

15.17 Arbitration. In the event of any dispute under clause (g) of the definition of Major Decision between Owner Member and/or its appointed Manager(s), on the one hand, and Investor Member and/or the SLG or RXR Realty appointed Managers, on the other hand, either Participating Member may submit such dispute to final and binding arbitration in New York, NY, administered by JAMS in accordance with JAMS Streamlined Arbitration Rules and Procedures, as in effect at that time, by an arbitrator with at least ten years of experience in tax matters relating to real estate operating companies owning properties similar to the Property and located in Manhattan. Each Participating Member shall submit to such arbitrator its position on each matter in dispute and any applicable materials that it desires that such arbitrator consider in making its determination within 7 Business Days following the appointment of the arbitrator. Such arbitrator shall consider only the materials submitted to it for resolution. Each Participating Member shall cooperate with JAMS and with the other Participating Member in scheduling the arbitration proceedings so that a final non-appealable award is rendered within 30 calendar days after submission thereof to arbitration, and any notice requirements under Paragraph 14(b) of the JAMS Streamlined Arbitration Rules and Procedures or otherwise may be shortened by such arbitrator in its discretion. The non-prevailing party in such arbitration shall pay all fees and disbursements due to JAMS and the arbitrator as well as the reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) of the prevailing party incurred in connection with such arbitration. The arbitrator shall be (i) a disinterested and impartial person and (ii) selected in accordance with Paragraph “12(c)” et seq. of the JAMS Streamlined Arbitration Rules and Procedures. Such arbitrator shall be bound by the provisions of this Agreement and by Applicable Law and shall select the position proposed by either the Owner

Member or the Investor Member for each disputed item (and no other position), which, in his or her opinion, would be consistent with applicable legal requirements, not adversely affect the REIT qualification or any reasonable REIT qualification concern of such Participating Member or its affiliates and is more consistent with the prevailing practices for similar entities owning Class A office buildings in Manhattan, and shall notify the Participating Members of its determination. The position selected by the arbitrator with respect to the disputed item shall be deemed Board Approval with respect thereto. Any decision rendered by such arbitrator with respect to any matter in dispute shall be final, conclusive and binding upon the Company and the Participating Members and may be entered and enforced in any court having jurisdiction over the Company and either Participating Member.

15.18 Survival. The representations, warranties, agreements and covenants by each Member and the Managers shall survive the Effective Date.

15.19 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT, INCLUDING ANY PRESENT OR FUTURE MODIFICATION HEREOF OR (B) IN ANY WAY CONNECTED OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT (AS NOW OR HEREAFTER MODIFIED) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION IS NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND THE COMPANY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF ANY RIGHT THEY MIGHT OTHERWISE HAVE TO TRIAL BY JURY.

15.20 Recovery of Certain Fees. In the event a party hereto files any action or suit or arbitration against another party hereto by reason of any breach of any of the covenants, agreements or provisions contained in this Agreement (including a specific performance action commenced by the Non-Initiating Member pursuant to Section 11.5(d)), then in that event the prevailing party shall be entitled to recover from the other party all reasonable attorneys’ fees and costs resulting therefrom. For purposes of this Agreement, the term “attorneys’ fees” or “attorneys’ fees and costs” shall mean all court costs and the fees and expenses of counsel to the parties hereto, which may include printing, photocopying, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other Persons not admitted to the bar but performing services under the supervision of an attorney, and the costs and fees incurred in connection with the enforcement or collection of any judgment obtained in any such proceeding. The provisions of this Section 15.20 shall survive the entry of any judgment, and shall not merge, or be deemed to have merged, into any judgment.

15.21 Action by Investor Member. Investor Member shall not be permitted to file in any court an action asserting or seeking a remedy for a breach of this Agreement by Owner Member unless RXR Owner and SLG Owner have jointly and unanimously agreed to file such action.

15.22 Existing LLC Agreement. The Members acknowledge and agree that as a result of the execution and delivery of this Agreement, the Members have no further obligations or liabilities under the Existing LLC Agreement, all such obligations and liabilities having been superseded by the provisions of this Agreement.

[THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have entered into this Third Amended and Restated Limited Liability Company Agreement of WWP Holdings, LLC as of the date first set forth above.

ARC NYWWPJV001, LLC as Owner Member

By:	/s/ Wendy Silverstein
Name: Wendy Silverstein Title: President

[SIGNATURES FOLLOW ON NEXT SUCCEEDING PAGE]

[Signature Page to Third Amended and Restated Limited Liability Company Agreement]

WWP JV LLC, a Delaware limited liability company

By: WWP Member LLC, a Delaware limited liability company, its member

By:	/s/ Andrew S. Levine
Name: Andrew S. Levine Title: Executive Vice President

By: RXR VAF III WWP REIT LLC, a Delaware limited liability company, its member

By:	/s/ Michael Maturo
Name: Michael Maturo Title: Authorized Person

[SIGNATURES FOLLOW ON NEXT SUCCEEDING PAGE]

[Signature Page to Third Amended and Restated Limited Liability Company Agreement]

WWP SPONSOR, LLC. as Comfort Member

By: GCS RCG LV WWP, LLC, a Delaware limited liability company, its Manager

By: CWWP Partners, LLC, a Delaware limited liability company, its Manager

By:	/s/ Peter S. Duncan
Name: Peter S. Duncan Title: President

[Signature Page to Third Amended and Restated Limited Liability Company Agreement]

Exhibit A

Capital Accounts; Percentage Interests at Effective Date

Member	Capital Account[1]	Percentage Interest
Owner Member	$	50.1%
c/o Winthrop REIT Advisors, LLC 7 Bulfinch Place Suite 500
Boston, Massachusetts 02114

Investor Member	$	48.7%
c/o RXR Realty LLC 625 RXR Plaza Uniondale, New York 11556

Comfort Member	$	1.2%
c/o George Comfort & Sons, Inc., 200 Madison Avenue, New York, New York 10016

Total	$	100.0%

[1]	To reflect the Members’ pro rata share (determined in accordance with their respective Percentage Interests) of the aggregate book capital accounts of the members of the Company as reasonably determined by the Administrative Member at a later date.

Exhibit B

Form of Joinder Agreement

Reference is hereby made to the Third Amended and Restated Limited Liability Company Agreement of WWP Holdings, LLC (the “Company”), dated as of [•], 2017 (the “LLC Agreement”) of the Company. Pursuant to and in accordance with the LLC Agreement, the undersigned hereby acknowledges that it has received and reviewed a complete copy of the LLC Agreement and accepts and adopts the LLC Agreement and agrees that upon execution of this Joinder Agreement, the undersigned shall become a party to the LLC Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the LLC Agreement as though an original party thereto and shall be deemed, and admitted as, a Member for all purposes thereof and entitled to all the rights incidental thereto. Simultaneously herewith, the undersigned is delivering an executed counterpart of the signature page to the LLC Agreement. The undersigned represents and warrants to the Company and the Members that the Transfer to the undersigned was made in accordance with (i) the LLC Agreement and (ii) Applicable Law. The undersigned hereby makes the representations and warranties set forth in Section 13.1(b) of the LLC Agreement, the same being incorporated into this Joinder Agreement as if fully set forth herein.

Capitalized terms used herein without definition shall have the meanings ascribed thereto in the LLC Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of [●], 20[●].

MEMBER

By:
Name:
Title:

Exhibit C

Property Management and Leasing Agreement

[Exhibit Omitted]

Exhibit D

Examples of Calculation set forth in Section 7.3(p)

Example 1

By way of example only, and without limitation, assume that on the Closing Date, the Members are deemed to have made Capital Contributions aggregating $1,000,000, of which $487,000 was made by the Investor Member, with an aggregate Percentage Interest of 48.7%, $501,000 was made by the Owner Member with a Percentage Interest of 50.1% and $12,000 was made by the Comfort Member with a Percentage Interest of 1.2%. Subsequent to the Closing Date, a Participating Member calls for Additional Capital Contributions of $250,000 in the aggregate (the “First Additional Capital Call”), of which the Investor Member is responsible for $121,750, the Owner Member is responsible for $125,250 and the Comfort Member is responsible for $3,000. The Investor Member and the Comfort Member each makes their respective share of the First Additional Capital Call, but the Owner Member does not, and the Investor Member also advances Owner Member’s share of the Additional Capital Contribution and elects to treat the total amount of the First Additional Capital Call as a LLC Loan under Section 7.3(g)(ii) hereof. The Investor Member’s share of the First Additional Capital Call is funded by Investor Member as a Contributing Member LLC Loan, the Comfort Member’s share of the First Additional Capital Call is funded by Comfort Member as a Contributing Member LLC Loan and the Owner Member’s share of the First Additional Capital Call is funded by Investor Member as a Non-Contributing Member LLC Loan.

Subsequent to the First Additional Capital Call, a Participating Member calls for Additional Capital Contributions of $250,000 in the aggregate (the “Second Additional Capital Call”), of which the Investor Member is responsible for $121,750, the Owner Member is responsible for $125,250 and the Comfort Member is responsible for $3,000. The Investor Member and the Comfort Member each makes its share of the Second Additional Capital Call, but the Owner Member does not, and the Investor Member also makes the $125,250 Failed Contribution on behalf of the Owner Member and elects to treat such amount as a Member Loan under Section 7.3(g)(i) hereof:

If Investor Member elects to convert the above-mentioned Contributing Member LLC Loans to Lending Member Default Capital Contributions, the above-mentioned Non-Contributing Member LLC Loan to a Non-Lending Member Default Capital Contribution, and the above-mentioned Member Loan to a Member Loan Default Capital Contribution, then on the conversion date, (i) the Contributing Member LLC Loan made by Investor Member shall be converted into a $121,750 Lending Member Default Capital Contribution, (ii) the Contributing Member LLC Loan made by Comfort Member shall be converted into a $3,000 Lending Member Default Capital Contribution, (iii) the Non-Contributing Member LLC Loan shall be converted into a $125,250 Non-Lending Member Default Capital Contribution, (iv) the Member Loan shall be converted into a $125,250 Member Loan Default Capital Contribution and (v) the Members’ Percentage Interests shall be adjusted as follows, in accordance with Section 7.3(p):

1. Investor Member: The adjusted Percentage Interest of the Investor Member is calculated by dividing (1) the positive difference, if any, between (a) the sum of (i) 100% of the aggregate Capital Contributions (including Lending Member Default Capital Contributions, but excluding Cram-Down Contributions) then or theretofore made by the Investor Member to the Company ($730,500), plus (ii) 175% of the Cram-Down Contributions then or theretofore made by the Investor Member ($438,375) minus (b) the Cram-Down Excess Amounts attributable to the Cram-Down Contributions then or theretofore made by the Owner Member to the Company ($0), by (2) the difference between (a) 100% of the aggregate Capital Contributions (including without limitation Cram-Down Contributions and Lending Member Default Capital Contributions) then or theretofore made by all of the Members ($1,500,000), less (b) any Capital Contribution deemed made by the Comfort Member on account of a Converted Comfort Member Special Failed Contribution ($0). This results in a Percentage Interest for the Investor Member of (i) the sum of $730,500 plus $438,375 divided by (ii) $1,500,000 = 77.925%.

2. Owner Member: The adjusted Percentage Interest of the Owner Member is calculated by dividing (1) the positive difference, if any, between (a) the sum of (i) 100% of the aggregate Capital Contributions (including Lending Member Default Capital Contributions, but excluding Cram-Down Contributions) then or theretofore made by the Owner Member to the Company ($501,000), plus (ii) 175% of the Cram-Down Contributions then or theretofore made by the Owner Member ($0), minus (b) the sum of (i) the Cram-Down Excess Amounts attributable to the Cram-Down Contributions then or theretofore made by the Investor Member ($187,875), plus (ii) the Comfort Member Special Failed Contribution if a Special Make-Up Loan made with respect thereto is being converted ($0), by (2) the difference between (a) 100% of the aggregate Capital Contributions (including without limitation Cram-Down Contributions and Lending Member Default Capital Contributions) then or theretofore made by all of the Members ($1,500,000) , less (b) any Capital Contribution deemed made by the Comfort Member on account of a Converted Comfort Member Special Failed Contribution ($0). This results in a Percentage Interest for the Owner Member of (i) the difference between $501,000 minus $187,875, divided by (ii) $1,500,000 = 20.875%.

3. Comfort Member. The Percentage Interest of Comfort Member shall remain at 1.2%.

Example 2

By way of example only, and without limitation, assume that on the Closing Date, the Members are deemed to have made Capital Contributions aggregating $1,000,000, of which $487,000 was made by the Investor Member, with an aggregate Percentage Interest of 48.7%, $501,000 was made by the Owner Member with a Percentage Interest of 50.1% and $12,000 was made by the Comfort Member with a Percentage Interest of 1.2%. Subsequent to the Closing Date, a Participating Member calls for Additional Capital Contributions of $250,000 in the aggregate (the “First Additional Capital Call”), of which the Investor Member is responsible for $121,750, the Owner Member is responsible for $125,250 and the Comfort Member is responsible for $3,000. The Investor Member and the Owner Member each makes their respective share of the First Additional Capital Call, but the Comfort Member does not. Owner Member fails to advance funds as a Member Loan on behalf of Comfort Member’s Failed Contribution and the Investor Member advances Comfort Member’s share of the Additional Capital Contribution and elects to treat the total amount of the First Additional Capital Call as a LLC Loan under Section 7.3(f)(i)(B) hereof. The Investor Member’s share of the First

Additional Capital Call is funded by Investor Member as a Contributing Member LLC Loan, the Owner Member’s share of the First Additional Capital Call is funded by Owner Member as a Contributing Member LLC Loan, Owner Member is deemed to have made a Member Loan to Comfort Member pursuant to Section 7.3(f)(ii) and the Comfort Member’s share of the First Additional Capital Call is treated as a Failed Contribution by the Owner Member and is funded by Investor Member as a Non-Contributing Member LLC Loan.

Subsequent to the First Additional Capital Call, a Participating Member calls for Additional Capital Contributions of $250,000 in the aggregate (the “Second Additional Capital Call”), of which the Investor Member is responsible for $121,750, the Owner Member is responsible for $125,250 and the Comfort Member is responsible for $3,000. The Investor Member and the Owner Member each makes its share of the Second Additional Capital Call, but the Comfort Member does not and Owner Member fails to advance funds as a Member Loan on behalf of Comfort Member’s Failed Contribution. Owner Member is deemed to have made a Member Loan to Comfort Member pursuant to Section 7.3(f)(ii) and the Comfort Member’s share of the First Additional Capital Call is treated as a Failed Contribution by the Owner Member and is funded by Investor Member as a Member Loan under Section 7.3(f)(i)(A) hereof:

If Investor Member elects to convert the above-mentioned Contributing Member LLC Loans to Lending Member Default Capital Contributions, the above-mentioned Non-Contributing Member LLC Loan to a Non-Lending Member Default Capital Contribution, and the above-mentioned Member Loan made by Investor Member to a Member Loan Default Capital Contribution, then on the conversion date, (i) the Contributing Member LLC Loan made by Investor Member shall be converted into a $121,750 Lending Member Default Capital Contribution, (ii) the Contributing Member LLC Loan made by Owner Member shall be converted into a $125,250 Lending Member default Capital Contribution, (iii) the Non-Contributing Member LLC Loan shall be converted into a $3,000 Non-Lending Member Default Capital Contribution, (iv) the Member Loan made by Investor Member shall be converted into a $3,000 Member Loan Default Capital Contribution and (v) the Members’ Percentage Interests shall be adjusted as follows, in accordance with Section 7.3(p):

1. Investor Member: The adjusted Percentage Interest of the Investor Member is calculated by dividing (1) the positive difference, if any, between (a) the sum of (i) 100% of the aggregate Capital Contributions (including Lending Member Default Capital Contributions, but excluding Cram-Down Contributions) then or theretofore made by the Investor Member to the Company ($730,500), plus (ii) 175% of the Cram-Down Contributions then or theretofore made by the Investor Member ($10,500) minus (b) the Cram-Down Excess Amounts attributable to the Cram-Down Contributions then or theretofore made by the Owner Member to the Company ($0), by (2) the difference between (a) 100% of the aggregate Capital Contributions (including without limitation Cram-Down Contributions and Lending Member Default Capital Contributions) then or theretofore made by all of the Members ($1,506,000), less (b) any Capital Contribution deemed made by the Comfort Member on account of a Converted Comfort Member Special Failed Contribution ($6,000). This results in a Percentage Interest for the Investor Member of (i) the sum of $730,500 plus $10,500 divided by (ii) $1,500,000 = 49.4%.

2. Owner Member: The adjusted Percentage Interest of the Owner Member is calculated by dividing (1) the positive difference, if any, between (a) the sum of (i) 100% of the aggregate Capital Contributions (including Lending Member Default Capital Contributions, but excluding Cram-Down Contributions) then or theretofore made by the Owner Member to the Company ($751,500), plus (ii) 175% of the Cram-Down Contributions then or theretofore made by the Owner Member ($0), minus (b) the sum of (i) the Cram-Down Excess Amounts attributable to the Cram-Down Contributions then or theretofore made by the Investor Member ($4,500) and (ii) the Comfort Member Special Failed Contribution if a Special Make-Up Loan made with respect thereto is being converted ($6000), by (2) the difference between (a) 100% of the aggregate Capital Contributions (including without limitation Cram-Down Contributions and Lending Member Default Capital Contributions,) then or theretofore made by all of the Members ($1,506,000), less (b) any Capital Contribution deemed made by the Comfort Member on account of a Converted Comfort Member Special Failed Contribution ($6,000). This results in a Percentage Interest for the Owner Member of (i) the difference between $751,500 minus $10,500, divided by (ii) $1,500,000 = 49.4%.

3. Comfort Member. The Percentage Interest of Comfort Member shall remain at 1.2%.

Exhibit E

Form of Contribution, Reimbursement and Indemnity Agreement

[Exhibit Omitted]